Exhibit 1.1

EXECUTION COPY

RECEIVABLES LOAN AND SECURITY AGREEMENT

Dated as of October 28, 2021

Among

GCA SPV I LLC,
as the Borrower,

PAYONEER EARLY PAYMENTS INC.,
as the Initial Servicer,

the LENDERS
from time to time parties hereto,

and

VIOLA CREDIT ALTERNATIVE LENDING MANAGEMENT 2018 L.P.,
as the Administrative Agent and as the Collateral Agent,

i

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Prior Names, Tradenames, Fictitious Names and “Doing Business As” Names
SCHEDULE III-A	Collection Policy
SCHEDULE III-B	Underwriting Policy
SCHEDULE IV	List of Direct Competitors
SCHEDULE V	Lenders and Commitments

EXHIBITS

EXHIBIT A	Form of Borrowing Base Certificate
EXHIBIT B	Form of Monthly Servicing Report
EXHIBIT C	Forms of Merchant Contracts
EXHIBIT D	Form of Notice of Borrowing

This RECEIVABLES LOAN AND SECURITY AGREEMENT, dated as of October 28, 2021 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among GCA SPV I LLC, a Delaware limited liability company, as borrower (the “Borrower”), PAYONEER EARLY PAYMENTS INC., a Delaware corporation (“PEPI”), in its capacity as the Initial Servicer (as defined herein), Viola Credit Alternative Lending Management 2018 L.P., as collateral agent (in such capacity, the “Collateral Agent”), the Lenders from time to time parties hereto (the “Lenders”), and Viola Credit Alternative Lending Management 2018 L.P., as Administrative Agent (as defined herein) (the “Administrative Agent”).

Article I

DEFINITIONS

Section 1.01         Certain Defined Terms.

(a)           Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b)           As used in this Agreement and the exhibits and schedules hereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Bank” means Silicon Valley Bank.

“Account Bank Fees” means the fees payable to the Account Bank.

“Adjusted EPORB” means, as of any date of determination, the Eligible Portfolio Outstanding Receivables Balance less the Overconcentration Amount; provided, however, that when “Adjusted EPORB” is used in the definition of “Borrowing Base”, the Outstanding Receivable Balance of any Pledged Receivable that has become a Delinquent Receivable or a Chargeoff Receivable will be zero.

“Administrative Agent” has the meaning assigned to that term in the preamble hereto.

“Advance Percentage” means 80% or such other percentage as may be agreed to by the Borrower and the Lenders in writing; provided, however, that if the Maximum Commitment Amount is increased pursuant to Incremental Commitment No.1, Lender, in its sole discretion, may fund up to 10% additionally, at a price to be mutually agreed between Borrower and Lender.

“Adverse Claim” means a lien, pledge, security interest, charge, encumbrance or other right or claim of any Person other than, with respect to the Pledged Assets, (i) a Permitted Lien, or (ii) actions or pending proceedings or litigation by a Merchant which could not reasonably be expected to result in the issuance of a judgment, decree, injunction, rule or order of any court or Government Entity which is adverse to the interests of the Borrower, the Seller, the Initial Servicer, the Servicer (to the extent such lien, pledge, security interest, charge, encumbrance or other right or claim arises from the actions or inactions of the Initial Servicer), the Administrative Agent, the Collateral Agent or any Lender.

“Adverse Effect” means, with respect to any action, that such action will (a) result in the occurrence of an Event of Default or (b) materially and adversely affect the amount or timing of payments to be made to the Lenders pursuant to this Agreement.

“Agent” has the meaning assigned to that term in Section 9.01(d).

“Affected Lender” has the meaning assigned to that term in Section 2.17(b).

“Affected Party” means a Lender, any permitted assignee of a Lender, and any holder of a participation interest in the rights and obligations of a Lender, the Administrative Agent and any Affiliate of any of the foregoing.

“Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, that no Secured Party shall be deemed an Affiliate of a Credit Party for any purpose of this Agreement or the other Transaction Documents.

“Age” means, in respect of any Quarterly Vintage Pool as of any Testing Date, the number of calendar months that have occurred since the Testing Date that occurred during (and including) the second calendar month in the Fiscal Quarter in which such Quarterly Vintage Pool was originated. By way of example only, for the Quarterly Vintage Pool that was originated from January 1, 2021 to March 31, 2021, on May 15, 2021 (i.e, the Testing Date) the Age of the Quarterly Vintage Pool would be 3 (i.e., the calendar months February, March and April) and on June 15, 2021 the Age of such Quarterly Vintage Pool would be 4 (i.e., the calendar months February, March, April and May) and so on and so forth.

“Aggregate Commitment” means, as of any day, the sum of the Initial Commitment and the Incremental Commitments.

“Agreement” means this Receivables Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter.

“Applicable Laws” means, with respect to any Person, all applicable laws, rules, regulations (including final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority.

“Approved Forms” means forms of the Merchant Contracts substantially in one of the forms attached hereto collectively as Exhibit C, together with such material changes and modifications or additions thereto from time to time as permitted by this Agreement.

“Assigned Documents” has the meaning assigned to that term in Section 2.09(a).

“Assignment and Acceptance” has the meaning assigned to that term in Section 10.04(a).

“Available Commitment” means, as of any date, the lesser of (i) the excess of (a) the Commitments as of such date over (b) the Loans Outstanding as of such date and (ii) the excess of (a) the Commitments as of such date over (b) the product of the Commitments as of such date times the Minimum Utilization Percentage applicable on such date.

“Available Funds” means, for any Remittance Date and the related Remittance Period, the sum of (i) Collections on deposit in the Collection Account, (ii) any investment earnings on amounts on deposit in the Collection Account and (iii) amounts deposited into the Collection Account as a result of a Repurchase Event or optional repurchase in accordance with the Sale and Contribution Agreement.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(a)          a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of ninety (90) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b)         such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Benefit Plan Investor” means a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, and includes an employee benefit plan that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code, and an entity the underlying assets of which are deemed to include plan assets.

“Bill of Sale and Assignment” means a transfer instrument in the form of Exhibit B to the Sale and Contribution Agreement.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrowing” means a borrowing of Loans under this Agreement.

“Borrowing Base” means an amount equal to the sum of (a) the product of (i) the Adjusted EPORB and (ii) the Advance Percentage plus (b) all amounts on deposit in the Collection Account that constitute Collections in respect of the Pledged Receivables in excess of the aggregate of the then-accrued amounts that are due and payable on the immediately following Remittance Date pursuant to Section 2.06(b)(I) other than pursuant to subclauses (vi) and (viii). Further, for purposes of calculations of the Borrowing Base, the Outstanding Receivables Balance of any Receivables that are not denominated in United States dollars shall be converted to United States dollars using an FX Rate applicable on the date on which the Borrowing Base is calculated; provided, that in the event that the Borrower, the Servicer and the Lenders have established a mutually acceptable framework for mitigating the potential foreign exchange risk associated with such Receivables, the Borrower, the Servicer, the Lenders and the Administrative Agent may agree on an alternate conversion rate for purposes of calculating the Borrowing Base.

“Borrowing Base Certificate” means a report, in substantially the form of Exhibit A, prepared by the Servicer for the benefit of Lenders pursuant to Section 6.08(c).

“Borrowing Base Deficiency” means, at any time that the Borrowing Base is less than the aggregate Loans Outstanding, an amount equal to the amount of such deficiency.

“Borrowing Date” means, with respect to any Borrowing, the date on which such Borrowing is funded, which date, other than in the case of the initial Borrowing, shall be a Subsequent Borrowing Date.

“Borrowing Limit” means, with respect to any day, the positive amount, if any, by which the Maximum Commitment Amount exceeds the Loans Outstanding on such day.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by law or other governmental action to close, and with respect to actions to be taken by Lenders situated in Israel, excluding days which are legal holiday under the laws of the State of Israel, Fridays, or any day on which banking institutions located in Israel are authorized or required by law or other governmental action to close .

“Cash Release” has the meaning assigned to such term in Section 2.07(b) hereof.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, PEPI fails to own 100% of the Equity Interests of Borrower, at any time.

“Chargeoff Receivable” means, with respect to any Remittance Period, a Pledged Receivable for which, as of the last day of such Remittance Period, (i) with respect to such Receivable, no payment has been made in a period of over ninety (90) days, (ii) the Servicer has determined in good faith that such Receivable is not collectible, or (iii) the Servicer is required to charge-off such Receivable in accordance with the Collection Policy.

“Closing Date” means October 28, 2021.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Collection Account” means an account (account number 3303475094 at Account Bank) in the name of the Borrower and maintained for the benefit of the Secured Parties.

“Collection Account Control Agreement” means the Account Control Agreement, dated as of the Closing Date, among the Account Bank, the Borrower, the Collateral Agent and the Initial Servicer and reasonably acceptable to the Administrative Agent.

“Collection Percentage” means the percentage of the Merchant’s Receivables used to repay the MCA.

“Collection Policy” means, the collection policies of PEPI applicable to an MCA, as such policies may hereafter be amended, modified or supplemented from time to time in accordance with this Agreement.

“Collections” means (i) any and all cash collections and other cash proceeds of the Pledged Receivables (whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment), including, without limitation, all prepayments, all overdue payments, all amounts paid by any guarantor, all prepayment penalties and early termination penalties, all finance charges, if any, all amounts collected as interest or fees (including, without limitation, any servicing fees, any origination fees, any loan guaranty fees and any platform fees), all recoveries with respect to all Pledged Receivables that became Chargeoff Receivables (net of amounts, if any, retained by any third-party collection agent), all proceeds of any sale, transfer or other disposition of Pledged Receivables, (ii) amounts paid by a Seller to repurchase Receivables in accordance with the Sale and Contribution Agreement in connection with a breach of a representation or warranty thereunder and (iii) amounts paid by a Seller to repurchase any other Receivables in accordance with the Sale and Contribution Agreement. With respect to all Collections, amounts payable in any foreign currency will be converted to United States dollars at the applicable FX Rate prior to being deposited into the Collection Account.

“Commitment” means the commitment of a Lender to make or otherwise fund any Loan. The amount of each Lender’s Commitment, if any, is set forth on Schedule V or in the applicable Assignment and Acceptance, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The Administrative Agent shall update Schedule V from time to time to reflect any changes in Commitments. The aggregate amount of the Commitments as of the Closing Date is $25,000,000 (the “Initial Commitment”).

“Competitor” means (a) any Person that is identified as a direct competitor of Payoneer or its Affiliates on Schedule IV hereto or, following the written request of Borrower, any Person that is a direct competitor of Payoneer or its Affiliates consented to in writing by the Administrative Agent from time to time after the Closing Date (which consent shall not be unreasonably withheld) or (b) any wholly owned direct or indirect Subsidiary of such Person.

“Computer Tape or Listing” means the computer tape or listing (whether in electronic form or otherwise) generated by the Initial Servicer on behalf of the Borrower, which provides information relating to the Receivables included in the Eligible Portfolio Outstanding Receivables Balance and all other information necessary to prepare the Monthly Servicing Report.

“Credit Party” means the Borrower and PEPI, in any capacity.

“Cumulative Net Default Percentage” means, as of any Testing Date, with respect to any Quarterly Vintage Pool, a fraction (expressed as a percentage) the numerator of which is the aggregate Outstanding Receivables Balance of all Receivables in such Quarterly Vintage Pool that became Chargeoff Receivables from origination through such Testing Date minus recoveries with respect to Chargeoff Receivables included in such Quarterly Vintage Pool received through such Testing Date, and the denominator of which is the aggregate Original Purchase Price of all Receivables in such Quarterly Vintage Pool.

“Cumulative Repayment Rate” means, as of any date in respect of any Receivable, the percentage calculated by dividing (a) the total cash collections received in respect of such Receivable by (b) the Settlement Amount of such Receivable.

“Debt” of any Person means (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments related to transactions that are classified as financings under GAAP, (iii) obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business that are unsecured), (iv) obligations secured by an Adverse Claim upon property or assets owned (under GAAP) by such Person, even though such Person may not have assumed or become liable for the payment of such obligations and (v) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor, against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means a condition or event that after notice or lapse of time, or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the aggregate amount unavailable to the Borrower as a result of such Defaulting Lender failing to make its ratable portion of any Lender Advance that would otherwise be made available to the Borrower pursuant to Section 2.02.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Lender Default, and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender (or its assignee) of any Defaulted Loans or, if applicable in accordance with Section 2.17(a)(2)), and (b) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which the Borrower, the Administrative Agent and the Required Lenders waive all Lender Replacement Events of such Defaulting Lender in writing.

“Defaulting Lender” means as defined in Section 2.17(a).

“Delinquency Ratio” means, for any Remittance Period, an amount (expressed as a percentage) equal to the Outstanding Receivables Balance of all Pledged Receivables which are Delinquent Receivables as of the last day of such Remittance Period divided by the Outstanding Receivables Balance of all Pledged Receivables as of the last day of such Remittance Period.

“Delinquent Receivable” means, a Pledged Receivable that is not a Chargeoff Receivable for which, as of the last day of a Remittance Period:

(a)	such Pledged Receivable has not received any payments for more than thirty (30) days;

(b)	for which the Collection Percentage was reduced below the Initial Collection Percentage in connection with a payment forbearance or other adverse credit event;

(c)	such Pledged Receivable has an initial expected payback of one month and after 45 days does not have a Cumulative Repayment Rate of 100%;

(d)	such Pledged Receivable has an initial expected payback of six months and (i) after 90 days, does not have a Cumulative Repayment Rate of 20%, (ii) after 180, does not have a Cumulative Repayment Rate of 50%, or (iii) after 240 days, does not have a Cumulative Repayment Rate of 100%;

(e)	such Pledged Receivable has an initial expected payback of three months and (i) after 45 days, does not have a Cumulative Repayment Rate of 20%, (ii) after 90 days, does not have a Cumulative Repayment Rate of 50%, or (iii) after 150 days, does not have a Cumulative Repayment Rate of 100%; or

(f)	such Pledged Receivables for which the Borrower has been made aware of by the marketplace that the Merchant switched payment methods.

“Depository Institution” means a depository institution or trust company, incorporated under the laws of the United States or any State thereof that is subject to supervision and examination by federal or State banking authorities.

“Early Amortization Event” means, each of the following:

(a)	the occurrence as of any Testing Date of a Level I Portfolio Performance Covenant Trigger Event;

(b)	the occurrence and continuance of a Servicer Default; and

(c)	the occurrence of any Bankruptcy Event with respect to the Borrower, Servicer or PEPI;

provided that, no Default or Early Amortization Event occurring pursuant to clause (b) (other than a breach of any Payoneer Financial Covenant) on or prior to the ninetieth (90th) day following the Closing Date shall be deemed to exist unless it has continued for thirty (30) days following the initial occurrence thereof (in addition to any other applicable grace period provided for herein or in any other Transaction Document).

“E-Sign Receivable” means any Receivable for which the signature or record of agreement of the Merchant is obtained through the use and capture of electronic signatures, click-through consents or other electronically recorded assents.

“Effectiveness Date” means October 1, 2021.

“Eligible Assignee” means a Person (i) whose short-term rating is at least “A-1” from S&P and “Prime-1” from Moody’s, or whose obligations under this Agreement are guaranteed by a Person whose short-term rating is at least “A- 1” from S&P and “Prime-1” from Moody’s, (ii) any Lender Affiliate, provided, that any such Person shall have the financial resources or support to satisfy any Commitment assigned to it or (iii) who (x) is acceptable to the Administrative Agent related to the portion of the Commitment being assigned and (y) prior to the occurrence of an Event of Default, has been consented to by the Borrower (such consent not to be unreasonably withheld); provided that prior to the occurrence of an Event of Default, no Competitor shall be an Eligible Assignee.

“Eligible Geography” means any of the following: Australia, Canada, China, Hong Kong (SAR), Israel, Netherlands, Russian Federation, Spain, Ukraine, United Kingdom, United States of America, as well as any other geography approved by the Administrative Agent (in its sole discretion).

“Eligible Marketplace” means any of the following: Canada Amazon, France Amazon, Germany Amazon, Italy Amazon, Japan Amazon, Spain Amazon, United Kingdom Amazon, United States of America Amazon, Walmart, Wayfair, as well as any other marketplace approved by the Administrative Agent (in its sole discretion).

“Eligible Merchant” means a Merchant that satisfies the following criteria as of the Transfer Date for the related Receivable:

(a)	such Merchant is domiciled in an Eligible Geography;

(b)	such Merchant is not a Government Entity;

(c)	to the knowledge of Seller, such Merchant is not the subject of a Bankruptcy Event;

(d)	such Merchant is not an employee or Affiliate of Borrower or a Seller or an employee of any Affiliate of Borrower or a Seller; and

(e)	such Merchant is not a natural person (other than in the case of a sole proprietorship).

“Eligible Pledged Receivable” means, at any time, a Pledged Receivable that is also an Eligible Receivable.

“Eligible Portfolio Outstanding Receivables Balance” means, on any date of determination, the aggregate Outstanding Receivables Balance of all Eligible Pledged Receivables as of the close of business on such date, which are not Delinquent Receivables or Chargeoff Receivables.

“Eligible Receivables” means, as of any date of determination, any Receivable in respect of which the following statements are true as of such date:

(a)           such Receivable represents a legal, valid and binding obligation of the Merchant with respect thereto;

(b)           such Receivable arises in the ordinary course of a Seller’s business and was originated in all material respects in accordance with the Underwriting Policy in effect at such time;

(c)           such Receivable was originated by a Seller in material compliance with all applicable laws and regulations and remains in material compliance with all applicable laws and regulations;

(d)           at the time of the sale of such Receivable by a Seller to the Borrower, such Seller has legal title thereto, which interest is free of all Liens (other than Permitted Liens);

(e)           such Receivable is due from an Eligible Merchant;

(f)            such Receivable’s Merchant does not have existing Delinquent Receivables or Chargeoff Receivables;

(g)           such Receivable is not, and has never been, a Delinquent Receivable or a Chargeoff Receivable;

(h)           such Receivable was not originated with the purpose of refinancing existing debt (other than an existing Receivable);

(i)            such Receivable is a Receivable in which the Collateral Agent has a perfected, first-priority security interest, and, if required by Seller’s Underwriting Policy, a UCC-1 has been filed by such Seller against the Merchant in accordance with its customary practices;

(j)            from the date of origination, such Receivable has been serviced by the Initial Servicer in all material respects in accordance with the Collection Policy;

(k)           in selecting such Receivable to be Pledged pursuant to this Agreement, no selection procedures were employed which were intended to be adverse in any material respect to the interests of the Borrower, the Lenders or the Administrative Agent;

(l)            such Receivable is denominated in United States dollars, Euros, GBP and any other currency approved by Lender;

(m)           if such Receivable has an Original Purchase Price that exceeds $750,000, then only $750,000, will be eligible for inclusion in the calculation of the Borrowing Base on such Transfer Date;

(n)           such Receivable has an expected term less than or equal to 180 days;

(o)           (i) other than any Receivable with an initial expected payback of one month, such Receivable’s maximum Initial Collection Percentage does not exceed 35%, or (ii) with respect to any Receivable with an initial expected payback of one month, such Receivable’s maximum Initial Collection Percentage does not exceed 50%;

(p)           such Receivable was originated by a Seller without fraud on the part of any person, including, without limitation, the Merchant thereof or any other party involved in its origination;

(q)           such Receivable has not been the subject of a Regulatory Event;

(r)            such Receivable has been fully disbursed, the Merchant thereof has no additional right to further funding under the related Merchant Contract and the related Merchant Contract requires that the Receivable proceeds be used for business purposes and not for personal, family or household purposes;

(s)            none of the terms, conditions or provisions of such Receivable or the related Merchant Contract has been amended, modified, restructured or waived except in accordance with the Underwriting Policy and/or the Collection Policy or except as would not reasonably be expected to adversely impact the validity, collectability or enforceability of such Receivable;

(t)            such Receivable constitutes an “account” (as defined in the UCC), a “payment intangible” (as defined in the UCC) or proceeds thereof and is not “chattel paper” (as defined in the UCC);

(u)           under the related Merchant Contract, such Receivable is freely assignable and does not require the consent of the Merchant thereof or any other person as a condition to any transfer, sale or assignment of any rights thereunder to or by the Borrower;

(v)           the applicable Seller has caused its master computer records relating to such Receivable to be clearly and unambiguously marked to show that such Receivable has been sold and/or contributed by such Seller to the Borrower pursuant to the Sale and Contribution Agreement and pledged by the Borrower to the Collateral Agent pursuant to this Agreement;

(w)          the Verification Agent shall have delivered to the Administrative Agent a Verification Certificate (as defined in the Verification Agent Agreement) in respect of such Receivable;

(x)            if such Receivable is an E-Sign Receivable, it was originated in accordance with all applicable laws governing the collection of electronic signatures or records; and

(y)           if such Receivable has a principal balance greater than $150,000, then such Merchant has been (i) trading with the Marketplace for no less than 9 months and (ii) has fully settled at least one MCA receivable that at no point was a Delinquent Receivable.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, with respect to any Credit Party, another entity that is treated as a single employer with such Credit Party under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) with respect to such Credit Party or ERISA Affiliate’s Title IV Plan, any event described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived; (b) the withdrawal of such Credit Party or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of such Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate such Credit Party’s or ERISA Affiliate’s Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate such Credit Party’s or ERISA Affiliate’s Title IV Plan or Multiemployer Plan by the PBGC; (f) with respect to such Credit Party’s or ERISA Affiliate’s Title IV Plan, the failure to make by such Credit Party’s or ERISA Affiliate’s due date a required installment under Section 412(m) of the Code or the failure to make any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to such Credit Party’s or ERISA Affiliate’s Title IV Plan; (h) the making of any amendment to any of such Credit Party’s or ERISA Affiliate’s Title IV Plan which could result in the imposition of a lien or the posting of a bond or other security; (i) with respect to such Credit Party’s or ERISA Affiliate’s Title IV Plan an event described in Section 4062(e) of ERISA; (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any of such Credit Party’s or ERISA Affiliate’s Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (k) the termination of such Credit Party’s or ERISA Affiliate’s Multiemployer Plan under Section 4041A of ERISA or the insolvency of such Credit Party’s or ERISA Affiliate’s Multiemployer Plan under Section 4245 of ERISA; or (l) termination of such Credit Party’s or ERISA Affiliate’s Title IV Plan described in Section 4064 of ERISA.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes and backup withholding Taxes, in each case, imposed (x) as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) as a result of a present or former connection between such Recipient (including any applicable lending office) and the jurisdiction imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Recipient’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement), (ii) any Taxes that result from a Recipient’s failure to comply with the requirements of Section 2.13(d), Section 2.13(e), or Section 2.13(f), (iii) any withholding Taxes that are imposed on amounts payable to or for the account of such Recipient pursuant to a law in effect at the time such Recipient (x) acquires an interest in a Loan or Commitment or (y) changes the applicable lending office with respect to a Loan, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office and (iv) any withholding Taxes imposed under FATCA.

“Facility” means the lending facility evidenced by this Agreement.

“Facility Maturity Date” means the date occurring six (6) months after the Revolving Period Termination Date.

“Facility Termination Date” means the earliest of (i) the date of occurrence of any event described in Section 7.01(a), (ii) the declaration of a Facility Termination Date pursuant to Section 7.02 and (iii) the Facility Maturity Date.

“FATCA” means Code Sections 1471 through 1474 as of the date of this Agreement (and any amended or successor version that is substantially comparable and not more materially onerous to comply with), any current or future regulations or official interpretations thereof, any similar amendments thereto or successor provisions, any agreements entered into pursuant to Code Section 1471(b)(1) and any law, regulation, rule, promulgation, or official agreement implementing an official government agreement with respect to the foregoing.

“Fee Letter” means the fee letter, dated as of the Closing Date, between the Lender, the Borrower and PEPI, setting forth the upfront fee payable to the Lender.

“Fiscal Quarter” means any of the quarterly accounting periods of the Seller and the Borrower ending on March 31, June 30, September 30 or December 31 of each Fiscal Year.

“Fiscal Year” means any of the annual accounting periods of the Seller and the Borrower ending on December 31 of each calendar year, it being understood that a Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“FX Rate” shall mean, as of any date of determination, the prevailing foreign exchange rate that the Borrower was able to exchange the applicable foreign currency to United States dollar on such date of determination, which rate may be replaced, with Borrower’s consent (not to be unreasonably withheld), at the option of the Administrative Agent if unavailable at any time.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Government Entity” means the United States federal government or any political subdivision thereof, any State or any municipality thereof, any political subdivision of a State or any municipality thereof and any agency or instrumentality of any State or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Incremental Commitments” means the sum of (i) Incremental Commitment No. 1, (ii) Incremental Commitment No. 2 and (c) Incremental Commitment No. 3.

“Indemnified Amounts” has the meaning assigned to that term in Section 8.01(a).

“Indemnified Party” has the meaning assigned to that term in Section 8.01(a).

“Indemnitee” means an Indemnified Party who is the Administrative Agent, a Lender, an Affiliate of the Administrative Agent or a Lender or an officer, partner, director, trustee, employee or agent of the Administrative Agent or a Lender.

“Initial Collection Percentage” means the Collection Percentage that the Merchant has agreed to and as appears in the MCA Agreement.

“Initial Commitment” has the meaning set forth in the definition of “Commitment” herein.

“Initial Servicer” means PEPI, in its capacity as initial Servicer hereunder.

“Interest” means, for any Remittance Period and each Loan outstanding during such Remittance Period, interest on the principal amount of such Loan computed pursuant to Section 2.05; provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the Maximum Lawful Rate and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Rate” means, with respect to any Remittance Period (a) prior to an Early Amortization Event or an Event of Default, a rate per annum equal to the sum of (a) LIBOR for such Remittance Period plus (b)(i) 9.00% per annum, if the Maximum Commitment Amount is $25,000,000, (ii) 7.75% per annum, if the Maximum Commitment Amount is $50,000,000, (iii) 7.50% per annum, if the Maximum Commitment Amount is $75,000,000, and (iv) 7.00% per annum, if the Maximum Commitment Amount is $100,000,000, and (b) on or after an Early Amortization Event or an Event of Default, the applicable Interest Rate set forth in clause (a) above as of such date, plus 2.00% per annum.

“Invested Percentage” means, for a Lender on any day, the percentage equivalent of (i) the sum of (a) the portion of the Loans Outstanding (if any), or the Loans Outstanding that are Loans, funded by such Lender on or prior to such day, plus, without duplication, (b) any portion of the Loans Outstanding, or the Loans Outstanding acquired by such Lender on or prior to such day as an assignee from another Lender pursuant to an Assignment and Acceptance, minus (c) any portion of the Loans Outstanding, or the Loans Outstanding assigned by such Lender to an assignee on or prior to such day pursuant to an Assignment and Acceptance, divided by (ii) the aggregate Loans Outstanding, on such day.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and each other Person that becomes a party hereto as a Lender pursuant to an Assignment and Acceptance.

“Lender Advance” means, with respect to any Loan and with respect to a Lender, such Person’s Lender Percentage of the amount of a particular Loan to be made to the Borrower on a Borrowing Date.

“Lender Affiliate” means, as applied to any Lender or Administrative Agent, any Related Fund and any Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, such Lender or Agent. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Lender Percentage” means, with respect to a Lender, its Commitment as a percentage of the Commitments.

“Lender Replacement Event” has the meaning assigned to such term in Section 2.17(b) hereof.

“Level I Cumulative Net Default Trigger Event” means, as of any Testing Date and with respect to any Quarterly Vintage Pool with an Age of three (3) or more, that any such Quarterly Vintage Pool shall have a Cumulative Net Default Percentage exceeding the percentage set forth in the Net Default Trigger Table (Level I) on such date that corresponds to the Age of such Quarterly Vintage Pool.

“Level I Portfolio Performance Covenant Trigger Event” means the occurrence of any of the following:

(a)	as of any Remittance Date, the Vintage Excess Spread for any Quarterly Vintage Pool with an Age of more than four (4) is less than or equal to 0%;

(b)	as of any Remittance Date, the Three-Month Average Delinquency Ratio is equal to or greater than 15.00%; or

(c)	a Level I Cumulative Net Default Trigger Event.

“Level II Cumulative Net Default Trigger Event” means, as of any Testing Date and with respect to any Quarterly Vintage Pool with an Age of three (3) or more, that any such Quarterly Vintage Pool shall have a Cumulative Net Default Percentage exceeding the percentage set forth in the Net Default Trigger Table (Level II) on such date that corresponds to the Age of such Quarterly Vintage Pool.

“Level II Portfolio Performance Covenant Trigger Event” means the occurrence of a Level II Cumulative Net Default Trigger Event.

“LIBOR” means, for any day or Remittance Period, an interest rate per annum equal to the greater of (a) 0.25% per annum or (b) the 3-month Dollar interest rate as determined on a daily basis by the Administrative Agent by reference to the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time in accordance with their customary practices for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) as of 11:00 a.m., London, England time, on the LIBOR Business Day that is two LIBOR Business Days prior to the beginning of such Remittance Period, each such determination, absent manifest error, to be conclusive and binding on all parties hereto.

“LIBOR Business Day” means any day of the year other than a Saturday, Sunday or any day on which banking institutions in New York, New York or London, England generally are required or authorized to be closed.

“Lien” means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind.

“Loan” means each loan advanced by a Lender to the Borrower on a Borrowing Date pursuant to Article II.

“Loans Outstanding” means the sum of the principal amounts of Loans loaned to the Borrower for the initial and any subsequent borrowings pursuant to Sections 2.01 and 2.02, reduced from time to time by Collections received and distributed as repayment of principal amounts of Loans outstanding pursuant to Section 2.06 and any other amounts received by the Lenders, in accordance with the terms thereof, to repay the principal amounts of Loans outstanding; provided, however, that the principal amounts of Loans outstanding shall not be reduced by any Collections or other amounts if at any time such Collections or other amounts are rescinded or must be returned for any reason.

“Material Adverse Effect” means a material adverse effect on (i) the ability of the Borrower, the Initial Servicer or the Seller to conduct its business, (ii) the ability of the Borrower, the Initial Servicer or the Seller to perform its respective material obligations under this Agreement, or any other Transaction Document to which it is a party, (iii) the validity or enforceability of this Agreement, or any other Transaction Document to which the Borrower, the Initial Servicer or the Seller are a party, (iv) the rights and remedies of the Secured Parties under this Agreement, or any of the other Transaction Documents, (v) the validity or enforceability of the Merchant Contracts taken as a whole or in any material part or (vi) the existence, perfection, priority or enforceability of any security interest in a material amount of the Pledged Receivables taken as a whole or in any material part.

“Maximum Commitment Amount” means, on any date of determination, (i) prior to the Revolving Period Termination Date, the Aggregate Commitment on such day and (ii) on and after the Revolving Period Termination Date, the Loans Outstanding.

“Maximum Lawful Rate” means the highest rate of interest permissible under Applicable Law.

“MCA” means a cash advance to a Merchant by a Seller pursuant to an MCA Agreement pursuant to which such Seller purchases specified amount of a Merchant’s future receivables that arise from the sale of goods and services in exchange for a discounted purchase price paid in a lump sum up front.

“MCA Agreement” means collectively, with respect to any MCA, a Merchant Cash Advance Agreement, substantially in the form of an Approved Form.

“MCA Fee Amount” means for each Receivable, the difference between the Settlement Amount and the Original Purchase Price.

“MCA Fee Percentage” means for each Receivable, the ratio of the MCA Fee Amount and the Original Purchase Price, expressed as a percentage.

“Merchant” means with respect to any Merchant Contract, the Person or Persons obligated to make payments or remit receivables with respect thereto.

“Merchant Contract” means an MCA Agreement.

“Merchant Documents” means, collectively, with respect to any Receivable, the MCA Agreement, and the other documents related thereto to which the Merchant thereof is a party.

“Minimum Utilization Percentage” means 30%.

“Monthly Servicing Report” means a report, in substantially the form of Exhibit B, furnished by the Servicer to the Administrative Agent, the Collateral Agent, the Account Bank and the Lenders pursuant to Section 6.08(b).

“Monthly Servicing Report Date” means, with respect to any Remittance Date and the related Remittance Period, the second (2nd) Business Day prior to such Remittance Date.

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA, and to which a Credit Party or any ERISA Affiliate is making, is obligated to make or, during the preceding five plan years has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Default Trigger Table (Level I)” means the table presented below:

Age of Quarterly Vintage Pool	Cumulative Net Default Percentage Trigger
3 months since origination	3.50%
4 months since origination	4.50%
5 months since origination	5.00%
6 months since origination	6.00%

“Net Default Trigger Table (Level II)” means the table presented below:

Age of Quarterly Vintage Pool	Cumulative Net Default Percentage Trigger
3 months since origination	5.00%
4 months since origination	6.00%
5 months since origination	7.00%
6 months since origination	8.00%

“Non-Excluded Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Non-U.S. Lender” means a Lender that is not a United States person as defined in Code Section 7701(a)(30).

“Notice of Borrowing” has the meaning assigned to that term in Section 2.01(b) hereof.

“Obligations” means all present and future indebtedness and other liabilities and obligations of every nature (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Secured Parties arising under this Agreement and each other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Loans, indemnifications and other amounts due or to become due by the Borrower to the Secured Parties under this Agreement and each other Transaction Document, including, without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Officers' Certificate” means a certificate signed by a Responsible Officer of the Person providing the applicable certification.

“Opinion of Counsel” means a written opinion of independent counsel reasonably acceptable to the Administrative Agent, which opinion, if such opinion or a copy thereof is required by the provisions of this Agreement or any other Transaction Document to be delivered to the Borrower or the Administrative Agent, is reasonably acceptable in form and substance to the Administrative Agent.

“Original Purchase Price” means the amount a Seller pays to a Merchant in a lump sum up front for the Settlement Amount, as specified in the applicable MCA Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Conveyed Property” means, with respect to any Receivable, all of the Borrower’s right, title and interest in, to and under (i) all monies at any time received or receivable with respect to such Receivable after the applicable Transfer Date, (ii) any and all agreements, documents, certificates and instruments evidencing the Borrower’s security interest or other interest in and to the related Receivable, (iii) the UCC-1 Financing Statement, if any, related to such Receivable, (iv) the related Merchant Contract, any promissory notes related thereto, any instruments evidencing, securing or guarantying such Merchant Contract and all other items required to be contained in the related Receivable File, any and any other documents or electronic records that the Borrower or the Servicer, as applicable, keeps on file in accordance with its customary procedures relating to such Receivable or the related Merchant, (v) any security or other deposit securing such Receivable, and (vi) all present and future rights, claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds and investments of any kind and nature in respect of any of the foregoing.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, property or similar taxes, charges or levies arising from any payment made under this Agreement or from the execution, delivery or enforcement of this Agreement except any such Taxes that are Other Connection Taxes.

“Outstanding Receivables Balance” means, as of any date, with respect to any Receivable, the Original Purchase Price of the purchased future receivables less collected receivables allocated by the Servicer to such Original Purchase Price, in each case, as set forth on the Servicer’s books and records as of the close of business on the immediately preceding Business Day, in accordance with the Payment Allocation Methodology.

“Overconcentration Amount” means, on any day, without duplication, the sum of each of the following:

(i)             the amount by which the aggregate Outstanding Receivables Balance of all Eligible Pledged Receivables on such day that would need to be excluded from such Eligible Pledged Receivables in order to cause the weighted average MCA Fee Percentage of the Outstanding Receivables Balance of all Eligible Pledged Receivables on such day to be higher than or equal to 3.50%;

(ii)            the amount by which the aggregate Outstanding Receivables Balance of all Eligible Pledged Receivables on such day that would need to be excluded from such Eligible Pledged Receivables in order to cause the average Outstanding Receivables Balance of all Eligible Pledged Receivables on such day to be lower than or equal to $50,000;

(iii)           the amount by which the aggregate Outstanding Receivables Balance of all Eligible Pledged Receivables on such day that would need to be excluded from such Eligible Pledged Receivables in order to cause the weighted average expected term of the Outstanding Receivables Balance of all Eligible Pledged Receivables on such day to be lower than or equal to 140 days;

(iv)          the amount by which the aggregate Outstanding Receivables Balance of all Eligible Pledged Receivables on such day related to the single largest Merchant exceeds 5.00% of the Outstanding Receivables Balance of all Eligible Pledged Receivables on such day;

(v)           the amount by which the aggregate Outstanding Receivables Balance of all Eligible Pledged Receivables on such day related to the ten largest Merchants exceeds 33.00% of the Outstanding Receivables Balance of all Eligible Pledged Receivables on such day;

(vi)          the amount by which the aggregate Outstanding Receivables Balance of all Eligible Pledged Receivables on such day related to Merchants with Outstanding Receivables Balances of Eligible Pledged Receivables greater than $250,000 exceeds 20.00% of the Outstanding Receivables Balance of all Eligible Pledged Receivables on such day;

(vii)         the amount by which the aggregate Outstanding Receivables Balance of all Eligible Pledged Receivables on such day related to Merchants with less than one year of sales data exceeds 10.00% of the Outstanding Receivables Balance of all Eligible Pledged Receivables on such day;

(viii)        the amount by which the aggregate Outstanding Receivables Balance of all Eligible Pledged Receivables on such day relating to one of the following Eligible Marketplaces (Canada Amazon, France Amazon, Germany Amazon, Italy Amazon, Japan Amazon, and United Kingdom Amazon) exceeds 28.00% of the Outstanding Receivables Balance of all Eligible Pledged Receivables on such day;

(ix)           the amount by which the aggregate Outstanding Receivables Balance of all Eligible Pledged Receivables on such day relating to an Eligible Merchant domiciled in China, Hong Kong (SAR), Russian Federation and Ukraine in the aggregate exceeds 40.00% of the Outstanding Receivables Balance of all Eligible Pledged Receivables on such day.

“Overpayment Amounts” means, as of any date with respect to any Pledged Receivable, any amounts collected as a result of overpayment or similar error by the related Merchant.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as heretofore or hereafter amended from time to time.

“Payment Allocation Methodology” means, the methodology used to allocate part of each of a Merchant’s payments on a Receivable to a reduction in the Outstanding Receivables Balance of such Receivable as follows: for each payment received on such Receivable, a percentage of such payment equal to the quotient, expressed as a percentage of (a) the Original Purchase Price of such Receivable, divided by (b) the Settlement Amount of such Receivable, shall be applied to reduce the Outstanding Receivables Balance of such Receivable.

“Payoneer” means Payoneer Global Inc., a Delaware corporation.

“Payoneer Financial Covenant” means, each of the following, as of the Closing Date (after giving effect to the transactions contemplated hereby) and as of the end of the most recent Fiscal Quarter:

(a)	the Tangible Equity of Payoneer shall be at least $100,000,000;

(b)	Payoneer is Solvent; and

(c)	Payoneer has unrestricted cash of $20,000,000 that is not subject to (a) any pledge, encumbrance or other lien, or (b) any restrictions on disposition;

provided, however, with respect to clauses (a) and (c), in the event that the Borrower delivers Restated Financials pursuant to Section 5.01(gg) and such Payoneer Financial Covenants are not satisfied based on the information set forth in the Restated Financials, such Payoneer Financial Covenants shall be deemed to not have been satisfied as of the date the original financial statements were provided pursuant to Section 6.09(d)(i).

“Payoneer Global Payments System” means the global payments processing platform developed and utilized by Payoneer and its Subsidiaries in the ordinary course of business.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PEPI” has the meaning assigned to that term in the preamble hereto.

“Permitted Investments” means any of the following types of investments:

(i)             marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and which have a maturity of not more than 270 days from the date of acquisition;

(ii)            bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000;

(iii)           repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above;

(iv)          commercial paper rated at least “A-1” by Standard & Poor’s and “Prime-1” by Moody’s;

(v)           money market funds registered under the Investment Company Act having a rating, at the time of such investment in the highest rating category by Moody’s and Standard & Poor’s (including funds for which the Account Bank or its Affiliates is investment manager or advisor);

(vi)          demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any State (or domestic branches of any foreign bank) and subject to supervision and examination by federal or State banking or depository institution authorities; and

(vii)         any other investments approved in writing by the Administrative Agent (acting at the direction of the Required Lenders).

“Permitted Liens” means (a) Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, granted pursuant to the Transaction Documents (including any protective Lien pursuant to Section 2.01(f) of the Sale and Contribution Agreement), (b) Liens for unpaid Taxes, assessments, levies, fees or other similar governmental charges that are either not yet due and payable or being contested in good faith and by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP and (c) Liens arising by operation of law or agreement in favor of landlords, warehousemen, carriers, mechanics or materialmen, custodians or depository banks incurred in the ordinary course of business and not in connection with the borrowing of money that are either not yet due or being contested in good faith and by appropriate proceedings; provided, that appropriate reserves shall have been established in accordance with GAAP with respect to any Liens specified in clauses (b) either not yet due or being contested in good faith and by appropriate proceedings.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Pledge” means the pledge of any Receivable pursuant to Article II.

“Pledged Assets” has the meaning assigned to that term in Section 2.10.

“Pledged Receivables” has the meaning assigned to that term in Section 2.10(a).

“Prepayment Interest” means (i) with respect to any termination of Commitments that occurs during the first (1st) through twelfth (12th) Remittance Period, an amount equal to the amount of interest calculated at the Interest Rate that would have been due and owing from the date of such reduction until the 36-month anniversary of the Closing Date, exclusive of the LIBOR Rate (or any successor index rate that replaces LIBOR), and assuming an outstanding amount during such period equal to then current amount of Commitments; (ii) with respect to any termination of Commitments that occurs during the thirteenth (13th) through eighteenth (18th) Remittance Periods, an amount equal to 3.00% multiplied by the amount by which Commitments are terminated on the date of such termination; and (iii) with respect to any termination of Commitments that occurs during the nineteenth (19th) through twenty-fourth (24th) Remittance Periods, an amount equal to 1.00% multiplied by the amount by which the Commitments are terminated. For the avoidance of doubt, no Prepayment Interest shall be due with respect to any termination or reduction of the Commitments which occurs on or after the first day of the twenty-fifth (25th) Remittance Period.

“Qualified Institution” means any depository institution or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank) (i) that meets, or the parent of which meets, either (1) the Long-Term Rating Requirement or (2) the Short-Term Rating Requirement and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

“Qualified Plan” means a Pension Plan that is intended to be tax qualified under Section 401(a) of the Code.

“Quarterly Vintage Pool” means the pool of all Pledged Receivables originated during the same Fiscal Quarter. For the avoidance of doubt, the first Quarterly Vintage Pool shall consist of all Pledged Receivables originated during the Fiscal Quarter ending [September 30], 2021.

“Receivable” means the “Future Receivables” (or a term of like import), the collected “Proceeds” thereof, and all applicable “Cost”, each as defined in the applicable MCA Agreement.

“Receivable File” means, with respect to each Pledged Receivable, (i) the related Merchant Contract fully executed or deemed executed, (ii) all amendments, restatements, modifications, riders or other supplements to the Merchant Contract fully executed or deemed executed, (iii) all other documents, agreements and instruments entered into in respect of the Merchant Contract, (iv) if applicable, a file stamped, recorded copy of the UCC financing statement and (v) the account number assigned to the applicable Merchant.

“Recipient” means the Agent or a Lender (as the context requires).

“Records” means all Merchant Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to Receivables, Pledged Assets and the related Merchants which the Seller, the Servicer or the Borrower has itself generated, in which the Borrower has acquired an interest pursuant to the Sale and Contribution Agreement or in which the Borrower has otherwise obtained an interest.

“Register” has the meaning set forth for such term in Section 10.04(c).

“Regulatory Event” means, as of any day in respect of any jurisdiction, (a) the commencement by any Governmental Authority in such jurisdiction of any legal action or proceeding (which, for the avoidance of doubt, excludes any Routine Inquiry), against any of Payoneer, PEPI, Seller or Borrower challenging its authority, respectively, to hold, own, pledge, or enforce any Receivable or the related MCA Agreement evidencing such Receivable, or directing it not to collect a loan, or otherwise alleging any non-compliance by any of Payoneer, PEPI, Seller or Borrower with the applicable laws of such jurisdiction related to holding, pledging, or enforcing such Receivables or such MCA Agreements related to such Receivables, the results of which could render all or any portion of any Receivables acquired by the Borrower or the related MCA Agreements invalid, illegal, uncollectible or unenforceable as a matter of law; provided, however, that, in each case, upon the favorable resolution of such action or proceeding (whether by judgment, withdrawal of such action or proceeding or settlement of such action or proceeding), such Regulatory Event shall no longer exist, or (b) the entry or issuance of any order, judgment, cease and desist order, permanent injunction or other judicial or non-judicial sanction, order or ruling (collectively, an “Action”) against any of Payoneer, PEPI, a Seller or Borrower by any Governmental Authority that would render all or any portion of any Receivables acquired by the Borrower or the MCA Agreements related thereto, in each case, in such jurisdiction, invalid, illegal, uncollectible or unenforceable as a matter of law, which Action is not released or terminated within forty-five (45) calendar days of commencement thereof.

“Related Fund” means, with respect to any Lender that is an investment fund or an account, any other investment fund or account that invests in commercial loans or similar debt instruments and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Security” means, to the extent applicable with respect to any Receivable (i) any and all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable; (ii) all guaranties, indemnities, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable; (iii) all rights under any UCC financing statements filed by a Seller or a UCC Agent against the related Merchant, (iv) all products and proceeds (including “proceeds” as defined in the UCC) of such Receivable and (v) all products and proceeds of any of the foregoing.

“Release Date” means each date that a Cash Release is made in accordance with Section 2.07(b).

“Release Price” means, with respect to a Pledged Receivable to be released hereunder, an amount equal to the Outstanding Receivables Balance of such Pledged Receivable at the time of such release.

“Remittance Date” means the 20th day of each month beginning December 2021, or, if such date is not a Business Day, the next succeeding Business Day; provided, that the final Remittance Date shall occur on the Termination Date.

“Remittance Period” means, (i) as to the initial Remittance Date, the period beginning on, and including, the Closing Date and ending on, and including, October 31, 2021 (or such other date as the Administrative Agent and the Borrower may agree) and (ii) as to any subsequent Remittance Date, the period beginning on, and including, the first day of the calendar month immediately preceding such Remittance Date and ending on, and including, the last day of such calendar month; provided, that the final Remittance Period shall begin on, and include, the first day of the calendar month containing the Termination Date and shall end on the Termination Date.

“Repurchase Event” has the meaning given such term in the Sale and Contribution Agreement.

“Required Lenders” means, at any time, Lenders representing a majority of the Loans Outstanding.

“Responsible Officer” means, with respect to any Person, any president, vice president, chief executive officer, chief financial officer, corporate secretary or treasurer of such Person and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and having direct responsibility for the administration of this Agreement.

“Restated Financials” means as defined in Section 5.01(gg).

“Revolving Period” means the period commencing on the Closing Date and ending on the Revolving Period Termination Date.

“Revolving Period Termination Date” means the earliest to occur of (i) the Scheduled Revolving Period Termination Date, (ii) the date on which the Administrative Agent elects to terminate the Revolving Period following the occurrence of an Early Amortization Event or an Event of Default and (iii) the Facility Termination Date.

“Routine Inquiry” means any inquiry, written or otherwise, made by a Governmental Authority in connection with (i) the routine transmittal of a customer complaint, (ii) a formal or informal request for information regarding Payoneer’s or PEPI’s business activities, licensing status and/or regulatory posture, (iii) an alleged failure to comply with a state’s deferred deposit or “payday” lending laws or similar laws that should not apply to Payoneer or PEPI in such state or (iv) a civil investigative demand, formal inquiry or investigation into acts or practices that would not render the Receivables or the related Merchant Contracts invalid, illegal or unenforceable as a matter of law or in accordance with their terms.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (or its successors in interest).

“Sale and Contribution Agreement” means that certain Sale and Contribution Agreement, dated as of the Closing Date, among the Seller, as seller, and the Borrower, as purchaser, together with all Bill of Sale and Assignments executed in connection therewith and financing statements, if any, filed in connection therewith, as such Sale and Contribution Agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof and with the consent of the Administrative Agent.

“Schedule of Receivables” has the meaning given to such term in the Sale and Contribution Agreement.

“Scheduled Amortization Period” means the period commencing on the Revolving Period Termination Date and ending on the Facility Maturity Date.

“Scheduled Revolving Period Termination Date” means the date which is thirty-six (36) months following the Closing Date, or such later date to which the Scheduled Revolving Period Termination Date may be extended by the prior written consent of the Borrower, the Administrative Agent and each Lender.

“Secured Party” means (i) the Administrative Agent, (ii) the Collateral Agent, and (iii) each Lender.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” means PEPI in its role as seller under the Sale and Contribution Agreement.

“Servicer” means at any time the Person then authorized, pursuant to Section 6.01, to service, administer and collect Pledged Receivables (including any successor thereto appointed pursuant to Section 6.11(c)).

“Servicer Default” means the occurrence of any of the following events:

(i)             (a) the failure of the Servicer to deliver, transfer or deposit any Collections, payments or proceeds which it is obligated to deliver, transfer or deposit under the terms hereof or of any other Transaction Document at the times it is obligated to make such delivery, transfer or deposit under the terms hereof or of any other Transaction Document or (b) the failure by the Servicer to direct the Account Bank to so deliver, transfer or deposit any Collections, payments or proceeds in the manner required by any Transaction Document and, in each case, such failure continues for a period of three (3) Business Days;

(ii)            the failure of the Servicer to perform or observe any of its reporting, certification, notification or documentation requirements under the terms hereof or of any other Transaction Document or the failure of the Servicer to observe or perform any term, covenant or agreement hereunder or under any other Transaction Document (other than those described in the other clauses of this definition) and such failure has a material and adverse effect on the interests of the Administrative Agent or the Lenders and shall remain unremedied for a period of fifteen (15) calendar days after the earlier to occur of (a) the actual knowledge of such failure by the Borrower, the Servicer or the Seller or (b) written notice of such failure given by any of the Administrative Agent, a Lender or the Collateral Agent to the Servicer;

(iii)           the failure by the Servicer to deliver the Monthly Servicing Report on or before the Monthly Servicing Report Date in accordance with Section 6.08(b) and such failure continues for a period of five (5) Business Days;

(iv)          any representation, warranty or statement of the Servicer made or deemed to be made herein or in any other Transaction Document or in any certificate, report or statement delivered by the Servicer pursuant to this Agreement or any other Transaction Document (other than those described in the other clauses of this definition) shall prove to be incorrect in any material respect when made or deemed made or delivered and has a material and adverse effect on the interests of the Administrative Agent or the Lenders, and, solely if such incorrect representation, warranty or statement can be remedied, such representation, warranty or statement is not made true within ten (10) calendar days after the earlier to occur of (a) the actual knowledge of such failure by the Borrower, the Servicer or the Seller or (b) written notice of such failure given by any of the Administrative Agent, a Lender or the Collateral Agent to the Servicer;

(v)           an Event of Default has occurred and the Collateral Agent (acting at the direction of the Administrative Agent) has commenced the exercise of remedies under Section 7.04 of this Agreement to foreclose upon or sell all or any portion of the Pledged Receivables;

(vi)          the breach of any Payoneer Financial Covenant; or

(vii)         the occurrence of any Bankruptcy Event in respect of the Servicer.

“Servicer Termination Notice” has the meaning assigned to that term in Section 6.11(a).

“Servicing Fee” means an amount equal to the result of (a) the product of 0.5% multiplied by the Outstanding Receivables Balance of all Pledged Receivables (other than Chargeoff Receivables) (calculated as of the first day of such Remittance Period) divided by (b) 12.

“Servicing Standard” has the meaning set forth in Section 6.01(c) hereof.

“Settlement Amount” means the amount of a Merchant’s future receivables that arise from the sale of goods and services that the applicable Seller purchases, in each case as specified in the applicable MCA Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“State” means one of the fifty states of the United States or the District of Columbia.

“Subsequent Borrowing Date” means each day after the initial Borrowing Date on which an additional Borrowing is funded.

“Substituted Receivable” has the meaning set forth in the Sale and Contribution Agreement.

“Successor Servicer” means the successor to the Servicer, or another entity appointed pursuant to Section 6.11(c) as successor to the Servicer.

“Successor Services” means the servicing duties of the Servicer set forth in Sections 6.01 through 6.18.

“Tangible Equity” means, with respect to any Person, as of any date of determination, the equity value of such Person calculated in accordance with GAAP after subtracting therefrom the aggregate amount of such Person’s deferred tax assets and intangible assets, including goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks; provided, however, that intangible assets acquired by such Person in connection with a merger or acquisition of assets by such Person shall not be subtracted from such Person’s equity value.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which the aggregate outstanding principal amount of the Loans have been repaid in full and all interest accrued thereon and all fees and all other Obligations have been paid in full, and the Lenders shall have no further obligation to make any additional Loans.

“Testing Date” means the 15th day of each month beginning October 2021, or, if such date is not a Business Day, then the next succeeding Business Day.

“Three-Month Average Delinquency Ratio” means, on any Remittance Date on and after the January 2022 Remittance Date, the weighted average of the Delinquency Ratios as of last day of each of the three (3) Remittance Periods immediately preceding such Remittance Date.

“Title IV Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 of the Code, and that a Credit Party or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Transaction Documents” means this Agreement, the Sale and Contribution Agreement, the Bill of Sale and Assignments, the Collection Account Control Agreement, the Fee Letter, the Verification Agent Agreement and each document and instrument related to any of the foregoing.

“Transfer Date” has the meaning given such term in the Sale and Contribution Agreement.

“Transfer Notice” has the meaning given such term in the Sale and Contribution Agreement.

“Transfer Schedule” has the meaning given such term in the Sale and Contribution Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“UCC Agent”’ means Corporation Service Company, a Delaware corporation, in its capacity as agent for a Seller under an agency agreement, or other entity providing secured party representation services to such Seller.

“Underwriting Policy” means, the underwriting policy of PEPI applicable to an MCA, as such policies may hereafter be amended, modified or supplemented from time to time in accordance with this Agreement.

“United States” means the United States of America.

“Unused Interest” means, with respect to any applicable Remittance Date related to a Remittance Period (or portion thereof) occurring after the Effectiveness Date and during the Revolving Period, an amount equal to (i) the product of the average daily Available Commitment, multiplied by (B) 0.20%, multiplied by (ii) a fraction, the numerator of which equals the actual number of days in the related Remittance Period and the denominator of which equals 360. For the avoidance of doubt, with respect to any Remittance Date occurring after the Revolving Period Termination Date, the Unused Interest shall be $0 for the portion of the Remittance Period that is after the Revolving Period Termination Date and shall be calculated on a pro rata basis for the portion of the Remittance Period that is on and before the Revolving Period Termination Date. For the avoidance of doubt, no Unused Interest shall be due in respect of any period prior to the Effectiveness Date.

“Utilization Determination Period” means the first twelve (12) Remittance Periods occurring after the Effectiveness Date.

“Utilization Percentage” means, with respect to any Utilization Determination Period, a fraction (expressed as a percentage) the numerator of which is the average daily Loans Outstanding during such Utilization Determination Period and the denominator of which is the average daily Commitments during such Utilization Determination Period.

“Verification Agent” means dv01, Inc., its successors and assigns, and each successor Verification Agent under the Verification Agent Agreement.

“Verification Agent Agreement” means the Verification Agent Agreement, dated as of the Closing Date, by and among the Borrower, the Administrative Agent, the Servicer and the Verification Agent.

“Vintage Excess Spread” means, as of any Remittance Date, with respect to a Quarterly Vintage Pool during any Remittance Period, a percentage equal to the following:

(A) the result of: (i) (a) all Collections on the Pledged Receivables remitted to the Collection Account except for Collections constituting principal payments (which, for purposes hereof, “principal payments” shall refer to all collected receivables that are allocated by the Servicer to the original purchase or funded amount under the MCA Agreement) minus (b) the Outstanding Receivables Balance in respect of Pledged Receivables that are Defaulted Receivables net of aggregate recoveries received in respect of such Pledged Receivables that are Defaulted Receivables; divided by (ii)  the sum of such Quarterly Vintage Pool’s Original Purchase Price; divided by

(B) the weighted average duration of such Quarterly Vintage Pool’s Receivables; minus

(C) an amount equal to the product of (i) the Interest Rate and (ii) the Advance Percentage.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

Section 1.02       Other Definitional Provisions.

(a)            Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in any other Transaction Document, certificate, report or other document made or delivered pursuant hereto.

(b)           Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, restated, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein, and references to a Person are also to its successors and permitted assigns.

(c)            Each term defined in the singular form in Section 1.01 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement or any other Transaction Document, and each term defined in the plural form in Section 1.01 or elsewhere in this Agreement shall mean the singular thereof when the singular form of such term is used herein or therein.

(d)           The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(e)            All references to “$” are to United States dollars.

Section 1.03       Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.04       Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Article II

THE RECEIVABLES FACILITY

Section 2.01       Borrowings.

(a)            On the terms and conditions set forth herein, including this Section and Article III, following receipt by the Administrative Agent of a Notice of Borrowing, each Lender severally agrees to, at the Borrower’s request, on any Business Day during the Revolving Period make an advance (each such advance made by a Lender, a “Loan”) on a pro rata basis in the amount of each such Lender’s Lender Percentage of the total principal amount of any Loan requested by the Borrower on a Borrowing Date.

(b)           The Borrower may request advances hereunder by notifying the Administrative Agent and the Lenders of the proposed advance, at the sole discretion of the Borrower, not later than 1:00 p.m., New York City time, at least two (2) Business Days prior to the requested Borrowing Date. The Borrower shall make such request by delivering to the Administrative Agent and the Lenders:

(i)             a written notice in the form attached hereto as Exhibit D (each such notice a “Notice of Borrowing”), which shall include, among other things, (A) the proposed Borrowing Date, a calculation of the Borrowing Base as of the date the Loan is requested, (B) the Eligible Receivables to be Pledged in connection with such Borrowing (and upon such Borrowing, such Receivables shall be Pledged Receivables hereunder) and (C) the amount of the Loan requested, which shall be in an amount at least equal to $250,000; and

(ii)            a copy of the Schedule of Receivables along with the related Transfer Notice (including Transfer Schedule) that a Seller provided to the Borrower pursuant to Section 2.01(b) of the Sale and Contribution Agreement.

(c)            a review and certification by the Verification Agent of the Eligible Receivables to be Pledged in connection with such Borrowing.

(d)            Following receipt by the Administrative Agent of a Notice of Borrowing, and prior to the Revolving Period Termination Date, each Lender severally agrees to make its Lender Advance of any Loan requested by the Borrower, subject to the conditions contained herein, in an aggregate amount equal to the Loan so requested.

(e)            In no event shall:

(i)             a Lender be required on any date to fund a principal amount of a Loan that would cause the Loans Outstanding with respect to such Lender (together with the amount of Loans, if any, that have been requested of such Lender pursuant to Section 2.01(b) for which the Borrowing Date has not yet occurred) to exceed such Lender’s Commitment;

(ii)            any Loan be requested hereunder to the extent that after giving effect to such Loan, the Loans Outstanding would exceed the Borrowing Base;

(iii)           the aggregate amount of the Loans made on any Borrowing Date exceed the Borrowing Limit on such day; and

(iv)          more than two Lender Advances be funded during any week.

(f)             Subject to the terms, conditions, provisions and limitations set forth herein, the Borrower may borrow, repay or prepay and reborrow Loans, on and after the Closing Date and prior to the Revolving Period Termination Date.

Section 2.02       Funding Mechanics.

(a)            If any Notice of Borrowing is delivered to the Administrative Agent and the Lenders after 1:00 p.m., New York City time, on any Business Day, such Notice of Borrowing shall be deemed to be received prior to 1:00 p.m., New York City time, on the next succeeding Business Day and, if necessary to comply with the requirements of Section 2.01(b), the proposed Borrowing Dates of such proposed Loan shall be deemed to be the next succeeding Business Day following such proposed Borrowing Dates. Any Notice of Borrowing shall be irrevocable.

(b)            Each Lender’s Lender Advance of a Loan shall be made, subject to the fulfillment of the applicable conditions set forth in Article III, at or prior to 4:00 p.m., New York City Time, by deposit of immediately available funds by wire transfer thereof to the account or accounts which the Borrower has designated to the Administrative Agent and the Lenders in writing.

(c)            If any Lender makes available to the Borrower funds for any Loan to be made by such Lender as provided in the provisions of Sections 2.01 and 2.02, and the conditions to the applicable Loan set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Borrower shall return such funds (in like funds as received from such Lender) to such Lender.

(d)            If any Loan is not made or effectuated, as the case may be, due to the Borrower’s failure to satisfy, or continue to satisfy, the conditions to fund the Loan on the Borrowing Date, the Borrower shall indemnify each Lender against any reasonable loss, cost or expense incurred by such Lender, including any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by such Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

(e)            The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(f)            The Borrower expressly acknowledges and agrees that any election by any Lender, in its sole discretion, on one or more occasion to fund any Loan on any day prior to the final passage of the applicable notice period set forth in Section 2.01(b) above shall not constitute or be deemed to be an amendment, waiver or other modification of the requirement for such notice prior to any Lender funding any other Loan hereunder

Section 2.03         Facility Maturity Date. Any Loans outstanding on the Facility Maturity Date shall mature on such date. On the Facility Maturity Date, the outstanding principal balance of all Loans Outstanding, if any, and all interest and fees accrued thereon and all other Obligations shall be immediately due and payable, and the Borrower, solely from the Borrower’s assets (including the Pledged Assets), shall pay all such amounts immediately in accordance with Section 2.06.

Section 2.04         Use of Proceeds; Increase of Commitments.

(a)            The Borrower hereby agrees that it shall not use the proceeds of any Loan made hereunder except for the following purposes:

(i)             to acquire or finance Receivables that will become Pledged Receivables;

(ii)            ongoing operations of the Borrower; and

(iii)           to make distributions to the holder of its Equity Interests to the extent amounts are distributed to the Borrower in accordance with Section 2.06(b).

(b)            The Commitment may, at the request of the Borrower, be increased during the Revolving Period in $25,000,000 increments, up to a maximum of three times (such first $25,000,000 increase, the “Incremental Commitment No. 1”, such second $25,000,000 increase, the “Incremental Commitment No. 2, and such third $25,000,000 increase, the “Incremental Commitment No. 3”), in each case, only with the prior written consent of the Administrative Agent, which consent shall be in their sole and absolute discretion. Each existing Lender shall have the right to provide its pro rata share of such increase. Such increase in Commitment shall be effected by an amendment to the Schedule V to reflect such increased Commitment and upon payment of the fee then due by the Borrower under the applicable Fee Letter in connection with such increase. If one or more of the Lenders fail to consent or collectively fail to commit to fund the full amount of such increase within fifteen (15) Business Days following request by the Borrower, the Borrower may arrange for any such increase to be provided by one or more new banks, financial institutions or other entities in a separate credit facility (each such new bank, financial institution or other entity, an “Augmenting Lender”). No consent of any Lender (other than the Lender participating in the increase) shall be required for any increase in Commitments pursuant to this Section. Increased and new Commitments pursuant to this Section 2.04(b) shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Lenders or Augmenting Lenders, as applicable, pursuant to (i) in the case of an existing Lender, an amendment of Schedule V-1 or Schedule V-2, as applicable, to reflect such Lender’s increased Commitment or (ii) in the case of an Augmenting Lender, a joinder agreement in form and substance reasonably satisfactory to the Borrower, Administrative Agent and such Augmenting Lender, whereby each such Augmenting Lender assumes the rights and obligations of a Lender hereunder. The Borrower shall provide a copy of such amended Schedule V-1 or Schedule V-2, as applicable, or joinder agreement to the other Lenders hereto promptly upon the execution thereof.

Section 2.05         Payments.

(a)            The Borrower shall pay Interest on the unpaid amount of each Loan for the period from the related Borrowing Date until the date that such Loan shall be paid in full. Interest shall accrue during each Remittance Period and be payable on the Loans Outstanding on each Remittance Date in accordance with Section 2.06.

(b)            Each Lender’s Invested Percentage of the Loans Outstanding that are Loans shall bear interest for each Remittance Period at the Interest Rate for such Remittance Period. The Lenders shall be entitled to receive Prepayment Interest and Unused Interest if and to the extent payable pursuant to the terms of this Agreement.

(c)            Interest calculated by reference to LIBOR shall be calculated on the basis of a 360-day year for the actual days elapsed. Periodic fees or other periodic amounts payable hereunder shall be calculated on the basis of a 360-day year and for the actual days elapsed.

(d)            The principal of and Interest on the Loans shall be paid as provided herein. In the case of Loans made by an Administrative Agent as agent for the Lenders, such Administrative Agent shall allocate to the Lenders each payment in respect of the Loans received by such Administrative Agent as provided herein. Payments in respect of principal and Interest shall be allocated and applied to the Lenders of such Loan based on their respective Invested Percentages, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Administrative Agent and the Borrower.

(e)            [Reserved].

(f)            The Borrower shall, to the extent permitted by law, pay to each Lender interest on all amounts in respect of principal or interest on a Loan funded by such Lender that is not paid when due hereunder at the Interest Rate to such Lender for the related Remittance Period, payable in accordance with Section 2.06 on any Remittance Date on which such amount is owing by the Borrower. Notwithstanding any other provision of this Agreement or the other Transaction Documents, if at any time the rate of interest payable by any Person under the Transaction Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay Interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total Interest that would have been received had Applicable Law not limited the interest rate so payable. In no event shall the total Interest received by a Lender under this Agreement and the other Transaction Documents exceed the amount which such Lender could lawfully have received, had the Interest due been calculated from the Closing Date at the Maximum Lawful Rate.

(g)            Upon the occurrence and during the continuance of an Early Amortization Event or Event of Default, the principal of Loans outstanding and, to the extent permitted by Applicable Law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Laws) payable in accordance with the provisions of Section 2.06 at a rate equal to the Interest Rate, otherwise payable hereunder with respect to the applicable Loans plus 2.00% per annum until no Early Amortization Event or Event of Default is then continuing. Payment or acceptance of the increased rates of interest provided for in this Section 2.05(g) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or the Lenders.

Section 2.06         Remittance Procedures.

(a)            Direction from the Administrative Agent. If, on any Remittance Date, the Servicer fails to direct the Account Bank to withdraw funds from the Collection Account in accordance with the Monthly Servicing Report, the Administrative Agent may direct the Account Bank in writing to make the required distributions from the Collection Account.

(b)            Remittance Date Transfers From Collection Account. The Servicer shall, on each Remittance Date, direct the Account Bank in accordance with the Monthly Servicing Report to transfer amounts held by the Account Bank in the Collection Account as follows:

(I)            as long as the Revolving Period Termination Date has not occurred, in the following amounts and priority:

(i)               pro rata and pari passu, (A) to the Servicer in an amount equal to the Servicing Fees which are accrued and unpaid as of the last day of the preceding Remittance Period, (B) on the first Remittance Date following the transfer of the servicing from PEPI to a Successor Servicer, to the extent not reimbursed by PEPI, to such Successor Servicer the reasonable costs and expenses of the Successor Servicer incurred in connection with the transfer of the servicing, (C) to the Account Bank in an amount equal to the Account Bank Fees which were accrued and unpaid as of the last day of the preceding Remittance Period and any due and payable expenses and indemnity amounts up to $10,000, and (D) to the Verification Agent an amount equal to the fees together with such reasonable out-of-pocket expenses and indemnity amounts, in each case, as were due and payable to the Verification Agent under the terms of Verification Agent Agreement and unpaid as of the last day of the preceding Remittance Period;

(ii)              pro rata and pari passu, to the Administrative Agent and the Lenders any expenses and indemnity amounts due and payable to such parties pursuant to the Transaction Documents;

(iii)             to the Administrative Agent for further distribution on a pro rata basis to the Lenders accrued and unpaid Interest (including Prepayment Interest and Unused Interest then due and payable, if any) on the Loans as of the last day of the preceding Remittance Period;

(iv)            to the Administrative Agent for further distribution on a pro rata basis to the Lenders an amount necessary to reduce any Borrowing Base Deficiency to zero;

(v)             to the Administrative Agent for further distribution on a pro rata basis to the Lenders accrued and unpaid Under-Utilization Fees on the Loans;

(vi)            to the Account Bank to pay any other amounts due and payable to such party to the extent not paid in accordance with clause (i) above;

(vii)            pro rata and pari passu, to the Administrative Agent and the Lenders to pay any other amounts due and payable to such parties to the extent not paid in accordance with clause (ii) above;

(viii)            at the election of the Borrower, on a pro rata basis, to the Administrative Agent for further distribution to the Lenders, to repay the principal of the Loans;

(ix)            to the Borrower, amounts sufficient to maintain its existence as a limited liability company and to pay its expenses (including expenses related to maintaining an independent manager or director) in connection therewith; and

(x)              any amount remaining in the Collection Account to, or at the direction of, the Borrower; or

(II)      during the Scheduled Amortization Period, so long as no Early Amortization Event or Event of Default has occurred and is continuing, in the following amounts and priority:

(i)	pro rata and pari passu, (A) to the Servicer in an amount equal to the Servicing Fees which are accrued and unpaid as of the last day of the preceding Remittance Period; (B) on the first Remittance Date following the transfer of the servicing from PEPI to a Successor Servicer, to the extent not reimbursed by PEPI, to such Successor Servicer the reasonable costs and expenses of the Successor Servicer incurred in connection with the transfer of the servicing, (C) to the Account Bank in an amount equal to the Account Bank Fees which were accrued and unpaid as of the last day of the preceding Remittance Period and any due and payable expenses and indemnity amounts, and (D) to the Verification Agent an amount equal to the fees together with such reasonable out-of-pocket expenses and indemnity amounts, in each case, as were due and payable to the Verification Agent under the terms of Verification Agent Agreement and unpaid as of the last day of the preceding Remittance Period;

(ii)	pro rata and pari passu, to the Administrative Agent and the Lenders any expenses and indemnity amounts due and payable to such parties pursuant to the Transaction Documents;

(iii)	to the Administrative Agent for further distribution on a pro rata basis to the Lenders accrued and unpaid Interest (including Prepayment Interest and Unused Interest then due and payable, if any) on the Loans as of the last day of the preceding Remittance Period;

(iv)	to the Administrative Agent for further distribution on a pro rata basis to the Lenders until the Loans are paid in full;

(v)	pro rata and pari passu, (A) to any Successor Servicer, (B) to the Account Bank, and (C) to the Verification Agent, to pay any other amounts due and payable to such parties to the extent not paid in accordance with clause (i) above;

(vi)	pro rata and pari passu, to the Administrative Agent and the Lenders to pay any other amounts due and payable to such parties to the extent not paid in accordance with clause (ii) above;

(vii)	to pay any other Obligations due and payable arising under this Agreement;

(viii)	to the Borrower, amounts sufficient to maintain its existence as a limited liability company and to pay its expenses (including expenses related to maintaining an independent manager or director) in connection therewith; and

(ix)	any amount remaining in the Collection Account to, or at the direction of, the Borrower.

(c)            Distributions following Early Amortization Event or Event of Default. Following the occurrence of an Early Amortization Event or following the occurrence and during the continuance of an Event of Default, on each Remittance Date, the Administrative Agent shall direct the Account Bank to transfer amounts held by the Account Bank in the Collection Account in accordance with the Monthly Servicing Report as follows:

(i)            pro rata and pari passu, (A) to the Servicer in an amount equal to the Servicing Fees which are accrued and unpaid as of the last day of the preceding Remittance Period; (B) on the first Remittance Date following the transfer of the servicing from PEPI to a Successor Servicer, to the extent not reimbursed by PEPI, to such Successor Servicer the reasonable costs and expenses of the Successor Servicer incurred in connection with the transfer of the servicing, (C) to the Account Bank in an amount equal to the Account Bank Fees which were accrued and unpaid as of the last day of the preceding Remittance Period and any due and payable expenses and indemnity amounts, and (D) to the Verification Agent an amount equal to the fees together with such reasonable out-of-pocket expenses and indemnity amounts, in each case, as were due and payable to the Verification Agent under the terms of Verification Agent Agreement and unpaid as of the last day of the preceding Remittance Period;

(ii)           pro rata and pari passu, to the Administrative Agent and the Lenders any expenses and indemnity amounts due and payable to such parties pursuant to the Transaction Documents;

(iii)           to the Administrative Agent for further distribution on a pro rata basis to the Lenders accrued and unpaid Interest (including Prepayment Interest, and Unused Interest) on the Loans as of the last day of the preceding Remittance Period;

(iv)          to the Administrative Agent for further distribution on a pro rata basis to the Lenders until the Loans are paid in full;

(v)           to the Administrative Agent for further distribution on a pro rata basis to the Lenders accrued and unpaid Under-Utilization Fees on the Loans;

(vi)          pro rata and pari passu, (A) to any Successor Servicer, (B) to the Account Bank, and (C) to the Verification Agent, to pay any other amounts due and payable to such parties to the extent not paid in accordance with clause (i) above;

(vii)         pro rata and pari passu, to the Administrative Agent and the Lenders to pay any other amounts due and payable to such parties to the extent not paid in accordance with clause (ii) above;

(viii)        to pay any other Obligations due and payable arising under this Agreement;

(ix)           to the Borrower, amounts sufficient to maintain its existence as a limited liability company and to pay its expenses (including expenses related to maintaining an independent manager or director) in connection therewith; and

(x)            any amount remaining in the Collection Account to, or at the direction of, the Borrower.

(d)            Instructions to the Account Bank. All instructions and directions given to the Account Bank by the Servicer, the Borrower or the Administrative Agent pursuant to this Agreement shall be in writing (including instructions and directions transmitted to the Account Bank by facsimile or email with *.pdf attachment) and to a Responsible Officer of the Account Bank, and such written instructions and directions given pursuant to this Section 2.06 shall include a certification that such instructions and directions are in compliance with the provisions of this Section 2.06. The Servicer and the Borrower shall immediately transmit to the Administrative Agent by facsimile or email a copy of all instructions and directions given to the Account Bank by such party pursuant to this Section 2.06. The Administrative Agent shall immediately transmit to the Servicer and the Borrower by facsimile or email a copy of all instructions and directions given to the Account Bank by the Administrative Agent pursuant to this Section 2.06.

Section 2.07         Withdrawals from the Accounts.

(a)            Notwithstanding anything herein to the contrary, all withdrawals of funds from the Collection Account shall require the written consent of the Administrative Agent; provided, that the Administrative Agent hereby provides (subject to Section 2.07(b)) the Account Bank with revocable standing instructions allowing withdrawals from the Collection Account on each Remittance Date in accordance with the Monthly Servicing Report and as otherwise provided in Section 2.07(b).

(b)            Prior to an Event of Default, the Administrative Agent shall not alter or revoke the standing instructions described in Section 2.06(a) or Section 2.06(b) unless (i) the Administrative Agent reasonably believe the Monthly Servicing Report is in error, and (ii) the Administrative Agent and the Servicer are unable to reconcile such error prior to the related Remittance Date. If the Administrative Agent and the Servicer are unable to reconcile such error on or before the Business Day prior to the related Remittance Date, the Administrative Agent shall instruct the Account Bank in writing to distribute funds from the Collection Account on such Remittance Date in accordance with a report prepared and delivered by the Administrative Agent and the Account Bank shall comply with such instructions. Furthermore, on any Business Day during the Revolving Period, the Borrower shall be entitled to direct the Account Bank to withdraw amounts on deposit in the Collection Account (each, a “Cash Release”) so long as (i) after giving effect to such withdrawal, the amount on deposit in the Collection Account will be sufficient to make all payments that are then accrued and that will be required to be made on the immediately following Remittance Date pursuant to clauses (i) through (ix) of Section 2.06(b)(I), (ii) no Event of Default or Servicer Default has occurred and is continuing or will occur after giving effect to such Cash Release, (iii) the Borrower has provided the Administrative Agent and the Account Bank with prior written notice of such withdrawal at least one (1) Business Day in advance thereof, which written notice shall include a certification that all conditions precedent to such withdrawal have been satisfied and a calculation of the amounts to be paid on the immediately following Remittance Date after giving effect to such Cash Release and shall include a Borrowing Base Certificate reflecting that no Borrowing Base Deficiency exists or will exist follow the applicable Cash Release and (iv) the amounts withdrawn from the Collection Account are used to purchase additional Receivables pursuant to the Sale and Contribution Agreement that, as of the Transfer Date thereof, (x) are Eligible Receivables and (y) the Merchant related to any such Receivable is not located in a state that is the subject of a Regulatory Event. Notwithstanding the foregoing, if two Cash Releases are proposed to be made during any week containing a Borrowing Date, then one such Cash Release shall be scheduled to occur on such Borrowing Date.

(c)            The Servicer may, with the prior written consent of the Administrative Agent (to be delivered to the Account Bank), withdraw any funds mistakenly deposited in the Collection Account; provided that the Administrative Agent may request reasonably satisfactory supporting documentation of such mistake (i.e., the source and nature of such funds).

Section 2.08         Payments and Computations, Etc.

(a)            Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer hereunder, including such amounts contemplated pursuant to Section 2.06, shall be paid or deposited in accordance with the terms hereof no later than 5:00 p.m. (New York City time) on the day when due lawful money of the United States in immediately available funds, in the case of amounts due to a Lender (in accordance with Section 2.06(b) or Section 2.06(c), to each Lender at such Lender’s account, the details of which appear on the applicable Schedule V for such Lender. Any Obligation hereunder shall not be reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or returned by a Lender to the Borrower or any other Person for any reason. Except as provided in Section 2.05, all computations of interest and other fees hereunder (including, without limitation, the Servicing Fee) shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(b)            Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fee payable hereunder, as the case may be.

Section 2.09         Collateral Assignment of Agreements.

(a)            The Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Sale and Contribution Agreement, and all other agreements, documents and instruments related to any of the foregoing (collectively, the “Assigned Documents”).

(b)            Without limiting any obligation of the Servicer hereunder, the Borrower grants to the Collateral Agent (or any designee thereof, including, without limitation, the Servicer), as its irrevocable attorney-in-fact and otherwise, the right, following an Event of Default, to enforce (as directed by the Administrative Agent) the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Collateral Agent, the Secured Parties or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. The Borrower hereby acknowledges that the foregoing appointment of the Collateral Agent as the Borrower’s irrevocable attorney-in-fact has been coupled with an interest. The Borrower hereby ratifies and approves all acts of such attorney undertaken or performed consistent with the foregoing and all Applicable Law, and agrees that the Collateral Agent will not be liable for any act or omission with respect thereto, except to the extent that such act or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Collateral Agent. The grant made pursuant to this clause (b) shall not imply any obligation on behalf of the Collateral Agent to actually exercise such power.

(c)            The parties hereto agree that such assignment to the Collateral Agent shall terminate for all Assigned Documents upon the Termination Date.

Section 2.10        Grant of a Security Interest. To secure the prompt and complete payment when due of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement, the Borrower hereby (i) collaterally assigns and pledges to the Collateral Agent, on behalf of the Secured Parties (and their respective successors and assigns) and (ii) grants a security interest to the Collateral Agent, on behalf of the Secured Parties (and their respective successors and assigns), all of the following property whether tangible or intangible and whether now owned or existing or hereafter arising or acquired and wheresoever located (collectively, the “Pledged Assets”) and all of the Borrower’s right, title and interest in, to and under the Pledged Assets:

(a)            (i) all Receivables purchased by or contributed (or otherwise purported to be transferred or pledged pursuant to the terms of the Sale and Contribution Agreement) to the Borrower under the Sale and Contribution Agreement from time to time (excluding any Receivable related to a Merchant Contract that has been repurchased by a Seller or otherwise released from the lien of this Agreement, collectively, the “Pledged Receivables”), (ii) all Other Conveyed Property related to the Pledged Receivables, (iii) all Related Security related to the Pledged Receivables, and (iv) all Collections and other monies due and to become due under the Merchant Contracts related to the Pledged Receivables; provided, however, for the avoidance of doubt, any Receivable repurchased by a Seller in accordance with Section 4.03 shall not be a Pledged Receivable;

(b)            the Assigned Documents, including, in each case, without limitation, all monies due and to become due to the Borrower under or in connection therewith;

(c)            the Collection Account and all other bank and similar accounts relating to Collections with respect to Pledged Receivables (whether now existing or hereafter established) and all funds held therein, and all investments in, or credited to, and all income from the investment of funds in the Collection Account, and such other accounts;

(d)            the Records relating to any Pledged Receivables;

(e)            all UCC financing statements filed by the Borrower against a Seller under or in connection with the Sale and Contribution Agreement;

(f)            all accounts, receivables, contract rights, general intangibles, instruments, chattel paper, documents and proceeds of the foregoing property described above, including interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for or on account of the sale; liquidation or other voluntary or involuntary disposition of any or all of the then existing Pledged Receivables; and

(g)            all other assets of the Borrower.

Section 2.11         Evidence of Debt.

(a)            Loans. The Administrative Agent shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lenders resulting from each Loan owing to such Lenders from time to time, including (i) the date and principal amount thereof and (ii) each payment and repayment of principal thereof and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of the Administrative Agent to maintain any such account or accounts shall not limit or otherwise affect the obligation of the Borrower to repay the Loans in accordance with their respective terms as set forth herein.

Section 2.12        Survival of Representations and Warranties; Repayment Obligations. It is understood and agreed that the representations and warranties set forth in Section 4.01 and Section 4.02 are made and are true and correct in all material respects on the date of this Agreement, at the time of the initial Borrowing, and on each Subsequent Borrowing Date. If, as a result of the breach of any of the representations and warranties in Section 4.01 or Section 4.02 or for any other reason there exists or would exist a Borrowing Base Deficiency, the Borrower shall promptly (and, in any case, by the end of business on the third (3rd) Business Day following a Responsible Officer of the Servicer or the Borrower having knowledge of such Borrowing Base Deficiency, which is the maximum permitted cure period provided in Section 7.01(b)) (X) repay to the Administrative Agent, for the account of the Lenders, as applicable, the portion of the Loans as is necessary to cure such Borrowing Base Deficiency or (Y) Pledge cash or additional Eligible Receivables in such amount as is necessary to cure such Borrowing Base Deficiency.

Section 2.13         Taxes.

(a)            All payments made by or on behalf of the Borrower under this Agreement shall be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by law. If any Applicable Law (in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld. If any such Taxes are Non-Excluded Taxes, the Borrower shall increase the amount payable to a Lender or the Administrative Agent, as the case may be (such increase, the “Additional Amount”), such that every net payment made under this Agreement after deduction or withholding for or on account of any Non-Excluded Taxes (including any Non-Excluded Taxes on such Additional Amount) is not less than the amount that would have been paid had no such deduction or withholding been required.

(b)            The Borrower shall indemnify each Lender and the Administrative Agent, within ten (10) days after demand therefor, for the full amount of Non-Excluded Taxes in respect of which the Borrower is required to pay Additional Amounts (including any Non-Excluded Taxes imposed by any jurisdiction on such Additional Amounts) paid by such Lender or the Administrative Agent, as the case may be, and any liability arising therefrom or with respect thereto regardless of whether such Non-Excluded Taxes were correctly or legally imposed by the relevant taxing authority. A certificate as to the amount of such payment delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. This indemnification shall be made on the Remittance Date immediately following the date a Lender or the Administrative Agent, as the case may be, makes written demand therefor.

(c)            As soon as practicable after the date of any payment by the Borrower of any Taxes pursuant to this Section, the Borrower shall furnish to the Administrative Agent, at its address set forth under its name on the signature pages hereof, evidence of payment thereof that is reasonably satisfactory to the Administrative Agent.

(d)            If a Recipient is a U.S. Person, such Recipient shall deliver to the Borrower, with a copy to the Administrative Agent and the Account Bank, (i) on or prior to becoming a Recipient under this Agreement, (ii) within 15 days after reasonable written request of the Borrower, the Administrative Agent or the Account Bank, and (iii) upon the obsolescence of or after the occurrence of any event requiring a change in any form or certificate previously delivered pursuant to this subsection, executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding.

(e)            If a Recipient is not a “United States person” as defined in Code Section 7701(a)(30), such Recipient shall, to the extent that it may then do so under Applicable Law, deliver to the Borrower, with a copy to the Administrative Agent and the Account Bank, (i) on or prior to becoming a Recipient under this Agreement, (ii) within 15 days after reasonable written request of the Borrower, the Administrative Agent or the Account Bank, and (iii) upon the obsolescence of or after the occurrence of any event requiring a change in any form or certificate previously delivered pursuant to this subsection, whichever of the following is applicable:

(i)            in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)             executed copies of IRS Form W-8ECI;

(iii)            in the case of any Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Code Section 871(h) or 881(c), such Non-U.S. Lender shall provide, in addition to the documentation required by clause (i) of this subsection, a properly executed certificate representing that such Non-U.S. Lender is not a “bank” within the meaning of Code Section 881(c)(3)(A), is not a “10 percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B) or Code Section 881(c)(3)(B), as applicable, and is not a “controlled foreign corporation” related to the Borrower within the meaning of Code Section 881(c)(3)(C) (a “U.S. Tax Compliance Certificate”); or

(iv)            in the case of a Recipient that is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Recipient is a partnership and one of more direct or indirect partners of such Recipient are claiming the portfolio interest exemption, such Recipient may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(f)            Any Recipient shall, to the extent it is legally entitled to do so, deliver to the Borrower, with a copy to the Administrative Agent and the Account Bank, (i) on or prior to becoming a Recipient under this Agreement, (ii) within 15 days after reasonable written request of the Borrower, the Administrative Agent or the Account Bank, and (iii) upon the obsolescence of or after the occurrence of any event requiring a change in any form or certificate previously delivered pursuant to this subsection, executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower, the Administrative Agent or the Account Bank to determine the withholding or deduction required to be made; provided, however, that the relevant Recipient shall not be required to deliver such forms or other documents if in their respective sole discretion it is determined that the deliverance of such form or other document would have a material adverse effect on the relevant Recipient.

(g)            If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Code Section 1471(b) or 1472(b), as applicable), such Lender shall deliver to the Borrower, with a copy to the Administrative Agent and the Account Bank, at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower, the Administrative Agent or the Account Bank, such documentation prescribed by Applicable Law (including as prescribed by Code Section 1471(b)(3)(C)(i)) and such additional documentation reasonably requested by the Borrower, the Administrative Agent or the Account Bank to comply with its obligations under FATCA, to determine that such recipient has complied with such recipient’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

(h)            Within thirty (30) days of the written request of the Borrower therefor, the relevant Recipient, as appropriate, shall execute and deliver to the Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that (i) the relevant Recipient shall not be required to deliver such certificates, forms or other documents if in their respective sole discretion it is determined that the deliverance of such certificate, form or other document would have a material adverse effect on the relevant Recipient and (ii) the Borrower shall reimburse the relevant Recipient for any reasonable expenses incurred in the delivery of such certificate, form or other document.

(i)             If any party determines, in its sole discretion exercised in good faith, that it has received a refund of, or any credit or deduction with respect to any, Taxes as to which it has been indemnified or are attributable to Additional Amounts paid pursuant to this Section (any such refund, deduction or credit, a “Tax Benefit”), it shall pay to the indemnifying party an amount that the indemnifying party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the indemnity payment or Additional Amount not been paid by the indemnifying party. Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid pursuant to this paragraph (i), plus any penalties, interest or other charges imposed by the relevant Governmental Authority in the event that such indemnified party is required to repay such Tax Benefit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event shall the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such Tax Benefit had not been deducted, withheld or otherwise imposed and the indemnification payments or Additional Amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person

(j)             The Administrative Agent shall deliver to the Borrower (x) an IRS Form W-8ECI or (y) an IRS Form W-9, in each case, on or prior to becoming the Administrative Agent hereunder.

(k)            The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(l)             Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the parties contained in this Section 2.13 shall survive the termination of this Agreement.

Section 2.14         Under-Utilization Early Termination. If the Utilization Percentage is less than the Minimum Utilization Percentage as of the end of the Utilization Determination Period, then, Borrower shall elect either that, either (a) the Lender will have the right to terminate the Facility and the Borrower shall pay an under-utilization early termination fee equal to five percent (5%) of the Aggregate Commitments then outstanding, or (b) the Borrower will pay a minimum revenue payment in an amount equal to the excess of (i) the revenue that would have been generated if the Facility had been utilized at the Minimum Utilization Percentage during the Utilization Determination Period, over (ii) all interest and fees actually paid to the Lender from the Closing Date to the end of the Utilization Determination Period (each, an “Under-Utilization Fee”). For the avoidance of doubt, no Under-Utilization Fee shall be due in respect of any period prior to the Effectiveness Date.

Section 2.15         Optional Principal Repayments.     Subject to Prepayment Interest, as applicable (solely to the extent Commitments are terminated in connection with such prepayment), the Borrower may prepay all or any portion of the Loans Outstanding on any Remittance Date to the extent of funds available to be distributed pursuant to Section 2.06(b)(I)(x) or, with no less than two (2) Business Days’ notice, on any other date using other sources of funds; provided that (i) the amount prepaid is at least $250,000 (unless otherwise agreed to in writing by the Administrative Agent); (ii) the Borrower pays to the applicable Secured Parties, on the date of any such prepayment each such Secured Party’s pro rata allocable share of (a) accrued Interest with respect to the portion of the Loans Outstanding to be prepaid through the date of prepayment, as calculated by the Administrative Agent, and (b) the pro rata portion of all other Obligations relating to such prepayment payable to any Indemnified Party under this Agreement through the date of such prepayment, including any fees or other amounts payable pursuant to Section 8.01; and (iii) the Borrower certifies that following such prepayment, the Borrower will be in compliance with the provisions of this Agreement. Any notice of a prepayment shall be irrevocable.

Section 2.16         Sharing of Payments, Etc.

(a)            If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans owned by it any payment in excess of its Invested Percentage of the Loans Outstanding that are Loans (such excess payment, the “Excess Amount”), such Lender shall immediately (i) notify the Administrative Agent of such fact and (ii) repay to the Borrower forthwith on demand by the Administrative Agent the amount so distributed to such Lender in immediately available funds. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of Excess Amounts owed under this Section and will in each case notify each Administrative Agent following the payment of any Excess Funds or the repayment thereof.

(b)            If any Lender fails to make any payment required to be made by it pursuant to Section 2.16(a), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), instruct the Servicer to instruct the Account Bank pursuant to any related Monthly Servicing Report to apply any amounts thereafter allocated to such Lender pursuant to Section 2.06 to satisfy such Lender’s obligations under Section 2.16(a) until all such unsatisfied obligations are fully paid.

Section 2.17         Lender Replacement Event.

(a)            Notwithstanding any other provision of this Agreement to the contrary, in the event that (other than at the direction or request of any regulatory agency or authority), any Lender defaults in its obligation to fund any Loan (in each case, a “Lender Default”, such Lender, a “Defaulting Lender” and its related Loan, a “Defaulted Loan”), then (1) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Transaction Documents, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender, (2) to the extent permitted by Applicable Law, any prepayment of Loans by the Borrower (whether voluntary or mandatory) for the account of such Defaulting Lender shall be applied to the funding of any Lender Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, and (3) the aggregate principal amount of all outstanding Loans at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.17(a), performance by the Borrower of its obligations hereunder and the other Transaction Documents shall not be excused or otherwise modified as a result of any Lender Replacement Event or the operation of this Section 2.17(a). The rights and remedies against a Defaulting Lender under this Section 2.17(a) are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender with respect to any Lender Default and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Lender Default.

(b)            Notwithstanding any other provision of this Agreement to the contrary, in the event that either (i) (A) any Lender shall become a Defaulting Lender, (B) the Default Period for such Defaulting Lender shall remain in effect, and (C) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after the Borrower’s request that it cure such default, (ii) any Lender shall have made a request for payment pursuant to Section 2.18 (an “Affected Lender”) or (iii) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.01 the consent of the Administrative Agent and the Required Lenders shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained (each such Lender, a “Non-consenting Lender” and the event described in (i), (ii) or (iii), a “Lender Replacement Event”), then, with respect to each such Defaulting Lender, Affected Lender or Non-consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to any Terminated Lender of its election to do so, elect to cause such Terminated Lender together with, if applicable, each Lender in such Terminated Lender’s Class (and such Terminated Lender and, if applicable, each other such Lender hereby irrevocably agrees) to assign its Loans Outstanding and its Commitments, if any, in full to one or more Eligible Assignees identified by the Borrower (each a “Replacement Lender”) in accordance with the provisions of Section 10.04; provided, (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender and, if applicable, such other Lenders, an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all Loans Outstanding of the Terminated Lender and, if applicable, such other Lenders, and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender and, if applicable, such other Lenders, pursuant to Section 2.06; and (2) in the event such Terminated Lender is a Non-consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and, if applicable, such other Lenders and the termination of such Terminated Lender’s Commitments and, if applicable, the Commitments of such other Lenders, such Terminated Lender and, if applicable, such other Lenders shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender and, if applicable, such other Lenders to indemnification hereunder shall survive as to such Terminated Lender and such other Lenders.

(c)            Notwithstanding any other provision of this Agreement to the contrary, during any Default Period or while any other Lender Replacement Event has occurred and is continuing, either (i) PEPI or an Affiliate of PEPI or (ii) any other Lender hereto may, upon the request of the Borrower, participate or otherwise accept an assignment of all or a portion of the Loans of the Terminated Lender.

Section 2.18         Increased Capital or Liquidity Costs. If any Change in Law affects or would affect the amount of capital or liquidity required or reasonably expected to be maintained by any Lender or any Person controlling such Lender and such Lender determines in its sole and absolute discretion that the rate of return on its or such controlling Person’s capital as a consequence of its commitment hereunder or the Lender Advances made or issued by such Lender is reduced to a level below that which such Lender or such controlling Person would have achieved but for the occurrence of any such circumstance, then, in any such case after notice from time to time by such Lender to the Borrower, the Borrower shall pay to such Lender on the Remittance Date following the Remittance Period in which the Borrower receives such written notice, and such amounts as will be sufficient to compensate such Lender for such reduction in rate of return on its capital as a consequence of its commitment hereunder or the Lender Advances made or issued by such Lender. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail), in the absence of manifest error, shall be conclusive and binding on the Borrower. In determining such additional amount, such Lender may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable so long as it applies such method to other similar transactions.

Section 2.19         Benchmark Replacement Setting.

(a)            Replacing the LIBOR Rate. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of the LIBOR Rate’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12- month the LIBOR Rate tenor settings. On the earlier of (i) the date that all Available Tenors of the LIBOR Rate have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is the LIBOR Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)            Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark.

(c)            Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(e)            Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBOR Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f)            For purposes of this Section 2.19:

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of a LIBOR Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” shall mean, initially, the LIBOR Rate; provided that if a replacement of the Benchmark has occurred pursuant to this Section titled “Benchmark Replacement Setting”, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor:

(1) For purposes of clause (a) of this Section, the first alternative set forth below that can be determined by the Administrative Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.26161% (26.161 basis points), or

(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of the LIBOR Rate with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section; and

(2) For purposes of clause (b) of this Section, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “LIBOR Business Day,” timing and frequency of determining rates and making payments of interest, timing of prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” shall mean, with respect to any then-current Benchmark other than the LIBOR Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” shall mean, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” shall mean the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBOR Rate.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR” shall mean, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

Article III

CONDITIONS OF LOANS

Section 3.01      Conditions Precedent to Closing. The Closing Date shall not occur and neither the Lenders, the Administrative Agent or any other party hereto shall be obligated to take, fulfill or perform any other action hereunder, until the following conditions precedent, in each case, have been satisfied:

(a)            the upfront fees pursuant to the Fee Letters and all other fees and expenses (including legal fees and expenses of the Administrative Agent and the Lenders) due to be paid pursuant to the Transaction Documents shall have been paid in full and all other acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in compliance with all Applicable Law; provided, that legal, diligence and documentation costs and expenses shall not exceed $205,000 (or $175,000 if the Closing Date is on or prior to August 15, 2021; $185,000 if the Closing Date is in September 2021; or $195,000 if the Closing Date is in October 2021) in the aggregate;

(b)            the Administrative Agent shall have received on or before the Closing Date the items listed in Schedule I hereto, each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders;

(c)            the Lenders shall have received no later than three (3) Business Days in advance of the Closing Date all documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested in writing by any Lender at least ten (10) days in advance of the Closing Date; and

(d)              the Lenders shall have received such other approvals, opinions, information or documents as the Lenders may reasonably require.

Section 3.02      Conditions Precedent to All Borrowings. Each Borrowing (including the initial Borrowing, except as explicitly set forth below) by the Borrower from the Lenders shall be subject to the further conditions precedent that:

(a)            with respect to such Borrowing, at least two (2) Business Days prior to the date of such Borrowing, the Borrower shall have delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, a Borrowing Base Certificate and a certificate signed by an authorized signatory of the Borrower (which authorized signatory has reviewed documents sufficient to provide a basis for such certification) which shall demonstrate that, after giving effect to such Borrowing requested by the Borrower, (i) the Loans Outstanding does not exceed the lesser of (A) the Maximum Commitment Amount and (B) the Borrowing Base;

(b)           on the Borrowing Date of such Borrowing, the following statements shall be true and correct, and the Borrower by accepting any amount of such Borrowing shall be deemed to have certified that:

(i)      all Transaction Documents remain the legally valid and binding obligation of each Credit Party thereto and are in full force and effect, enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(ii)     the representations and warranties contained in Sections 4.01 and 4.02 are true and correct in all material respects, both before and after giving effect to the Borrowing to take place on such Borrowing Date and to the application of proceeds therefrom, on and as of such Borrowing Date as though made on and as of such Borrowing Date; except, in each case, to the extent such representations and warranties (A) specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as the case may be on and as of such earlier date, or (B) relate to a Receivable that is later required to be repurchased, and is so repurchased, by a Seller in accordance with the Sale and Contribution Agreement after such Borrowing Date;

(iii)           no event has occurred and is continuing, or would result from such Borrowing, which constitutes a Material Adverse Effect, Early Amortization Event, Default or an Event of Default;

(iv)          the Borrower has delivered to the Administrative Agent and the Lenders a copy of the Notice of Borrowing, the related Transfer Notice (together with the attached Schedule of Receivables) along with the related notice that the Borrower provided to the Seller pursuant to Section 2.01(b) of the Sale and Contribution Agreement, in each case, pursuant to Section 2.01, each appropriately completed and executed by the Borrower;

(v)           all terms and conditions of the Sale and Contribution Agreement required to be satisfied in connection with the assignment of each Receivable being Pledged hereunder on such Borrowing Date (and the Other Conveyed Property and Related Security related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in each Pledged Receivable, the Related Security, Other Conveyed Property and all other Pledged Assets related thereto and the proceeds thereof, shall have been made, taken or performed;

(vi)         immediately prior to the Pledge of such Receivable by the Borrower to the Administrative Agent (for the benefit of the Secured Parties), each applicable Seller shall have assigned such Receivables (and all proceeds thereof) to the Borrower pursuant to the Sale and Contribution Agreement free and clear of any and all Liens (other than Permitted Liens) that would prevent the Secured Parties from having a perfected, first priority security interest in the Receivable;

(vii)        the Receivables acquired by the Borrower on such Borrowing Date (x) are Eligible Receivables and (y) the Merchant related to any such Receivable is not located in a jurisdiction that is the subject of a Regulatory Event;

(viii)        no law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or Government Entity shall prohibit or enjoin, the making of such Loans by the Lenders in accordance with the provisions hereof;

(ix)          the Revolving Period Termination Date has not occurred;

(x)          no Level I Portfolio Performance Covenant Trigger Event or Level II Portfolio Performance Covenant Trigger Event has occurred and is continuing; and

(xi)          the Borrowing Date for such Borrowing shall be on or after the Effectiveness Date.

Section 3.03      Loans Do Not Constitute a Waiver. No advance of a Loan hereunder shall constitute a waiver of any condition to the Lenders’ obligation to make such an advance unless such waiver is in writing and executed by the Required Lenders.

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01      Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of the Closing Date and on each Borrowing Date as follows:

(a)           Each Receivable designated as an Eligible Receivable on any Borrowing Base Certificate or Monthly Servicing Report is an Eligible Receivable, other than, in any case, any Receivable that is required to be repurchased, and is so repurchased, by a Seller in accordance with the Sale and Contribution Agreement after the date of such Borrowing Base Certificate or Monthly Servicing Report. Each Receivable included as an Eligible Receivable in any calculation of the Borrowing Base or the Eligible Portfolio Outstanding Receivables Balance is an Eligible Receivable other than, in any case, any Receivable that is required to be repurchased, and is so repurchased, by a Seller in accordance with the Sale and Contribution Agreement.

(b)          The Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Pledged Receivables requires such qualification except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to result in a Material Adverse Effect.

(c)          The Borrower has the power, authority and legal right to make, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, and to grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in all of the Borrower’s right, title and interest to the Pledged Assets on the terms and conditions of this Agreement. This Agreement and each of the other Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). Other than the filing of financing statements, no consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Government Entity is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any other Transaction Document to which it is a party or the validity or enforceability of this Agreement or any other Transaction Document or the Pledged Receivables, other than such as have been met or obtained.

(d)          The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Pledged Assets will not (i) create any Adverse Claim on the Pledged Assets or (ii) violate in any material respect any Applicable Law or the certificate of formation or limited liability company agreement of the Borrower or any contract or other agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

(e)          Except for Routine Inquiries, no litigation or administrative proceeding of or before any court or Government Entity is presently pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of Borrower or with respect to this Agreement, which could reasonably be expected to have a Material Adverse Effect.

(f)            In selecting the Receivables to be Pledged pursuant to this Agreement, no selection procedures were employed which were intended to be adverse in any material respect to the interests of the Borrower, the Lenders or the Administrative Agent; provided that the use of selection procedures that take into account concentration limits and eligibility criteria or both hereunder or under any other debt facilities of the Seller or any of their Affiliates, shall not be deemed to violate this clause (f).

(g)           The grant of the security interest in the Pledged Assets by the Borrower to the Collateral Agent, for the benefit of the Secured Parties pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(h)         The Borrower has no Debt or other indebtedness other than Debt incurred under or contemplated by the terms of the Transaction Documents.

(i)             The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Agreement.

(j)         No injunction, writ, restraining order or other order of a Governmental Authority of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any other Transaction Document to which the Borrower is a party.

(k)          The Borrower has filed (on a consolidated basis or otherwise) on a timely basis all income and other tax returns (including, without limitation, all income and other material federal and state tax returns) required to be filed and all such returns are complete and accurate in all material respects. The Borrower is not liable for taxes payable by any other Person and has paid or made adequate provisions for the payment of all income and other Taxes, assessments and other material governmental charges due from the Borrower except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books. There are no Liens (other than Permitted Liens) on any assets of the Borrower. The Borrower shall be treated as a (i) disregarded entity for U.S. federal income tax purposes or (ii) partnership that is not treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes whose partners are all U.S. persons within the meaning of Code Section 7701(a)(30). In the event the Borrower is treated as a partnership for U.S. federal income tax purposes and receives a notice of final adjustment for any “imputed underpayment” within the meaning of Section 6225(b) under the Bipartisan Budget Act of 2015, P.L. 114-74 (the “BBA Audit Rules”), the Borrower shall make a timely election under Section 6226(a) of the BBA Audit Rules.

(l)            The chief executive office and principal place of business of the Borrower (and the location of all the Borrower’s records regarding the Pledged Receivables) is located at 150 West 30th Street, New York, NY 10001 and has been located at such address at all times since the date of formation of the Borrower, in each case, or such other addresses as previously disclosed in writing by the Borrower to the Administrative Agent.

(m)         (i) The Borrower’s legal name, type of organization and jurisdiction of organization is as set forth in the first paragraph of this Agreement; (ii) the Borrower is not organized under the law of more than one State; (iii) other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Administrative Agent upon receipt of a notice delivered to the Administrative Agent pursuant to Section 6.15), the Borrower has not changed its name, type of organization or jurisdiction of organization at any time since its formation; and (iv) the Borrower does not have tradenames, fictitious names, assumed names or “doing business as” names other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Administrative Agent upon receipt of a notice delivered to the Administrative Agent pursuant to Section 6.15).

(n)           The Borrower is Solvent and will be Solvent immediately after giving effect to the transactions contemplated hereby on such date.

(o)           The Borrower has no subsidiaries.

(p)          The Borrower has given fair consideration and reasonably equivalent value in exchange for the sale of the Pledged Receivables by the Seller under the Sale and Contribution Agreement. At the time of the pledge of the Pledged Assets herein contemplated, the Borrower had good and marketable title to the Pledged Assets to be pledged by the Borrower to the Collateral Agent hereunder, for the benefit of the Secured Parties (and their successors and assigns), free and clear of all Adverse Claims. This Agreement constitutes a valid grant of a first priority security interest to the Collateral Agent, for the benefit of the Secured Parties (and their successors and assigns), of all right, title, and interest of the Borrower in, to and under the Pledged Assets, free and clear of any Adverse Claim of any Person claiming through or under the Borrower; no effective UCC financing statement or other instrument similar in effect is filed in any recording office listing the Borrower as debtor, other than financing statements which reflect Permitted Liens.

(q)           No Monthly Servicing Report or Borrowing Base Certificate, information, exhibit, financial statement, document, book, record or report furnished by or on behalf of the Borrower to the Administrative Agent or the Lenders in connection with this Agreement is inaccurate in any material respect as of the date it is or shall be dated or (except (i) as otherwise disclosed in writing to the Administrative Agent or the Lenders, as the case may be, at such time, or (ii) in respect of any Receivable that is asserted to be an Eligible Receivable but was not, provided that such Receivable is repurchased in accordance with the Sale and Contribution Agreement) as of the date so furnished, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, in the context of the circumstances under which they were made and taken as a whole, not misleading; provided, that, projections and pro forma financial information contained in such materials were prepared based upon good faith estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

(r)           No proceeds of any Loans will be used by the Borrower to acquire any security in any transaction, which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(s)           There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Pledged Assets contemplated by Section 2.10.

(t)           The Borrower is not, and after giving effect to the transactions contemplated hereby, will not be required to register as, an “investment company” within the meaning of the Investment Company Act, or any successor statute.

(u)          Neither an Event of Default or an Early Amortization Event has occurred and is continuing. Since its formation, there has been no change in the business, operations, financial condition, properties or assets of the Borrower which would have a Material Adverse Effect.

(v)           Each of the Pledged Receivables was underwritten and is being serviced in all material respects in conformance with the Underwriting Policy and the Collection Policy.

(w)         The Borrower is not a Benefit Plan Investor and does not maintain, contribute to, have any obligation to contribute to, or have any liability with respect to any “employee benefit plan” as defined in Section 3(3) of ERISA or Multiemployer Plan.

(x)           No ERISA Event with respect to the Borrower or any ERISA Affiliate has occurred or is expected to occur that might result, directly or indirectly, in any Lien being imposed on the property of the Borrower or result in a Material Adverse Effect.

(y)           Except to the extent that the Borrower is treated as a division of or consolidated with the Seller or the Initial Servicer, there is not now, nor will there be at any time in the future, any agreement or understanding between (i) the Seller or the Initial Servicer (ii) and the Borrower (other than as expressly set forth herein), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(z)           The transactions contemplated hereby do not (i) create an ownership interest in the Borrower in favor of the Administrative Agent or the Lenders or (ii) cause the Administrative Agent or the Lenders to be a “sponsor” of the Borrower, in each case for purposes of the Volcker Rule.

(aa)        Since the Closing Date, no event, circumstance or change has occurred that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect.

(bb)        To the extent applicable, each of the Borrower and PEPI is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(cc)        Other than as set forth in the Collection Account Control Agreement, the Borrower has not pledged, assigned, or entered into a “control agreement” (as defined in the relevant UCC) with respect to the Collection Account or amounts on deposit therein with or to any Person except the Collateral Agent and/or the Secured Parties.

(dd)        Each Receivable designated as an Eligible Receivable on any Borrowing Base Certificate or Monthly Servicing Report is an Eligible Receivable. Each Receivable included as an Eligible Receivable in any calculation of the Borrowing Base or the Eligible Portfolio Outstanding Receivables Balance is an Eligible Receivable.

Section 4.02      Representations and Warranties of the Servicer. The Servicer (so long as the Servicer is not another Person acting as Successor Servicer) hereby represents and warrants, as of the Closing Date and on each Borrowing Date as follows:

(a)           Each Receivable designated as an Eligible Receivable on any Borrowing Base Certificate or Monthly Servicing Report is an Eligible Receivable other than, in any case, any Receivable that is required to be repurchased, and is so repurchased, by a Seller in accordance with the Sale and Contribution Agreement after the date of such Borrowing Base Certificate or Monthly Servicing Report. Each Receivable included as an Eligible Receivable in any calculation of the Eligible Portfolio Outstanding Receivables Balance is an Eligible Receivable other than, in any case, any Receivable that is required to be repurchased, and is so repurchased, by a Seller in accordance with the Sale and Contribution Agreement.

(b)           The Servicer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where its servicing of the Pledged Receivables requires such qualification, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to result in a Material Adverse Effect.

(c)           The Servicer has the power, authority and legal right to make, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party. This Agreement and each of the other Transaction Documents to which the Servicer is a party constitutes the legal, valid and binding obligation of the Servicer, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). Other than the filing of financing statements, no consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Government Entity is required in connection with the execution, delivery or performance by the Servicer of this Agreement or any other Transaction Document to which it is a party or the validity or enforceability of this Agreement or any other such Transaction Document, other than such as have been met or obtained except as would not reasonably be expected to result in a Material Adverse Effect.

(d)          The execution, delivery and performance of this Agreement by the Servicer and all other agreements and instruments executed and delivered or to be executed and delivered by the Servicer pursuant hereto or thereto will not violate in any material respect any Applicable Law or the certificate of incorporation or bylaws of the Servicer or any material contract or other agreement to which the Servicer is a party or by which the Servicer or any of its property or assets may be bound, except, in each case, to the extent that such violation could not reasonably be expected to result in a Material Adverse Effect.

(e)           Except for Routine Inquiries, no litigation or administrative proceeding of or before any Government Entity is presently pending or, to the knowledge of the Servicer, threatened against the Servicer or any properties of the Servicer or with respect to this Agreement, which could reasonably be expected to have a Material Adverse Effect with respect to the Servicer or which would draw into question the legality, validity or enforceability of this Agreement or any other Transaction Document to which the Servicer is a party.

(f)            Except for Routine Inquiries, no injunction, writ, restraining order or other order of a Governmental Authority of any nature adversely affects the Servicer’s performance of its obligations under this Agreement or any other Transaction Document to which the Servicer is a party, except as would not reasonably be expected to result in a Material Adverse Effect.

(g)         The Servicer has filed (on a consolidated basis or otherwise) on a timely basis all income and other material tax returns (including, without limitation, all income and other material federal and state tax returns) required to be filed, all such returns are complete and accurate in all material respects, is not liable for Taxes payable by any other Person and has paid or made adequate provisions for the payment of all income and other material Taxes, assessments and other material governmental charges due from the Servicer except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books.

(h)          The chief executive office and principal place of business of the Initial Servicer is located at 150 West 30th Street, New York, New York 10001. The Initial Servicer’s records regarding the Pledged Receivables are maintained in electronic form.

(i)          The Servicer is Solvent and will remain Solvent after giving effect to the transactions contemplated hereby; the Servicer is paying its debts as they become due; and the Servicer, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(j)          No Monthly Servicing Report or Borrowing Base Certificate (each if prepared by the Servicer or to the extent that information contained therein is supplied by the Servicer), information, exhibit, financial statement, document, book, record or report furnished by the Servicer to the Administrative Agent or the Lenders in connection with this Agreement is inaccurate in any material respect as of the date it is dated or (except (i) as otherwise disclosed in writing to the Administrative Agent or the Lenders, as the case may be, at such time, or (ii) in respect of any Receivable that is asserted to be an Eligible Receivable but was not, provided such Receivable is repurchased in accordance with the Sale and Contribution Agreement) as of the date so furnished, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, in the context of the circumstances under which they were made and taken as a whole, not misleading; provided, that, projections and pro forma financial information contained in such materials were prepared based upon good faith estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

(k)        No Servicer Default has occurred and is continuing. Since the Closing Date, there has been no change in the business, operations, financial condition, properties or assets of the Servicer which would have a Material Adverse Effect.

(l)            Each of the Pledged Receivables is being serviced in conformance in all material respects with the Collection Policy.

(m)          Each Computer Tape or Listing made available by the Servicer to the Administrative Agent was complete and accurate in all material respects as of the date on which such Computer Tape or Listing was made available (except (i) as otherwise disclosed in writing to the Administrative Agent or the Lenders, as the case may be, at such time, or (ii) in respect of any Receivable that is asserted to be an Eligible Receivable but was not, provided such Receivable is repurchased in accordance with the Sale and Contribution Agreement).

(n)         No ERISA Event has occurred or is expected to occur that might result, directly or indirectly, in any Lien being imposed on the Servicer’s property or result in a Material Adverse Effect.

(o)           Except to the extent that the Borrower is treated as a division of or consolidated with the Servicer, there is not now, nor will there be at any time in the future, any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(p)          The consolidated financial statements of Payoneer or PEPI (as applicable) and its consolidated subsidiaries as of June 30, 2021 and the related statements of income and retained earnings of Payoneer or PEPI (as applicable) and its consolidated subsidiaries for the fiscal period then ended, copies of which have previously been delivered to the Administrative Agent, fairly present the consolidated financial condition of Payoneer or PEPI (as applicable) and its consolidated subsidiaries as of such date and the consolidated results of the operations of Payoneer or PEPI (as applicable) and its consolidated subsidiaries for the period ended on such date, all in accordance with GAAP, and since June 30, 2021, there has been no material adverse change in any such condition or operations of Payoneer or PEPI (as applicable).

(q)          To the extent applicable, the Servicer is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.

(r)          Each Receivable designated as an Eligible Receivable on any Borrowing Base Certificate or Monthly Servicing Report is an Eligible Receivable as of the date such Borrowing Base Certificate or Monthly Servicing Report is dated (except, in respect of any Receivable that is asserted to be an Eligible Receivable but was not, provided such Receivable is repurchased in accordance with the Sale and Contribution Agreement). Each Receivable included as an Eligible Receivable in any calculation of the Borrowing Base or the Eligible Portfolio Outstanding Receivables Balance is an Eligible Receivable as of the date of such calculation (except, in respect of any Receivable that is asserted to be an Eligible Receivable but was not, provided such Receivable is repurchased in accordance with the Sale and Contribution Agreement).

Section 4.03      Resale or Substitution of Receivables Upon Repurchase Event.

(a)           The Borrower or the Servicer, without duplication, shall give notice to each of the other parties to this Agreement in writing within five (5) Business Days of obtaining knowledge of any breach of the representations and warranties contained in Section 4.01 or Section 4.02, as applicable; provided, however, that the failure to provide any such notice shall not diminish, in any manner whatsoever, any obligation of the Seller to repurchase or substitute any Pledged Receivable under the Sale and Contribution Agreement for which a Repurchase Event has occurred.

(b)           Upon the discovery by or notice to the Borrower of any such breach of a representation or warranty that constitutes a Repurchase Event, the Borrower shall require the applicable Seller to repurchase such Pledged Receivable or substitute such Pledged Receivable with a Substituted Receivable in accordance with the Sale and Contribution Agreement (and the Collateral Agent may (at the direction of the Administrative Agent) directly enforce such rights of the Borrower under the Sale and Contribution Agreement). The Borrower shall notify the Collateral Agent and the Administrative Agent promptly, in writing, of any failure by a Seller to repurchase or substitute any such Pledged Receivable.

(c)           In connection with the repurchase of such Pledged Receivable by a Seller, the Borrower shall cause (i) such Seller to remit funds in an amount equal to the Release Price for such Pledged Receivable and (ii) the Servicer to remit any amounts received from the Merchant that have not yet been transferred to the Collection Account, in each case, to the Collection Account on the date of such repurchase.

(d)           It is understood and agreed that the obligation of the Borrower to require the Seller to repurchase any Pledged Receivable or substitute any Pledged Receivable with a Substituted Receivable, and the obligation of the Seller to repurchase any Pledged Receivable or substitute any Pledged Receivable with a Substituted Receivable in connection with a Repurchase Event is not intended to, and shall not, constitute credit recourse, or a guaranty of the collectability or payment of any Receivable which is not collected, not paid or uncollectible solely on account of the insolvency, bankruptcy or financial inability to pay of the related Merchant.

Article V

GENERAL COVENANTS OF THE CREDIT PARTIES

Section 5.01      General Covenants.

(a)           The Borrower shall observe all limited liability company procedures required by its certificate of formation and limited liability company agreement and the laws of its jurisdiction of formation. Each of the Credit Parties shall maintain its limited liability company or corporate, as applicable, existence in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and shall promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company or corporation, as applicable, in any other state in which it does business and in which it is required to so qualify under Applicable Law, except, in each case, where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect.

(b)                The Borrower shall at all times:

(i)            ensure its members act independently and in its interests and in the interests of its creditors;

(ii)           maintain at least one independent manager or director (A) who is not at the time of initial appointment or at any time while serving on the Borrower’s board of managers, and who has not within the past five years been: (1) an officer, director, employee, partner, member, stockholder or beneficial interest holder (either direct or indirect) of the Borrower; (2) an officer, director, employee, partner, member, associate, stockholder or beneficial interest holder of any Affiliate of the Borrower or the Seller, unless (x) the Affiliate is a publicly-held company and such person owns publicly-traded stock and such stock represents less than 1% of the issued stock of the Affiliate or (y) such Affiliate is a special purpose finance entity and such individual is an independent director or an independent manager of such Affiliate; (3) a customer or supplier of the Borrower or any Affiliate thereof (other than a customer or supplier that does not derive more than 5% of its revenues from its activities with the Borrower or any Affiliate thereof); (4) a trustee, conservator or receiver for any Affiliate of the Borrower; or (5) a spouse, parent, sibling or child of any person described in (1), (2), (3) or (4); and (B) each of whom has had at least (1) prior experience as an independent director for a corporation or an independent manager for a limited liability company whose charter documents required the unanimous consent of independent directors or independent managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three-years of employment experience with one or more entities with a national reputation and presence that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities, and is currently employed by such an entity;

(iii)         hold itself out to the public and all other Persons as a legal entity separate from the Seller and any other Person (although, in connection with certain advertising and marketing, the Borrower may be identified as a subsidiary of the Seller);

(iv)          conduct its business in its own name and comply with all organizational formalities to maintain its separate existence (although the Borrower shall engage the Initial Servicer to take many actions on behalf of the Borrower with respect to the administration of the Receivables);

(v)          maintain separate financial statements (provided, this provision shall not limit the Borrower’s financial and operating results from being consolidated with those of its ultimate parent company in consolidated financial statements);

(vi)          except as otherwise provided pursuant to Sections 5.01(p) and Section 6.02(b), ensure its assets are not commingled with those of the Seller or any other Affiliate of the Borrower;

(vii)          pay its own liabilities only out of its own funds;

(viii)         have a board of managers or directors which is separate from that of the Seller or any other Person;

(ix)           ensure its board of managers or directors duly authorize all of its limited liability company actions;

(x)           maintain its own separate books and records and bank accounts in such a manner so that the assets of the Borrower are readily identifiable as its own assets (provided, this provision shall not limit the Borrower’s financial and operating results from being consolidated with those of the Seller in consolidated financial statements);

(xi)            maintain an arm’s length relationship with its Affiliates (including the Seller);

(xii)          pay the salaries of its own employees, if any;

(xiii)         use separate stationery, invoices and checks;

(xiv)         maintain its books, records, resolutions and agreements as official records;

(xv)        cause its board of managers or directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware limited liability company formalities;

(xvi)        except as contemplated by the Transaction Documents, not pledge its assets for the benefit of any other Person;

(xvii)       not acquire any obligations or securities of the members;

(xviii)      correct any known misunderstanding regarding its separate identity;

(xix)         maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(xx)          maintain minutes of the meetings and other proceedings of the members;

(xxi)         not permit the direct involvement by a Seller (except in its capacity as sole member of the Borrower and with respect to observing all corporate formalities) or any other Affiliate of a Seller in the day-to-day management of the Borrower (other than permitting employees, officers and directors of a Seller to serve as officers and directors of the Borrower and to take such acts and do such things in connection therewith as such persons deem reasonable or necessary under the circumstances to faithfully fulfill their duties as officers and directors of Borrower, or as they are required to take or do by any Applicable Law);

(xxii)        conduct all business correspondence of the Borrower and other communications in the Borrower’s own name on its own stationery;

(xxiii)      not pay any expenses, guaranty any obligations or advance funds for the payment of expenses or obligations of the Seller or any other Affiliate of the Seller;

(xxiv)      timely file its own income and other Tax returns required to be filed by it or on its behalf and timely pay all income and other Taxes (whether or not shown on such Tax returns), it being understood that the Borrower may be included in consolidated Tax returns filed by the Seller or one of its parent entities;

(xxv)       does not permit the Seller or any Affiliate of the Seller to act as an agent of the Borrower in any capacity (except as Initial Servicer hereunder) and not itself act as an agent for the Seller, but instead present itself to the public as a limited liability company separate from the Seller;

(xxvi)       not hold out its credit or assets as being available to satisfy the obligations of others;

(xxvii)      allocate fairly and reasonably any overhead for shared office space and services provided by an employee of an Affiliate;

(xxviii)    other than activities undertaken pursuant to the Sale and Contribution Agreement and this Agreement and the other Transaction Documents, does not engage in intercorporate transactions with the Seller or any other Affiliate of the Seller, other than transactions in the ordinary course of business between a parent corporation and its subsidiary; and

(xxix)       to the fullest extent permitted by law, comply with each of the assumptions made with respect to it in any opinions, issued in connection with, and the certifications contained in any certificate referred to therein, delivered by counsel in connection with the transactions contemplated by the Transaction Documents and relating to the issues of substantive consolidation and true conveyance of the Pledged Receivables.

(c)           The Borrower shall pay its operating expenses and liabilities from its own assets; provided, however, that the Borrower’s organizational expenses and the expenses in connection with the negotiation and execution of this Agreement and the other Transaction Documents may be paid by the Seller.

(d)           The Borrower shall not have any of its Debt guaranteed by the Seller or any Affiliate of the Seller. The Borrower shall cause any of its financial statements consolidated with those of the Seller to state that the Borrower is a separate entity with its own separate creditors who, in any liquidation of the Borrower, shall be entitled to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Borrower’s equity holders. The Borrower shall not act in any other matter that could foreseeably mislead others with respect to the Borrower’s separate identity.

(e)           In its capacity as Servicer, the Initial Servicer shall, to the extent necessary, maintain separate records on behalf of and for the benefit of the Collateral Agent, the Administrative Agent and the Lenders, act in accordance with instructions and directions delivered in accordance with the terms hereof from the Borrower, the Collateral Agent, the Administrative Agent or the Lenders in connection with its servicing of the Pledged Receivables hereunder, and shall ensure that, at all times when it is dealing with or in connection with the Pledged Receivables in its capacity as Servicer, it holds itself out as Servicer, and not in any other capacity.

(f)            Except as otherwise provided herein or in any other Transaction Document, the Borrower shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pledged Receivable, any Collections related thereto or any other Pledged Assets related thereto, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof (other than Permitted Liens). Except as otherwise provided herein or in any other Transaction Document, the Borrower shall not create or suffer to exist any Adverse Claim upon or with respect to any of the Borrower’s assets (other than Permitted Liens). Except as otherwise provided herein or in any other Transaction Document, the Initial Servicer shall not create, or permit any action to be taken by any Person to create, any Adverse Claim upon or with respect to any of the Borrower’s assets.

(g)          The Borrower shall not merge or consolidate with any person, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) or acquire all or substantially all of the assets or capital stock or other ownership interest of any Person without the prior written consent of the Administrative Agent.

(h)           The Borrower shall not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Sale and Contribution Agreement in any manner other than a sale or capital contribution and absolute assignment of Receivables, Related Security and Other Conveyed Property by the Seller to the Borrower constituting a “true conveyance” for bankruptcy purposes, it being understood that the Loans to the Borrower under this Agreement shall be treated as debt on the consolidated financial statements of the Seller.

(i)            No Credit Party shall amend, modify, waive or terminate any terms or conditions of the Sale and Contribution Agreement without the written consent of the Administrative Agent, and shall perform its obligations in all material respects thereunder.

(j)            The Borrower shall neither (i) amend, modify or otherwise make any change to its certificate of formation or limited liability company agreement (including, without limitation, any change to its legal name, jurisdiction of organization or type of organization) without the prior written consent of the Administrative Agent, nor (ii) change the location of its chief executive office or principal place of business or the location of its records regarding the Pledged Receivables without providing notice to the Administrative Agent of such change within thirty (30) days of such change.

(k)        The Initial Servicer, without prior written notice to the Administrative Agent, shall not change its legal name, jurisdiction of organization or type of organization.

(l)            [Reserved].

(m)          The Initial Servicer shall not make or allow to be made any amendment to the Collection Policy as such policy relates to the Pledged Receivables in any manner adverse in any material respect to the interests of the Administrative Agent or any Lender without the prior written consent of the Administrative Agent (which consent shall be deemed to be automatically granted by the Administrative Agent on the seventh (7th) Business Day after the Administrative Agent receives notice of the consent request if the Administrative Agent do not communicate (whether in writing or electronically) in any way with the Borrower or the Servicer in respect of such consent request). Together with the delivery of each Monthly Servicing Report, the Borrower or the Initial Servicer shall notify the Administrative Agent of each amendment to the Collection Policy effected during the immediately preceding Remittance Period and shall provide the Administrative Agent a copy thereof. For purposes of this clause, the Administrative Agent shall be deemed to have received notice of a consent request (i) on the date the Borrower receives confirmation of receipt via the read receipt function for notices delivered by email to the email addresses specified by the Administrative Agent, (ii) on the date the Borrower receives verbal confirmation by any officer of an Administrative Agent for other forms of delivery, or (iii) two (2) Business Days after the Borrower has exercised commercially reasonable efforts to contact the Administrative Agent by email to the email addresses specified by the Administrative Agent and by telephone to the numbers specified by the Administrative Agent.

(n)          Neither the Borrower nor PEPI shall allow to be made any amendment to the Underwriting Policy as such policy relates to the Pledged Receivables in any manner adverse in any material respect to the interests of the Administrative Agent or any Lender without the prior written consent of the Administrative Agent (which consent shall be deemed to be automatically granted by the Administrative Agent on the seventh (7th) Business Day after the Administrative Agent receives notice of the consent request if the Administrative Agent does not communicate (whether in writing or electronically) in any way with the Borrower or the Servicer in respect of such consent request). Together with the delivery of each Monthly Servicing Report, the Borrower or PEPI shall notify the Administrative Agent of each amendment to the Underwriting Policy effected during the immediately preceding Remittance Period and shall provide the Administrative Agent a copy thereof. For purposes of this clause, the Administrative Agent shall be deemed to have received notice of a consent request (i) on the date the Borrower receives confirmation of receipt via the read receipt function for notices delivered by email to the email addresses specified by the Administrative Agent, (ii) on the date the Borrower receives verbal confirmation by any officer of an Administrative Agent for other forms of delivery, or (iii) two (2) Business Days after the Borrower has exercised commercially reasonable efforts to contact the Administrative Agent by email to the email addresses specified by the Administrative Agent and by telephone to the numbers specified by the Administrative Agent.

(o)           Promptly upon the processing of any Collections through the Payoneer Global Payments System, each of the Credit Parties shall cause such Collections to be remitted directly to the Collection Account (and shall not direct any funds not related to the Pledged Assets to the Collection Account and shall monitor and enforce compliance with such instructions).

(p)           If either of the Credit Parties receives any Collections, inadvertently or otherwise, such Credit Party shall remit such Collections to the Collection Account within two (2) Business Day of receipt and identification thereof (and shall ensure that only funds related to the Pledged Assets shall be deposited into the Collection Account).

(q)           On each Borrowing Date on which a Seller delivers a Bill of Sale and Assignment to the Borrower pursuant to the Sale and Contribution Agreement, the Borrower shall deliver to the Administrative Agent a copy of the related Bill of Sale and Assignment.

(r)            Each of the Credit Parties shall promptly (and in any event within two (2) Business Day after such Person has knowledge of the same) notify the Administrative Agent of the occurrence of any Servicer Default, Early Amortization Event or Event of Default.

(s)         Each of the Credit Parties, as applicable, shall promptly (and in any event within five (5) Business Days after such Person has knowledge of the same) send to the Administrative Agent a notice of a breach in any material respect of any representation, warranty, agreement or covenant by such Person under any Assigned Document.

(t)           The Borrower shall promptly upon receipt thereof deliver to the Administrative Agent, to the extent the Administrative Agent does not receive such items directly from the Account Bank or the bank processor, as applicable, (i) any notices received if the Collection Account becomes subject to any writ, judgment, warrant of attachment, execution or similar process and (ii) any report delivered by the Account Bank or the bank processor, as applicable, with respect to the Collection Account.

(u)           The Borrower shall cause the Initial Servicer to deliver each of the reports required to be delivered pursuant to Section 6.08(b), (c), and (f).

(v)           The Borrower shall not engage in any business other than the purchases of Receivables, Related Security and other Pledged Assets from the Seller pursuant to the Sale and Contribution Agreement, and such other activities as contemplated by the Transaction Documents.

(w)          The Borrower shall not establish, contribute to or have any obligation to contribute to any Pension Plan or Multiemployer Plan.

(x)           The Borrower shall not, as owner of the related Receivable, consent to any termination or rejection of any Merchant Contract prior to the end of the term of such Merchant Contract, whether such rejection or early termination is made pursuant to an equitable cause, statute, regulation, judicial proceeding or other Applicable Law (including, without limitation, Section 365 of the Bankruptcy Code), unless (i) with respect to Chargeoff Receivables, the Borrower has determined in good faith that such termination or rejection will maximize the recovery thereon, or (ii) with respect to terminations, such termination is the result of a prepayment of the Pledged Receivable, the amount of which equals or exceeds the Release Price of such Pledged Receivable.

(y)          The Borrower shall not enter into, or be a party to any transaction with any Affiliate of the Borrower, except for:

(i)     the transactions contemplated hereunder, by the Sale and Contribution Agreement and the other Transaction Documents;

(ii)    other transactions in the nature of employment contracts and directors’ fees, upon fair and reasonable terms materially no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate; and

(iii)   with respect only to transactions between the Borrower and the Seller, transactions in the ordinary course of business between a parent corporation and its subsidiary.

(z)          No Credit Party shall (i) cancel, terminate, extend, amend, modify or waive (or consent to or approve any of the foregoing) any provision of any Transaction Document (including, without limitation, the Sale and Contribution Agreement) to which it is a party or (ii) take or consent to any other action that may impair the rights or remedies of the Administrative Agent or the Lenders in any Pledged Assets or modify, in a manner adverse to the Lenders the right of the Borrower, the Administrative Agent or the Lenders to demand or receive payment under any Transaction Document.

(aa)        The Initial Servicer shall, upon request, deliver to the Administrative Agent and the Lenders, simultaneously with the execution and delivery of this Agreement, an Opinion of Counsel.

(bb)        The Borrower shall not create or incur any Debt or other indebtedness except pursuant to this Agreement and the other Transaction Documents.

(cc)         Neither the Borrower nor the Servicer shall create, or participate in the creation of, or permit to exist, any Liens with respect to the Collection Account, except for Permitted Liens. Neither the Borrower nor the Servicer shall enter into any “control agreement” (as defined in the relevant UCC) with respect to the Collection Account other than as provided in the Transaction Documents.

(dd)        Without the prior written consent of the Administrative Agent (which consent shall be deemed to be automatically granted by the Administrative Agent on the fifteenth (15th) Business Day after the Administrative Agent receives notice of the consent request if the Administrative Agent does not communicate (whether in writing or electronically) in any way with the Borrower or the Servicer in respect of such consent request), the Borrower shall not (i) permit the Seller to make any changes or modifications or additions to any Approved Form that would reasonably be expected to result in an Adverse Effect (for the avoidance of doubt, changes to payment terms that are consistent with the criteria set forth in the definition of Eligible Receivable will not be deemed to have an Adverse Effect) or (ii) consent to the Seller assigning any of their rights under the Sale and Contribution Agreement. For purposes of this clause, the Administrative Agent shall be deemed to have received notice of a consent request (i) on the date the Borrower receives confirmation of receipt via the read receipt function for notices delivered by email to the email addresses specified by the Administrative Agent, (ii) on the date the Borrower receives verbal confirmation by any officer of an Administrative Agent for other forms of delivery, or (iii) two (2) Business Days after the Borrower has exercised commercially reasonable efforts to contact the Administrative Agent by email to the email addresses specified by the Administrative Agent and by telephone to the numbers specified by the Administrative Agent.

(ee)         In the event that the Borrower or the Servicer is required to restate any financial statements provided in accordance with Section 6.09(d)(i), the Borrower shall promptly (but in any event within five (5) Business Days of such restated financial statement becoming available) deliver such restated financial statements (“Restated Financials”) to the Administrative Agent and each of the Lenders.

Article VI

ADMINISTRATION AND SERVICING; CERTAIN COVENANTS

Section 6.01      Appointment and Designation of the Servicer.

(a)           Unless otherwise provided in this Agreement, including Section 6.11, the Servicer’s authorization under this Agreement shall terminate on the Termination Date. Until a Successor Servicer is appointed pursuant to Section 6.11, the Initial Servicer is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer, pursuant to the terms hereof.

(b)          The Servicer, in its capacity as servicer hereunder, shall manage, service, administer and make collections on the Pledged Receivables (including the related Merchant Contracts) and other Pledged Assets and perform the other actions required by the Servicer under this Agreement. The Servicer agrees that its servicing of the Pledged Receivables (including the related Merchant Contract) shall be carried out in all material respects in accordance with Applicable Law and using the same degree of skill, care, diligence and attention that the Servicer exercises from time to time with respect to all similarly situated business loan contracts and receivables that it services for itself or others (or that it formerly serviced for itself or others) in accordance with the Collection Policy (the “Servicing Standard”).

(c)           The Servicer’s duties shall include, without limitation, collecting and posting of all Collections, responding to inquiries of Merchants on the Pledged Receivables, investigating delinquencies, sending invoices, payment statements or payment books to Merchants, reporting any required Tax information to Merchants, enforcing the terms of the Merchant Contracts (and any documents related thereto) related to any Pledged Receivables and Pledged Assets, complying with the terms of the Collection Account Control Agreement, accounting for Collections, furnishing reports as required under this Agreement to the Administrative Agent with respect to distributions, perform such other related duties as reasonably requested by the Borrower, the Administrative Agent or the Lenders and performing the other duties specified herein.

(d)          To the extent consistent with the Servicing Standard and Section 6.02(c) and, with respect to the Initial Servicer, in the Collection Policy, the Servicer shall have full power and authority, acting alone or through its agents or designees, to do any and all things in connection with such managing, servicing, administration and collection that it may deem necessary or desirable. Notwithstanding anything herein to the contrary, the Servicer may forego collection efforts only if (x) the amount which the Servicer, in its reasonable judgment, expects to realize in connection with such collection efforts is determined by the Servicer, in its reasonable judgment, to be less than the reasonably expected costs (taking into account an efficient allocation of the Servicer’s resources with respect to the Pledged Assets) of pursuing such collection efforts and (y) the Servicer would forego such collection efforts in accordance with its customary procedures (which, with respect to the Initial Servicer, shall not conflict with the procedures set forth in the Collection Policy).

(e)           The Initial Servicer is hereby authorized to commence, in its own name (in its capacity as Servicer) to the extent possible, or in the name of the Borrower, the Administrative Agent or the Lenders (provided that if the Servicer is acting in the name of the Administrative Agent or the Lenders, the Servicer shall have obtained the Administrative Agent’ or the Lenders’ consent, as the case may be), a legal proceeding to enforce any Pledged Receivable (or any terms or provisions of the related Merchant Contract) or to commence or participate in any other legal proceeding (including, without limitation, a bankruptcy proceeding) relating to or involving a Pledged Receivable or any related Merchant Contract, Merchant, Related Security or Pledged Assets. If the Initial Servicer commences or participates in such a legal proceeding in its own name, the Borrower, the Administrative Agent or the Lenders, as the case may be, shall thereupon be deemed to have automatically assigned such Pledged Receivable to the Initial Servicer solely for purposes of commencing or participating in any such proceeding as a party or claimant, and the Initial Servicer is authorized and empowered by the Borrower, the Administrative Agent or the Lenders, as the case may be, to execute and deliver in the Initial Servicer’s name any notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any such proceeding. The Borrower, the Administrative Agent or the Lenders, as the case may be, shall furnish the Initial Servicer with any powers of attorney and other documents which the Initial Servicer may reasonably request in writing and which are deemed necessary or appropriate and take any other steps which are deemed necessary or appropriate to enable the Initial Servicer to carry out its servicing and administrative duties under this Agreement. If, however, in any suit or legal proceeding it is held that the Initial Servicer may not prosecute such suit or legal proceeding on the grounds that it is not an actual party in interest or a holder entitled to enforce such suit or legal proceeding, the Borrower shall take such steps as are deemed necessary to prosecute such suit or legal proceeding, including bringing suit in its name. For the avoidance of doubt, any legal proceedings will be commenced by the Successor Servicer in the name of the Initial Servicer or the Borrower, as applicable, and will not be required to initiate any such proceedings or actions in its own name.

Section 6.02        Collection of Receivable Payments; Modification and Amendment of Receivables.

(a)           Consistent with the Servicing Standard, the Servicer shall use commercially reasonable efforts to collect all payments called for under the terms and provisions of the Merchant Contracts related to the Pledged Receivables (and the terms and provisions of any documents related thereto) as and when the same shall become due and shall follow such collection procedures with respect to the Pledged Receivables and the related Merchant Contracts as will, in the reasonable judgment of the Servicer, maximize the amount to be received by the Borrower and the Lenders with respect thereto.

(b)           The Servicer shall use commercially reasonable efforts to cause all Collections in respect of any ACH payments to be deducted on each scheduled payment date therefor from the operating account of the applicable Merchant and remitted directly to the Collection Account.

(c)           To the extent that any funds received in respect of a Pledged Receivable and the related Merchant Contracts are not paid directly into the Collection Account and are otherwise in the Servicer’s possession or control, the Servicer shall (A) maintain any such funds separate and apart from any other funds and assets, (B) hold such funds in trust for the benefit the Borrower and the Secured Parties and (C) promptly, but in any event within two (2) Business Days of receipt and identification thereof (and shall use reasonable commercial efforts to ensure that only funds related to the Pledged Assets shall be deposited into the Collection Account), transfer all such funds into the Collection Account. The Servicer shall direct all Collections (other than Overpayment Amounts and any late fees) actually received and on deposit with the Servicer on any Business Day to be transferred on such Business Day into the Collection Account.

(d)           The Servicer, may, in accordance with the Collection Policy, amend, modify or waive any term or condition of any Pledged Receivable which in Servicer’s reasonable discretion, would maximize recoveries on such Pledged Receivable.

Section 6.03        Maintenance of Security Interests in Pledged Assets.

(a)           The Initial Servicer and the Borrower agree that from time to time, at their own cost and expense, they shall, as is necessary or as may be requested by the Collateral Agent, take all actions necessary or that is required by law, in order to (i) create, preserve and protect the security interest granted under this Agreement, and the priority thereof, in favor of the Collateral Agent (for the benefit of the Secured Parties) in each Pledged Receivable and the Related Security and Other Conveyed Property related to each Pledged Receivable, all other Pledged Assets and the proceeds of any of the foregoing being Pledged hereunder, to secure a Loan on the Borrowing Date thereof. Subject to clause (c) below, the Initial Servicer shall take all such further action including, but not limited to filing a UCC financing statement in the applicable jurisdiction naming the Borrower as debtor and the Collateral Agent as the secured party and covering “all assets” of the Borrower, and (ii) ensure that immediately prior to the Pledge of such Receivable by the Borrower to the Collateral Agent (for the benefit of the Secured Parties), each such Pledged Receivable, the Related Security and Other Conveyed Property related to each Pledge Receivable and all other Pledged Assets is free and clear of all Adverse Claims.

(b)           The Initial Servicer shall take all steps, as are necessary (subject to Section 6.03(a)), to maintain perfection of the security interest in each Pledged Receivable, the Related Security and Other Conveyed Property related to each Pledged Receivable, all other Pledged Assets and the proceeds of any of the foregoing in favor of the Collateral Agent, for the benefit of the Secured Parties, including, but not limited to, obtaining the execution by the Borrower and the recording, registering, filing, re-recording, refiling, and reregistering of all security agreements, financing statements and continuation statements as are necessary to maintain and perfect such security interests granted by the Borrower. Without limiting the generality of the foregoing, the Borrower and the Collateral Agent each hereby authorizes the Initial Servicer, and the Initial Servicer agrees, to take any and all steps necessary (subject to Section 6.03(a)) to re-perfect such security interest in each Pledged Receivable, the Related Security and Other Conveyed Property related to each Pledged Receivable and all other Pledged Assets or Merchant or for any other reason.

(c)           Notwithstanding anything in this Agreement to the contrary, (i) the Collateral Agent shall have no duty to monitor any of the Pledged Assets and shall not be responsible for filing Financing Statements or continuation statements in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Pledged Assets and (ii) the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Pledged Assets or for the validity, perfection, priority or enforceability of the Liens in any of the Pledged Assets, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder for the validity or sufficiency of the Pledged Assets or any agreement or assignment contained therein, for the validity of the title of the Borrower to the Pledged Assets, for insuring the Pledged Assets or for the payment of taxes, charges, assessments or Liens upon the Pledged Assets or otherwise as to the maintenance of the Pledged Assets.

(d)           At any time after the Closing Date, the Borrower hereby authorizes (but does not obligate) the Collateral Agent and the Administrative Agent to file such financing statement or statements relating to the Collateral Agent’s security interest in each Pledged Receivable and the Related Security and Other Conveyed Property related to each Pledged Receivable, all other Pledged Assets and the proceeds of any of the foregoing as may be necessary, including financing statements that describe the collateral covered thereby as “all assets of the Borrower whether now owned or existing or hereafter acquired or arising and wheresoever located”, and appoints the Collateral Agent as the Borrower’s attorney-in-fact to file any such financing statement or statements in the Borrower’s name, and to perform all other acts as may be necessary to perfect and continue its or the Collateral Agent's, as applicable, lien and security interest in the Pledged Assets granted hereby and to protect, preserve or realize upon each Pledged Receivable and the Related Security and Other Conveyed Property related to each Pledged Receivable, all other Pledged Assets and the proceeds of any of the foregoing, including, but not limited to, the right to endorse notes, complete blanks in documents and execute assignments on behalf of the Borrower as its attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable without the Collateral Agent’s consent.

(e)           At any time after the occurrence of an Event of Default, the Borrower hereby authorizes (but does not obligate) the Collateral Agent to file such other financing statement or statements relating to the Pledged Assets as may be necessary, and appoints the Collateral Agent as the Borrower’s attorney-in-fact to file any such financing statement or statements in the Borrower’s name and to perform all other acts which may be necessary to perfect and continue the lien and security interest granted hereby and to protect, preserve and realize upon the Pledged Assets, including, but not limited to, the right to endorse notes, complete blanks in documents and execute assignments on behalf of the Borrower as its attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable without the Collateral Agent's consent.

Section 6.04        Unidentified Payments. The Borrower agrees and consents that the Servicer may apply any payment it receives (or any such payment the Servicer deposits into the Collection Account) from a Merchant to any Merchant Contract relating to such Merchant if the Servicer is unable in good faith to determine to which of the Merchant’s Receivables such payment relates.

Section 6.05        [Reserved].

Section 6.06        Permitted Investments. The Borrower (or the Initial Servicer, on the Borrower’s behalf) shall, pursuant to written instruction, direct the Account Bank (and if the Borrower fails to do so, the Administrative Agent may, pursuant to written instruction, direct the Account Bank) to invest, or cause the investment of, funds on deposit in the Collection Account in Permitted Investments, from the date of this Agreement until the Termination Date. Absent any such written instruction, funds on deposit in the Collection Account shall remain un-invested. A Permitted Investment acquired with funds deposited in the Collection Account shall mature not later than the Business Day immediately preceding the Remittance Date next following such deposit, and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be registered in the name of the Borrower, the Account Bank or its nominee for the benefit of the Secured Parties. All income and gain realized from any such investment, as well as any interest earned on deposits in the Collection Account, shall be distributed in accordance with the provisions of Section 2.06(b) or Section 2.06(c) hereof. The Borrower shall deposit in the Collection Account (with respect to investments made hereunder of funds held therein), as applicable, an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. The Account Bank shall have no obligation to invest or reinvest the funds held in the Collection Account (i) if deposited with the Account Bank after 11:00 a.m. (New York City time) on such day of deposit or (ii) in the absence of timely and specific written investment direction from the Borrower (or the Servicer on the Borrower’s behalf) or the Administrative Agent. Instructions received after 11:00 a.m. (New York City time) will be treated as if received on the following Business Day. The Account Bank shall have no responsibility for the selection of investments or for any investment losses resulting from the investment, reinvestment or liquidation of the funds, including but not limited to any losses incurred as a result of the liquidation, for any delay or fees imposed in relation to the liquidation, or receiving the liquidation proceeds of any investment, or losses incurred as a result of the liquidation of any investment prior to its stated maturity, or the failure of the Borrower (or the Servicer on the Borrower’s behalf) or the Administrative Agent to provide timely written instruction. Any interest or other income received on such investment and reinvestment of the funds shall become part of the Collection Account and any losses incurred on such investment and reinvestment of the funds shall be debited against the Collection Account. It is agreed and understood that the entity serving as Account Bank may earn fees associated with the investments outlined above in accordance with the terms of such investments. In no event shall the Account Bank be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Account Bank or its affiliates are permitted to receive additional compensation that could be deemed to be in the Account Bank’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in investments. None of the Account Bank or the Administrative Agent shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in the Collection Account.

Section 6.07         Servicing Compensation. As compensation for its activities hereunder, the Servicer shall be entitled to be paid the Servicing Fee from the Collection Account as provided in Section 2.06(b) or Section 2.06(c). In addition, the Servicer shall be entitled to retain all late fees collected or received in respect of the Pledged Receivables, which amounts will be excluded from Collections. The Initial Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor, except as expressly provided in this Agreement. The Servicing Fee may not be transferred in whole, or in part, except in connection with the transfer of all the Servicer’s responsibilities and obligations under this Agreement. Any Successor Servicer, shall be entitled to reimbursement from the Borrower for out-of-pocket expenses incurred by it in connection with its servicing activities hereunder, to be paid by the Borrower in the manner set forth in any applicable successor servicing agreement.

Section 6.08         Reports to the Administrative Agent; Account Statements; Servicing Information.

(a)           The Borrower shall deliver to the Administrative Agent, (i) on the Facility Termination Date (other than the Facility Maturity Date), a report identifying the Pledged Receivables (and any information with respect thereto or otherwise with respect to the Borrower or the Seller reasonably requested by the Administrative Agent) as of the day immediately preceding the Facility Termination Date, and (ii) upon either Administrative Agent’s reasonable request and upon reasonable notice on any other Business Day, a report identifying the Pledged Receivables and containing the information normally included in a Borrowing Base Certificate (and any information with respect thereto or otherwise with respect to the Borrower or the Seller reasonably requested by the Administrative Agent) as of such day.

(b)           At least three (3) Business Days prior to each Remittance Date, the Servicer shall prepare and deliver, or have delivered to the Administrative Agent and the Lenders, a draft of the Monthly Servicing Report expected to be delivered in accordance with the following sentence. No later than the Monthly Servicing Report Date occurring immediately prior to each Remittance Date, the Servicer shall prepare and deliver, or have delivered to the Administrative Agent, the Lenders, the Collateral Agent, and the Account Bank, with a copy to Borrower, a Monthly Servicing Report. The Servicer shall also provide to the Administrative Agent, the Lenders all information which was necessary for preparation of such Monthly Servicing Report and all other information relating to all Pledged Receivables reasonably requested by any Successor Servicer in order to fulfill its duties as Successor Servicer, if so appointed (including a Computer Tape or Listing or a diskette or any other electronic transmission in a format acceptable to the Administrative Agent or such Success Servicer).

(c)           By no later than 3:00 p.m. (New York City time) on the Monthly Servicing Report Date and on the date two (2) Business Days preceding a Borrowing, the Borrower shall also prepare and deliver to the Administrative Agent a Borrowing Base Certificate containing information accurate as of the date of delivery of such Borrowing Base Certificate.

(d)           The Borrower shall deliver to the Administrative Agent (to the extent not otherwise previously delivered to the Administrative Agent) all reports it receives pursuant to the Sale and Contribution Agreement within one (1) Business Day after the receipt thereof.

(e)           Each of the Borrower or the Servicer, without duplication, agree that:

(i)      Without the prior written consent of the Administrative Agent, neither the Borrower nor the Servicer shall change (A) the name, account number, or similar information pertaining to the Collection Account, or (B) any other documents, agreement or arrangement concerning any of the above-mentioned accounts.

(ii)     As soon as reasonably practicable, from time to time, each of the Borrower and the Servicer, without duplication, shall, to the extent not prohibited by confidentiality restrictions or law, regulation or any stock exchange rule, provide such other information, documents, records or reports respecting the Merchant Contracts or the conditions or operations, financial or otherwise, as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Lenders under or as contemplated by this Agreement.

(f)            Promptly upon an authorized officer of a Credit Party becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, such Credit Party shall deliver to the Administrative Agent, the Collateral Agent and the Account Bank a written notice specifying the nature thereof, what action PEPI, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

(g)           [Reserved].

(h)           On or before August 31st of each year, beginning on August 31, 2022, the Borrower, at the Borrower’s expense (not to exceed $10,000 per calendar year), shall use commercially reasonable efforts to cause the Verification Agent to provide to the Servicer, the Administrative Agent and the Lenders with an annual report representing a due diligence review of Payoneer, PEPI and the Borrower in accordance with the Verification Agent Agreement.

(i)            Each of PEPI and the Borrower shall, upon the request of the Administrative Agent, participate in a meeting of the Administrative Agent and the Lenders once during each fiscal quarter of the Borrower to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by PEPI, the Borrower, the Administrative Agent and the Lenders) at such time as may be agreed to by PEPI, the Borrower, the Administrative Agent and the Lenders.

Section 6.09        Statements as to Compliance; Financial Statements.

(a)           The Servicer shall deliver to the Administrative Agent, the Borrower and the Lenders no later than sixty (60) days following each calendar year, beginning with the calendar year ending December 31, 2021, an Officers’ Certificate stating, as to each signatory thereof, that (x) a review of the activities of the Servicer during the Servicer’s preceding calendar year and of its performance under this Agreement has been made under such officer’s supervision, and (y) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such calendar year or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof and the action being taken to cure such default.

(b)           [Reserved].

(c)           As soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter in each Fiscal Year (other than the last Fiscal Quarter of any Fiscal Year) of Payoneer, the Initial Servicer shall deliver to the Lenders and the Administrative Agent the following:

(i)    an unaudited consolidated balance sheet of Payoneer and its consolidated subsidiaries (including the Borrower) as of the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the most recent year end for which an audited balance sheet has been prepared, which such balance sheet shall be prepared and presented in accordance with GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer, chief accounting officer or controller of Payoneer stating that such balance sheet presents fairly the financial condition of the companies being reported upon and has been prepared in accordance with GAAP consistently applied; and

(ii)   unaudited consolidated statements of income and cash flows of Payoneer and its consolidated subsidiaries (including the Borrower) for such Fiscal Quarter, in each case, setting forth in comparative form the corresponding figures for the comparable period one year prior thereto (subject to normal year-end adjustments), which such statements shall be prepared and presented in accordance with GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer, chief accounting officer or controller of Payoneer stating that such financial statements present fairly the financial condition and results of operations of the companies being reported upon and have been prepared in accordance with GAAP consistently applied.

(d)           As soon as available and in any event within one-hundred and twenty (120) days after the end of each Fiscal Year of Payoneer, the Initial Servicer shall deliver to the Lenders and the Administrative Agent a consolidated balance sheet of Payoneer and its consolidated subsidiaries (including the Borrower) as of the end of such Fiscal Year, setting forth in comparative form the corresponding figures for the previous Fiscal Year, audited by (i) PricewaterhouseCoopers or any other top six public accounting firm or (ii) any other nationally recognized public accounting firm reasonably acceptable to Administrative Agent and accompanied by an opinion of such accountants stating, without qualification, that such financial statements present fairly the financial condition of the companies being reported upon and has been prepared in accordance with GAAP consistently applied; and audited consolidated statements of income and cash flows of Payoneer and its consolidated subsidiaries (including the Borrower) for such Fiscal Year, in each case, setting forth in comparative form the corresponding figures for the comparable period one year prior thereto (subject to normal year-end adjustments), which such statements shall be prepared and presented in accordance with GAAP and shall be accompanied by an opinion of such accountants stating, without qualification, that such financial statements present fairly the financial condition of the companies being reported upon and has been prepared in accordance with GAAP consistently applied.

(e)           Notwithstanding the foregoing, the obligations referred to in Sections 6.09(c) and 6.09(d) shall be deemed satisfied for all purposes upon Payoneer filing a FORM 10-K or 10-Q, as applicable (such forms, “SEC 10 Filings”), with the U.S. Securities and Exchange Commission (which public filing of such report shall constitute delivery under Section 6.09(c) or 6.09(d), as applicable).

Section 6.10         Access to Certain Documentation; Merchants.

Once each calendar year, at such times during normal business hours as is reasonably convenient to the Borrower or the Servicer, as the case may be, at the sole cost and expense of PEPI (subject to the cap specified below), as the Initial Servicer, and upon reasonable request of the Administrative Agent (including at the written direction of the Required Lenders) and prior written notice to the Borrower or the Servicer, as the case may be, the Borrower or the Servicer, as the case may be, shall permit such Person or Persons as the Administrative Agent may designate (it being understood that any Administrative Agent shall be permitted to accompany such designated Person), with the approval of the Required Lenders, may designate to conduct, on behalf of all of them, audits or to visit and inspect any of the properties of the Borrower or the Servicer where the Receivable Files are located, as the case may be, to examine the Receivable Files, computer tapes, books, correspondence, records, internal controls and procedures maintained by the Borrower or the Servicer, as the case may be, and makes copies and extracts thereof (provided that the parties execute a confidentiality agreement reasonably acceptable to the Borrower and the Servicer, as applicable), and to discuss the affairs of the Borrower and the Servicer with their respective officers and employees (provided, that such discussions with employees shall be scheduled so as not to materially disrupt operations of the Borrower or the Servicer) and, upon written notice to the Borrower or the Servicer, as the case may be, independent accountants; provided, in connection with any such annual audit, visit or inspection by the Administrative Agent prior to the occurrence of an Event of Default, such audit, visit or inspection shall only occur once per year and exclude any data with respect to the Pledged Receivables reviewed by the Verification Agent in accordance with the Verification Agent Agreement; provided, further, that after the occurrence and during the continuation of an Event of Default, the Administrative Agent, the Collateral Agent and their respective representatives shall be permitted to take the foregoing actions without being subject to any limitation on the number of audits, visits or inspections that may be conducted during a Fiscal Year and such audits, visits or inspections shall be at the sole cost and expense of PEPI, as the Initial Servicer (subject to the cap specified below); provided, further, that each of the Collateral Agent, the Administrative Agent and their respective representatives shall make reasonable efforts to coordinate, and provide a prior written notice of, such audits, visits and inspections. The Borrower or the Servicer, as the case may be, hereby authorizes such officers, employees and independent accountants to discuss with the Collateral Agent, the Administrative Agent and their representatives, the affairs of the Borrower or the Servicer, as the case may be. PEPI, as the Initial Servicer, shall reimburse the Administrative Agent for all reasonable fees, costs and expenses incurred by or on behalf of the Secured Parties in connection with the foregoing actions promptly upon receipt of a written invoice therefor; provided, however, that unless an Event of Default shall have occurred and be continuing, PEPI shall not be obligated to pay more than $25,000 in the aggregate during any Fiscal Year in connection with any audit, visit or inspection contemplated by this Section 6.10 or any provision herein or in any other Transaction Document. Any audit provided for herein shall be conducted in accordance with the rules of the Borrower and Servicer respecting safety and security on its premises and without materially disrupting operations. Nothing in this subsection shall affect the obligation of the Borrower or the Servicer to observe any Applicable Law prohibiting the disclosure of information regarding the Merchants, and the failure of the Borrower or the Servicer, as the case may be, to provide access to information as a result of such obligation shall not constitute a breach of this subsection.

Section 6.11         Termination of Servicer Following a Servicer Default.

(a)           If a Servicer Default shall occur and is continuing, then the Administrative Agent may, by ten (10) days’ prior written notice to the Servicer and the Borrower terminate all of the rights and obligations of the Servicer under this Agreement (such notice, a “Servicer Termination Notice”).

(b)           On and after the receipt by the Servicer of a Servicer Termination Notice, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent.

(c)           The Administrative Agent shall as promptly as possible appoint an entity to be the Successor Servicer, and such Successor Servicer shall accept its appointment by a written assumption agreement in a form acceptable to the Administrative Agent (acting at the direction of the Required Lenders; provided, that if an Event of Default has occurred, then acting at the direction of the Required Controlling Lenders). In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent (acting at the direction of the Required Lenders; provided, that if an Event of Default has occurred, then acting at the direction of the Required Controlling Lenders) shall petition a court of competent jurisdiction to appoint any established financial institution having a net worth of not less than $50,000,000, that meets (or the parents of which meets) the Long-Term Ratings Requirement and whose regular business includes the servicing of small business loans as the Successor Servicer hereunder.

(d)           The Administrative Agent (acting at the direction of the Required Lenders; provided, that if an Event of Default has occurred, then acting at the direction of the Required Controlling Lenders) shall have the same rights of removal and termination for cause with respect to any Successor Servicer as with respect to Initial Servicer.

(e)           The Administrative Agent may make such arrangements for the compensation of such successor out of payments on Pledged Receivables as it and such successor shall agree; provided, however, that, except as provided herein, no such compensation shall be in excess of that permitted the Initial Servicer hereunder, unless (i) agreed to by the Required Lenders and (ii) such compensation shall be on commercially competitive terms and rates. The Borrower, the Administrative Agent and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

(f)            After a Servicer Default, each of the Borrower and the Servicer hereby grants to the Successor Servicer an irrevocable power of attorney to take any and all steps in the Borrower’s or the Servicer’s name, as applicable, and on behalf of the Borrower or the Servicer, necessary or desirable, in the determination of such Successor Servicer consistent with the terms of this Agreement, to service, administer or collect any and all Pledged Receivables and other Pledged Assets. The Successor Servicer is hereby authorized and empowered to execute and deliver, on behalf of the Borrower or the Servicer, as attorney in fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of any notice of termination or to perform the duties of the Servicer under this Agreement.

(g)           The Initial Servicer agrees to cooperate with the Administrative Agent and use reasonable commercial efforts in effecting the termination of the Initial Servicer’s responsibilities and rights hereunder and the transition of the responsibilities and rights of servicing the Pledged Receivables, including, without limitation, providing notification to the Merchants of the assignment of the servicing function, providing the Successor Servicer with all files and records, in electronic or other form, to enable the Successor Servicer to assume the servicing functions hereunder and a computer tape, in intervals and at frequencies reasonably requested by the Successor Servicer, in readable form containing such information and the transfer to the Successor Servicer for administration by it of all cash amounts which at the time should be or should have been deposited by the Initial Servicer in the Collection Account or thereafter be received by the Initial Servicer with respect to the Pledged Receivables. In addition, the Initial Servicer agrees to cooperate and use reasonable commercial efforts in providing, at the Initial Servicer’s expense, the Successor Servicer with reasonable access (including at the premises of the Initial Servicer) to the Initial Servicer’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Successor Servicer to assume the servicing functions hereunder and to maintain a list of key servicing personnel and contact information.

(h)           The Administrative Agent shall not be deemed to have breached any obligation hereunder as a result of a failure to make or delay in making any distribution as and when required hereunder caused by the failure of the Initial Servicer to remit any amounts received by it or to deliver any documents held by it with respect to the Pledged Assets.

(i)            Any obligations of PEPI (as a Seller or otherwise) under any Transaction Document other than in its capacity as Initial Servicer shall continue in effect notwithstanding PEPI’s termination as Initial Servicer. The obligations of PEPI under any Transaction Document in its capacity as the Initial Servicer, other than indemnity obligations related to its activities as Servicer, shall terminate upon PEPI’s termination as Servicer.

(j)            Upon the appointment of the Successor Servicer, the Successor Servicer shall have all the rights and powers and be subject thereafter to all the responsibilities, duties and liabilities relating thereto placed on the Servicer as set forth herein (for the avoidance of doubt, no such responsibility, duties or liabilities shall include provisions that specifically reference the Initial Servicer); provided, however, that the Successor Servicer, shall have (i) no liability with respect to any action performed, breaches or defaults caused by the terminated Servicer prior to the date that its becomes the Successor Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any repurchase obligations, if any, of the Initial Servicer, (iii) no obligation to pay any Taxes required to be paid by the Servicer (provided that the Successor Servicer shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby (unless such party is an agent of, or a Person hired by, the Successor Servicer), and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the Initial Servicer. In addition, the Successor Servicer shall have no liability relating to the representations and warranties of the Initial Servicer contained in Article IV of this Agreement or any other Transaction Document.

(k)           [Reserved].

(l)            In the event that a Servicer Termination Notice is delivered, it is hereby agreed that unless and until the transfer of servicing to the Successor Servicer is completed, the Servicer shall continue to perform all servicing functions to the extent not being performed by the Successor Servicer.

(m)          Each of the Borrower and the Servicer covenants and agrees to perform, as soon as possible (but, in any event within one week) after receipt of the Servicer Termination Notice, the following:

(i)    The Borrower and the Servicer shall provide, or shall cause the prior servicer to provide, to the Successor Servicer all servicing files and records in their respective possession and shall use commercially reasonable efforts to provide to the Successor Servicer reasonable access to its personnel and employees as is reasonably necessary for the Successor Servicer to perform the Successor Services.

(ii)   The Borrower and the Servicer shall provide the Successor Servicer with a list of the names and addresses of each collection agency or other agent which is then collecting payments on, or providing other services with respect to, the Pledged Receivables. As soon as practicable after the delivery of a Servicer Termination Notice, the Successor Servicer shall notify each collection agency or other agent which is collecting payments on, or providing any other services with respect to, the Pledged Receivables, in writing (and using Borrower stationery if it deems such use appropriate) of the following information: (i) the date servicing will transfer to the Successor Servicer, (ii) the address, telephone number and name of the person who will be managing the collections process for the Successor Servicer and (iii) assurance that the legal terms and conditions of the obligations in respect of the receivables will not be affected by the servicing transfer. The Successor Servicer shall, as soon as practicable, evaluate the historical performance of each collection agency or other agent and subject to any Merchant Contractual restrictions, either reaffirm or terminate each collection agency’s or other agent’s contract based on performance.

Section 6.12         Waiver of Defaults. Upon the consent of the Required Lenders, the Administrative Agent may waive any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall be effective unless it shall be in writing and signed by the Administrative Agent on the Required Lenders’ behalf and no such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

Section 6.13        Maintenance of Certain Insurance.

(a)           During the term of its service as Servicer, the Servicer shall maintain in force an employee fidelity/dishonesty insurance policy, in each case, in an amount not less than $1,000,000 any one claim and in the aggregate, in a form that would cover any loss of Collections by the Servicer hereunder caused by employee dishonesty and with a reputable insurance company. The Servicer shall at all times ensure that such fidelity/dishonesty insurance policy is in effect and to the Administrative Agent request shall provide a copy of certificate of insurance as evidence of each replacement policy to the Administrative Agent. Following its appointment as Servicer, the Successor Servicer shall deliver a certificate of insurance of such fidelity/dishonesty insurance policy in effect as of such to the Administrative Agent, together with a certification from the applicable insurance company that such policy is in force as of such date, shall at all times ensure that such fidelity/dishonesty insurance policy is in effect and, if such insurance is replaced, and upon the Administrative Agent's request shall provide a copy of a certificate of insurance of each replacement policy to the Administrative Agent.

(b)           During the term of its service as Servicer, the Servicer shall maintain in force an errors and omissions insurance policy to cover Servicer's liability arising from all officers, employees or other persons where the Servicer has the right to direct and control such individuals in any capacity that will apply also with regard to the Pledged Receivables to handle documents and papers related thereto. Such policy shall insure against losses resulting from the errors, omissions and negligent acts of such officers, employees and other persons and shall be maintained in an aggregate amount of at least $1,000,000 for the policy period or such lower amount as the Administrative Agent may designate in writing to the Servicer from time to time,. No provision of this Section 6.13(b) requiring such errors and omissions policy shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement and the other Transaction Documents. The Servicer shall at all times ensure that such errors and omissions insurance policy is in effect and shall provide a copy of a certificate of insurance of each replacement policy to the Administrative Agent. Following its appointment as Servicer, the Successor Servicer shall deliver a copy of a certificate of insurance in evidence of such errors and omissions insurance policy in effect to the Administrative Agent, together with a certification from the applicable insurance company that such policy is in force for the policy period , and shall at all times ensure that such errors and omissions insurance policy is in effect and, if such insurance is replaced, shall provide upon the Administrative Agent's request a copy of a certificate of insurance in evidence of each replacement policy to the Administrative Agent.

(c)           The Servicer shall prepare and present, on behalf of itself, the Administrative Agent and the Lenders, claims under any such policy in a timely fashion in accordance with the terms of such policy, and upon the filing of any claim on any policy in connection with the services provided under this agreement described in this Section 6.13, the Servicer shall promptly notify the Administrative Agent of such claim.

Section 6.14        Segregation of Collections. The Servicer shall not intentionally commingle funds constituting Collections in the Collection Account with any other funds of the Servicer.

Section 6.15        UCC Matters; Protection and Perfection of Pledged Assets.

(a)           The Borrower shall not change the jurisdiction of its formation or type of organization or make any change to its corporate name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names unless, prior to the effective date of any such jurisdiction change, organization type change, name change or use, the Borrower notifies the Collateral Agent of such change in writing and delivers to the Collateral Agent such financing statements as are necessary to reflect such jurisdiction change, organization type change, name change or use, together with such other documents and instruments as the Collateral Agent (acting at the direction of the Administrative Agent) may request in connection therewith, necessary to maintain the perfection of the Collateral Agent's security interest.

(b)           Each of the Borrower and the Servicer shall mark its master data processing or other electronic records, if any, evidencing such Pledged Receivables with a legend evidencing that the Lenders have acquired an interest therein as provided in this Agreement.

(c)           The Collateral Agent shall be entitled to conclusively rely on the filings or registrations made by or on behalf of the Borrower without any independent investigation and the Borrower’s obligation to make such filings as evidence that such filings have been made.

(d)           The Borrower shall, upon the request of the Collateral Agent (acting at the direction of the Administrative Agent) at any time after the occurrence and during the continuance of an Event of Default and at the Borrower’s expense, notify the Merchants obligated to pay any Pledged Receivables, or any of them, of the security interest of the Lenders in the Pledged Assets.

(e)           For purposes of enabling the Collateral Agent to exercise its rights described in the preceding sentence and elsewhere in this Article VI, the Borrower and the Lenders hereby authorize the Collateral Agent and its successors and assigns to take any and all steps in the Borrower’s name and on behalf of the Borrower and the Lenders necessary or desirable, as so instructed by the Administrative Agent, to collect all amounts due under any and all Pledged Receivables and other Pledged Assets, including, without limitation, (i) endorsing the Borrower’s name on checks and other instruments representing Collections and (ii) enforcing such Pledged Receivables and the related Merchant Contracts and, if any, the related guarantees.

Section 6.16        Compliance with Applicable Law. The Credit Parties shall at all times comply in all material respects with Applicable Law.

Section 6.17        Performance and Compliance; Servicer Activities.

(a)           At its expense, the Borrower, or the Servicer on its behalf, shall timely and fully perform and comply, in all material respects, with all material provisions, covenants and other promises required to be observed by each of them, if any, under the Merchant Contracts related to the Pledged Receivables.

(b)           The Initial Servicer shall comply in all material respects with the Collection Policy in regard to each Contract related to Pledged Receivables.

(c)           So long as the Initial Servicer is the Servicer, any Person (A) into which the Servicer may be merged or consolidated, (B) which may result from any merger or consolidation to which the Servicer may be a party or (C) which may succeed to the properties and assets of the Servicer substantially as a whole, which Person executes an agreement of assumption acceptable to the Administrative Agent to perform every obligation of the Servicer hereunder, shall be the successor to the Servicer under this Agreement without further action on the part of any of the parties to this Agreement; provided, however, that:

(i)    prior written notice of such consolidation, merger or succession shall be delivered by the Servicer and to the Administrative Agent;

(ii)   immediately after giving effect to such consolidation, merger or succession, no Servicer Default and no event which after notice or lapse of time, or both, would become a Servicer Default shall have occurred and is continuing; and

(iii)  no Event of Default or Material Adverse Effect would occur or be reasonably likely to occur as result of such consolidation, merger, succession or resignation.

(d)           So long as PEPI is the Initial Servicer, or an Affiliate thereof, the Servicer shall not (1) engage or permit any ERISA Affiliate to engage in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code or violate or permit any ERISA Affiliate to violate any restrictions similar to Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which an exemption is not available or has not previously been obtained from the U.S. Department of Labor or other applicable agency; (2) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any of the Initial Servicer’s or any ERISA Affiliate’s Plan other than a Multiemployer Plan; (3) fail to make any payments to any Multiemployer Plan that the Servicer or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (4) terminate any of the Initial Servicer’s or any ERISA Affiliate’s Pension Plan so as to result in any liability in excess of $100,000; or (5) permit to exist any occurrence of any reportable event described in Title IV of ERISA which represents a material risk of a liability in excess of $100,000 of the Servicer or any ERISA Affiliate under ERISA or the Code.

(e)           The Initial Servicer shall not enter into, or be a party to any transaction with the Borrower, except:

(i)    the transactions contemplated hereunder, by the Sale and Contribution Agreement and the other Transaction Documents;

(ii)   other transactions in nature of employment contracts and directors’ fees, upon fair and reasonable terms materially no less favorable to the Servicer than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate of the Servicer; and

(iii)  transactions in the ordinary course of business between a parent corporation and its subsidiary.

Section 6.18        Change in Agreements. Without the prior written consent of the Administrative Agent, the Servicer shall not make any amendment, change or other modification to the terms of any Transaction Document; provided, that execution of any such amendment or any acknowledgement page thereto by the Administrative Agent shall be deemed to be consent to such amendment, change or other modification for purposes of this Section 6.18.

Section 6.19        [Reserved].

Section 6.20         Accounts. The Borrower shall cause to be established, on or before the Closing Date, in the name of the Borrower, and maintained for the benefit of the Secured Parties, with a bank that is a Qualified Institution, the Collection Account; provided, that the funds deposited in the Collection Account from time to time (including any interest and earnings thereon) shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any Taxes payable with respect to such accounts; provided further, such accounts must be subject to account control agreements acceptable to the Collateral Agent and the Administrative Agent.

Article VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.01        Events of Default. Each of the following events shall be an “Event of Default”:

(a)           the occurrence of any Bankruptcy Event with respect to the Borrower, Servicer, Payoneer or the Seller;

(b)           (i) the Borrower fails to make a payment of any principal due to the Lenders under any Transaction Document, (ii) the Borrower fails to make a payment of any interest due to any Secured Party under any Transaction Document within three (3) Business Days of the date such payment is due or (iii) the Borrower or the Seller fail to make any other payment or deposit within three (3) Business Days of the date such payment or deposit is due;

(c)           a Borrowing Base Deficiency exists and has not been cured within three (3) Business Days after a Responsible Officer of Borrower or Servicer acquires knowledge thereof; provided that, no Event of Default shall be deemed to exist under this clause (c) on or prior to the ninetieth (90th) day following the Closing Date unless it has continued for thirty (30) days following the initial occurrence thereof;

(d)           failure to pay all Obligations in full by the Facility Maturity Date;

(e)           other than as contemplated by clauses (b), (c), and (d) of this Section 7.01, any Credit Party shall fail to perform or observe any term, covenant or agreement under (i) this Agreement or (ii) any other Transaction Document, and, in each case, such failure remains unremedied for thirty (30) calendar days after the earlier to occur of (a) the actual knowledge of such failure by the Borrower, the Servicer or the Seller or (b) written notice of such failure given to any of the Borrower, the Servicer or the Seller by the Administrative Agent, the Verification Agent, any Lender or any other Person; provided that, no Event of Default shall be deemed to exist under this clause (e) on or prior to the ninetieth (90th) day following the Closing Date unless it has continued for thirty (30) days following the initial occurrence thereof;

(f)            any representation or warranty made or deemed to be made by a Credit Party (or any of their respective officers) under or in connection with this Agreement (or any remittance report or other information or report delivered pursuant hereto) or any other Transaction Document (other than any representation or warranty with respect to whether a Receivable was an Eligible Receivable) shall prove to be false or incorrect in any material respect when made or deemed made or delivered and, solely if such incorrect representation, warranty or statement can be remedied, such incorrect representation, warranty or statement is not made true within thirty (30) calendar days after the earlier to occur of (i) the actual knowledge of such failure by a Credit Party or (ii) written notice of such failure given to any Credit Party by the Administrative Agent, the Verification Agent, any Lender or any other Person; provided that, no Event of Default shall be deemed to exist under this clause (f) on or prior to the ninetieth (90th) day following the Closing Date unless it has continued for thirty (30) days following the initial occurrence thereof;

(g)           a Change of Control occurs;

(h)           any Transaction Document, or any material provision thereof, shall not be in full force and effect and enforceable in accordance with its terms, or the Servicer, the Seller, the Borrower or any Affiliate of the Servicer, the Seller or the Borrower shall so assert in writing;

(i)            a Seller or the Borrower shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(j)            one or more final non-appealable judgments or attachments shall be entered against any Credit Party (individually or in the aggregate) by one or more courts or administrative bodies of competent jurisdiction (a) assessing monetary damages, individually or in the aggregate over any calendar year, in excess of, in the aggregate, $2,000,000 and, in the case of the Borrower, $50,000 (in either case to the extent not adequately covered by insurance) and that remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or (b) that results in a Material Adverse Effect; provided that, no Event of Default shall be deemed to exist under this clause (j) on or prior to the ninetieth (90th) day following the Closing Date unless it has continued for thirty (30) days following the initial occurrence thereof;

(k)           an event of default (or other similar default) occurs with respect to the Seller pursuant to the terms of any recourse financing arrangement with an outstanding principal balance in excess of $1,000,000 and such default remains uncured or unremedied for ten (10) Business Days after the occurrence of such default; provided that, no Event of Default shall be deemed to exist under this clause (k) on or prior to the ninetieth (90th) day following the Closing Date unless it has continued for thirty (30) days following the initial occurrence thereof;

(l)            the Secured Parties shall fail to have a first priority perfected security interest in the Pledged Assets; provided that, no Event of Default shall be deemed to exist under this clause (l) on or prior to the ninetieth (90th) day following the Closing Date unless it has continued for thirty (30) days following the initial occurrence thereof;

(m)          the occurrence of a Material Adverse Effect with respect to the Borrower or the Seller; provided that, no Event of Default shall be deemed to exist under this clause (m) on or prior to the ninetieth (90th) day following the Closing Date unless it has continued for thirty (30) days following the initial occurrence thereof;

(n)           the occurrence and continuance of a Servicer Default;

(o)           the occurrence as of any Remittance Date of a Level II Portfolio Performance Covenant Trigger Event; or

(p)           (i) the Borrower shall enter into any transaction of merger or consolidation or (ii) the Seller or the Initial Servicer shall enter into any transaction of merger or consolidation in which it is not a surviving entity, in any case without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.02        Declaration of a Facility Termination Date.

(a)           Notwithstanding anything herein to the contrary, in the case of any event described in Section 7.01(a), the Facility Termination Date shall be deemed to have occurred automatically upon the occurrence of such event.

(b)           If an Event of Default shall occur (other than as a result of any event described in Section 7.01(a)), then the Administrative Agent may (and at the direction of the Required Controlling Lenders, shall), by notice to the Borrower, declare the Facility Termination Date to have occurred.

(c)           The rights of the Administrative Agent under Section 7.02(b) may be exercised at the sole discretion of the Administrative Agent upon the occurrence of an Event of Default.

Section 7.03        Consequences of a Facility Termination Date Due to an Event of Default. Upon the declaration of a Facility Termination Date pursuant to Section 7.02(b) or automatic occurrence of a Facility Termination Date pursuant to Section 7.02(a), the Borrower shall cease purchasing Receivables from the Seller under the Sale and Contribution Agreement.

Section 7.04        Remedies Upon the Occurrence of a Facility Termination Date Due to an Event of Default. Upon the declaration of a Facility Termination Date pursuant to Section 7.02(b) or automatic occurrence of a Facility Termination Date pursuant to Section 7.02(a):

(a)           At the option of the Required Controlling Lenders in their sole discretion, the Required Controlling Lenders may direct the Administrative Agent to declare the Loans made to the Borrower hereunder and all interest and all fees accrued on such Loans and any other Obligations to be immediately due and payable (and the Borrower shall immediately pay such Loans and all such amounts and Obligations in accordance with Section 2.06(c) as if such date was a Remittance Date).

(b)           At the option of the Required Controlling Lenders in their sole discretion, the Collateral Agent (acting at the direction of the Administrative Agent), on behalf of the Lenders, may direct the Merchants to make all payments under the Pledged Receivables directly to the Successor Servicer, the Administrative Agent, the Lenders or any lockbox or account established by any of such parties. In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent and the Lenders shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative.

(c)           If, upon the Required Controlling Lenders’ declaration that the Loans made to the Borrower hereunder are immediately due and payable pursuant to Section 7.04(a), the aggregate outstanding principal amount of the Loans, all accrued fees and interest and any other Obligations are not immediately paid in full, then the Collateral Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Secured Parties, upon ten (10) days’ prior written notice to the Borrower and the Servicer, to solicit and accept bids (such bidders to be selected by the Administrative Agent) (the “Bids”) for and sell the Pledged Assets or any part of the Pledged Assets in one or more parcels at public or private sale, at any exchange, broker’s board or at the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable and apply the proceeds thereof to the Obligations.

(d)           The parties recognize that it may not be possible to sell all of the Pledged Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Pledged Assets may not be liquid. Accordingly, the Collateral Agent may elect, the time and manner of liquidating any Pledged Assets, and nothing contained herein shall obligate the Collateral Agent to liquidate any Pledged Assets on the date the Required Controlling Lenders declare the Loans made to the Borrower hereunder to be immediately due and payable pursuant to Section 7.04(a) or to liquidate all Pledged Assets in the same manner or on the same Business Day. The Lenders agree to provide ten (10) days’ prior written notice to the Borrower and the Servicer of the time and manner of the sale of any Pledged Assets. The Collateral Agent shall incur no liability as a result of the sale (whether public or private) of any Pledged Assets or any part thereof at any sale pursuant to this Agreement conducted in a commercially reasonable manner. The Borrower, the Lenders and the Administrative Agent hereby waive any claims against the Collateral Agent arising by reason of the fact that the price at which the Pledged Assets, or any portion thereof, may have been sold at such sale (whether public or private) was less than the price that might have been obtained otherwise, even if the Collateral Agent accepts the first offer received and does not offer the Pledged Assets to more than one offeree, so long as such sale is conducted in a commercially reasonable manner. Each of the Borrower, the Lenders and the Administrative Agent hereby agrees that in respect of any sale of any of the Pledged Assets pursuant to the terms hereof, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable laws, or in order to obtain any required approval of the sale or of the purchaser by any governmental authority or official, and each of the Borrower, the Lenders and the Administrative Agent further agrees that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Borrower, the Lenders or the Administrative Agent for any discount allowed by reason of the fact that the Pledged Assets or any part thereof are sold in compliance with any such limitation or restriction.

(e)           Notwithstanding anything to the contrary contained herein, with respect to an Event of Default caused by either (i) the occurrence of a Bankruptcy Event of the Seller or (ii) the breach of any Payoneer Financial Covenant, the Pledged Assets shall not be sold or liquidated for an amount less than the aggregate principal amount of the Loans outstanding plus all interest and fees accrued thereon without the prior written consent of each Lender. Any amounts received from any sale or liquidation of the Pledged Assets pursuant to this Section 7.04 in excess of the Obligations shall be returned to the Borrower, its successors or assigns, or to whosoever may be lawfully entitled to receive the same, or as a court may otherwise direct.

(f)            The Collateral Agent and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the Uniform Commercial Code of any applicable state, to the extent that the Uniform Commercial Code is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the lenders at law, in equity or under any other agreement between or among the Lenders, the Collateral Agent and the Borrower.

(g)           After the occurrence and during the continuation of an Event of Default, the Collateral Agent, in addition to the rights specified in this Article VII, shall have the right, in its own name and as agent for the Secured Parties, upon receipt of direction from the Administrative Agent, to take all actions now or hereafter existing at law, in equity or by statute (unless specifically waived by the Required Controlling Lenders) to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies under the Transaction Documents, of the Collateral Agent and the Secured Parties (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith).

(h)           Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

Article VIII

INDEMNIFICATION

Section 8.01        Indemnities by the Borrower.

(a)           Without limiting any other rights which the Collateral Agent, the Lenders, the Administrative Agent or any Successor Servicer may have under the Transaction Documents or under Applicable Law, the Borrower hereby agrees to indemnify and hold harmless the Collateral Agent, the Lenders, the Administrative Agent, each other Affected Party or any Successor Servicer and each of their respective Affiliates, and their respective directors, officers, agents, representatives, stockholders and employees (each, an “Indemnified Party” for purposes of this Agreement) from and against any and all damages, losses, claims, obligations, injuries, penalties, actions, suits, judgments, liabilities and related reasonable and documented out-of-pocket costs and expenses of whatever kind or nature regardless of their merit (including the reasonable and documented fees and disbursements of one (1) counsel for the Indemnitees and including the costs of enforcing the Borrower’s payment or indemnity obligations hereunder) (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any of them arising out of or as a result of this Agreement, any Indemnified Party’s participation in this Agreement and the transactions contemplated hereby or in respect of any Pledged Assets, excluding, however, Indemnified Amounts to the extent resulting solely from gross negligence or willful misconduct on the part of an Indemnified Party, as determined in a final non-appealable judgment by a court of competent jurisdiction.

(b)           Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the applicable Indemnified Party in accordance with Section 2.06(b) or Section 2.06(c) on the Remittance Date immediately following the applicable Indemnified Party’s written demand therefor. Each Indemnified Party making a request for indemnification under this Section 8.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error. The Borrower shall have no liability under this Section 8.01 on any theory of liability for any exemplary or punitive damages.

(c)           If the Borrower has made any payments in respect of Indemnified Amounts to an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party shall promptly repay such amounts collected to the Borrower, without interest.

(d)           The obligations of the Borrower under this Section 8.01 shall survive the termination of this Agreement and the earlier resignation or removal of any Indemnified Party.

(e)             This Section 8.01 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(f)              The agreements in this Article VIII shall survive the resignation or removal of the Account Bank the resignation or termination of the Initial Servicer, the termination of this Agreement and the repayment, satisfaction or discharge of all the other obligations.

Section 8.02         Indemnities by the Servicer.

(a)             Without limiting any other rights which any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities and related reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees and disbursements of one (1) counsel for the Indemnitees and including the costs of enforcing the Servicer’s payment or indemnity obligations hereunder) (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) suffered or sustained by any Indemnified Party as a consequence of any of the following, excluding, however, Servicer Indemnified Amounts (x) resulting solely from any gross negligence or willful misconduct of any Indemnified Party claiming indemnification hereunder as determined in a final non-appealable judgment by a court of competent jurisdiction, or (y) to the extent that providing such indemnity would constitute recourse for losses due solely to the uncollectability of any Pledged Receivables due to the insolvency, bankruptcy or financial inability or refusal to pay of the related Merchant arising or occurring at any time after the date of its conveyance under the Sale and Contribution Agreement:

(i)       any representation or warranty made or deemed made by the Servicer or any of its officers under or in connection with this Agreement having been false or incorrect in any material respect when made or deemed made or delivered;

(ii)      the failure by the Servicer to comply with any term, provision or covenant applicable to Servicer contained in this Agreement, or any other Transaction Document;

(iii)     any action or inaction by the Servicer that causes the Collateral Agent, for the benefit of the Secured Parties, not to have a first priority perfected security interest in the Pledged Receivables, together with the Related Security and Other Conveyed Property related to each Pledged Receivable, all other Pledged Assets and the proceeds of any of the foregoing free and clear of any Adverse Claim whether existing at the time of the related Borrowing or any time thereafter;

(iv)    except as otherwise provided pursuant to Sections 5.01(p) and Section 6.02(b), the commingling by the Servicer of the Collections of Pledged Receivables at any time with any other funds;

(v)     any act or omission constituting gross negligence or willful misconduct by an officer, director, agent or employee of the Servicer in connection with the Servicer’s performance under this Agreement; and

(vi)    any claim brought by any Person arising from any activity by the Servicer or any of its Affiliates in servicing, administering or collecting any Pledged Receivables.

(b)             Any Servicer Indemnified Amounts shall be paid by the Servicer to the applicable Indemnified Party, within fifteen (15) Business Days following receipt by the Servicer of such Indemnified Party’s written demand therefor.

(c)             If the Servicer has made any indemnity payments to an Indemnified Party pursuant to this Section 8.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party shall promptly repay such amounts collected to the Servicer, without interest.

(d)             The Indemnified Party making a request for indemnification under this Section 8.02, shall submit to the Servicer a certificate setting forth in reasonable detail the basis for and the computations of the Servicer Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(e)             The obligations of the Servicer under this Section 8.02 shall survive the termination of this Agreement and the earlier resignation or removal of any Indemnified Party.

(f)              Notwithstanding anything set forth in this Section 8.02 to the contrary, PEPI shall not have any liability under this Section 8.02 for any damages caused solely by the act or omission of any Successor Servicer.

(g)             This Section 8.02 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 8.03         Documentation. Each applicable Indemnified Party shall deliver to the indemnifying party under Section 8.01 and Section 8.02, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers but excluding any documents protected by attorney-client privilege or any other applicable privilege) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

Article IX

THE ADMINISTRATIVE AGENT; COLLATERAL AGENT

Section 9.01        Authorization and Action.

(a)             Each Lender hereby designates and appoints Viola Credit Alternative Lending Management 2018 L.P. (and Viola Credit Alternative Lending Management 2018 L.P. accepts such designation and appointment) as Administrative Agent hereunder, and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Lenders and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns.

(b)            The Administrative Agent hereby designates and appoints Viola Credit Alternative Lending Management 2018 L.P. (and Viola Credit Alternative Lending Management 2018 L.P. accepts such designation and appointment) as Collateral Agent hereunder, and authorizes the Collateral Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Collateral Agent shall act solely as agent for the Lenders and the other Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of their successors or assigns. The Collateral Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or Applicable Law. The appointment and authority of the Collateral Agent hereunder shall terminate on the Termination Date. Notwithstanding anything to the contrary contained in this Agreement, the Collateral Agent will not commence any enforcement action, take any action in connection with an insolvency or liquidation proceeding or otherwise take any action or proceeding against the Borrower unless and until the Collateral Agent shall have received satisfactory direction from the Administrative Agent and only upon its receipt of satisfactory indemnity (to the extent deemed necessary by the Collateral Agent).

(c)             Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Administrative Agent or Collateral Agent (each being referred to in this Article as an “Agent”) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or any other Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent or Collateral Agent.

(d)             The Collateral Agent shall promptly distribute to the Administrative Agent (if the Administrative Agent is not otherwise required to receive such notice), who shall promptly distribute to each related Lender all requests for consent and other information received by the Collateral Agent under this Agreement.

Section 9.02        Agent’s Reliance, Etc.

(a)             Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, written statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Agents), independent accountants and other experts selected by such Agent.

(b)             Each Agent shall be fully justified in failing or refusing to take any action under any of the Transaction Documents unless it shall first receive such advice or concurrence of the Administrative Agent (in the case of the Collateral Agent) or the Required Lenders or, following the occurrence of an Event of Default, the Required Controlling Lenders (in the case of the Administrative Agent) as it deems appropriate or it shall first be indemnified to its satisfaction by, in the case of (i) the Collateral Agent, the Lenders, or (ii) the Administrative Agent, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(c)             The Collateral Agent shall be held fully harmless and shall not incur any liability for acting, or refraining from acting, pursuant to a direction by the Administrative Agent. The Collateral Agent shall not be under any obligation to take any action which is discretionary on the part of the Collateral Agents under the provisions hereof or under any Transaction Document unless and until it is adequately directed hereunder (and shall not incur any liability in connection with any delay in acting caused by the Collateral Agent awaiting such direction), and if the Collateral Agent deems it necessary, indemnified to its satisfaction. As to any matter not expressly provided for by this Agreement or the other Transaction Documents, the Collateral Agent may solicit direction from the Administrative Agent and will be fully protected in acting or refraining from acting as directed, and any action taken, suffered or omitted pursuant to hereto or thereto shall be binding on all present and future Lenders.

(d)             The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Transaction Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders.

(e)             No Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Event of Default or Servicer Default unless it has received written notice from the Borrower, the Servicer or any Lender, referring to this Agreement and describing such event. In the event that the Collateral Agent receives such a notice, it shall promptly give notice thereof to each Administrative Agent, and in the event the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Collateral Agent shall (subject to its rights hereunder) take such action with respect to such event as shall be reasonably directed by the Administrative Agent. The Administrative Agent shall take such action with respect to such event as shall be reasonably directed by the Required Lenders. Unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders.

Section 9.03        Agent and Affiliates. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other party to a Transaction Document as though it were not an Agent hereunder. Any such Person, in its capacity as Agent, shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as an Agent other than as expressly provided in this Agreement. Any Person that is an Agent may act as an Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity. None of the provisions to this Agreement shall require an Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

Section 9.04         Indemnification of Agent. (a) The Lenders agree to indemnify the Collateral Agent in its capacity as such (without limiting the obligation (if any) of the Borrower or the Servicer to reimburse the Collateral Agent for any such amounts and including the costs of enforcing a Lender’s indemnity obligations hereunder), ratably according to their respective Invested Percentages, and (b) the Lenders agree to indemnify the Administrative Agent in its capacity as such (without limiting the obligation (if any) of the Borrower and the Servicer to reimburse such Administrative Agent for any such amounts), ratably according to their respective Invested Percentages, in each case from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the obligations under this Agreement, including the Loans Outstanding) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting from its own gross negligence or willful misconduct. The provisions of this Section shall survive the payment of the obligations under this Agreement, including the Loans Outstanding, the termination of this Agreement, and any resignation or removal of the applicable Agent.

Section 9.05         Delegation of Duties. Each Agent may execute any of its duties under any of the Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with due care.

Section 9.06         Exculpatory Provisions. Neither any Agent nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of any Agent (other than the Collateral Agent), the breach of its obligations expressly set forth in this Agreement) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, the Servicer or the Seller contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document to which it is a party for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III, or for the validity, perfection, protection, priority or enforceability of the security interest granted under this Agreement. Except as set forth herein, Administrative Agent shall not be required to comply with any requirements of the laws of Israel or the laws or any other jurisdiction that may be applicable to any Lender. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.

Section 9.07         Non-Reliance on Agent and Other Parties. Each Lender expressly acknowledges that no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower, the Servicer or the Seller shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer or the Seller and the Receivables and made its own decision to purchase its interest in the Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer or the Seller and the Receivables. Except for written notices, reports and other documents received by an Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, the Servicer, the Seller, any other Agent or the Receivables which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 9.08         Successor Agents.

(a)            The Collateral Agent. The Collateral Agent may resign as Collateral Agent upon sixty (60) days’ notice to the Lenders, the Administrative Agent and the Borrower with such resignation becoming effective upon a successor collateral agent succeeding to the rights, powers and duties of the Collateral Agent pursuant to this Section. If the Collateral Agent shall resign as Collateral Agent under this Agreement, then the Administrative Agent (at the direction of the Required Lenders) shall appoint a successor collateral agent. If no such successor collateral agent is appointed within sixty (60) days of such notice of resignation, the Collateral Agent may petition a court of competent jurisdiction to make such appointment. Any successor collateral agent shall succeed to the rights, powers and duties of the resigning Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent effective upon its appointment, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement. After the retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement. Prior to the occurrence of an Event of Default, no Competitor may be appointed or otherwise succeed as a successor collateral agent.

(b)            The Administrative Agent. Any Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the applicable Class of Lenders, the Collateral Agent, the other Administrative Agent and the Borrower with such resignation becoming effective upon a successor administrative agent succeeding to the rights, powers and duties of the Administrative Agent pursuant to this Section. If an Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders. Any successor administrative agent shall succeed to the rights, powers and duties of the resigning Administrative Agent, and the term “Administrative Agent,” shall mean such successor administrative agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Prior to the occurrence of an Event of Default, no Competitor may be appointed or otherwise succeed as a successor administrative agent.

Section 9.09      Collateral Agent under Transaction Documents. Each Lender hereby further authorizes Collateral Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Transaction Documents. Subject to Section 10.1, upon receipt of direction from the Administrative Agent and without further written consent or authorization from Lenders, the Collateral Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.1) have otherwise consented. Anything contained in any of the Transaction Documents to the contrary notwithstanding, the Borrower, the Agents and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Collateral Agent acting at the written direction of the Administrative Agent (unless otherwise expressly set forth herein or in another Transaction Document), on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Transaction Documents may be exercised solely by the Collateral Agent acting at the written direction of the Administrative Agent, and (ii) in the event of a foreclosure by Collateral Agent (acting at the written direction of the Administrative Agent) on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations or any other amount due hereunder as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

Section 9.10     Additional Collateral Agent Provisions.

(a)             The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach of any obligation (including any payment obligation) of the Borrower or any other party under this Agreement. In no event shall the Collateral Agent be liable (i) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated or (ii) for the investment or reinvestment of any cash or other property held by it hereunder. The Collateral Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Collateral Agent (including, without limitation, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(b)             If at any time the Collateral Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the collateral (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the collateral), the Collateral Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Collateral Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Collateral Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(c)              If any indemnity in favor of the Collateral Agent shall be or become, in the Collateral Agent’s reasonable determination, inadequate, the Collateral Agent may call for additional indemnification and cease to do the acts indemnified against hereunder until such additional indemnity is given.

(d)             The permissive authorizations, entitlements, powers and rights (including the right to request that the Borrower take an action or deliver a document and the exercise of remedies following an Event of Default) granted to the Collateral Agent herein shall not be construed as duties.

(e)             The Collateral Agent may seek and conclusively rely upon, and shall be fully protected in conclusively relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any statement, representation, warranty, covenant, agreement, certification, instruction, notice or other writing delivered to it by the Borrower, the Servicer or the Administrative Agent in compliance with the provisions of this Agreement, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof.

(f)             The Collateral Agent may at any time solicit written confirmatory instructions, in the form of a direction from the Administrative Agent, an Officer’s Certificate, an Opinion of Counsel or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or under any other transaction document, and may conclusively rely on such instructions as to such matter and such instructions shall be full warranty and protection to the Collateral Agent for any action taken, suffered or omitted by it under the provisions of this Agreement or any other transaction document.

(g)             The Borrower, the Lenders and the Administrative Agent agree that any fees, expenses, indemnifications or other amounts payable by the Borrower to Collateral Agent hereunder shall be afforded administrative expense priority in any bankruptcy proceeding.

(h)             Any corporation or other entity into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation or any other entity resulting from merger, conversion or consolidation to which the Collateral Agent shall be a party or any corporation or other entity succeeding to all or substantially all of the business of the Collateral Agent shall be the successor of the Collateral Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

(i)              The Collateral Agent shall not be liable for failing to comply with its obligations under this Agreement or any related document in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other Person which are not received or not received by the time required.

(j)              The Collateral Agent may accept and reasonably rely on all accounting, records and work of any Person without audit, and the Collateral Agent shall have no liability for the acts or omissions of any Person. If any error, inaccuracy or omission (collectively, "Errors") exist in any information received, and such Errors should cause or materially contribute to the Collateral Agent making or continuing any Error, the Collateral Agent shall have no liability for such continued Errors.

(k)             The knowledge of Viola Credit Alternative Lending Management 2018 L.P. in any other role shall not be attributed or imputed to Viola Credit Alternative Lending Management 2018 L.P., as Collateral Agent.

Article X

MISCELLANEOUS

Section 10.01   Amendments and Waivers.

(a)             Except as provided in Section 10.01(b), no amendment of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Administrative Agent, the Collateral Agent (acting at the direction of the Administrative Agent) and the Required Lenders and, solely to the extent that such Person’s obligations hereunder are affected by such amendment, the Servicer, and no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written concurrence of the Administrative Agent and such Required Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The Borrower and Administrative Agent shall provide any amendment to this Agreement to all parties hereto.

(b)             Notwithstanding the provisions of Section 10.01(a), in the event that there is more than one Lender, the written consent of each Lender shall be required for any amendment, modification or waiver (i) reducing any outstanding Loans or interest accrued thereon, (ii) postponing any date for any payment of any Loan or interest accrued thereon, (iii) modifying the provisions of this Section 10.01, (iv) increasing the Borrowing Base or the Maximum Commitment Amount, (v) increasing the Advance Percentage, (vi) amending the definitions of “Required Lenders” or “Required Controlling Lenders”, (vii) consenting to the assignment or transfer by any of PEPI or the Borrower of any of its rights and obligations under any Transaction Document, or (viii) releasing all or substantially all of the Pledged Assets.

(c)             Notwithstanding anything to the contrary contained in this Section 10.01, if the Administrative Agent and the Borrower shall have identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent in its sole discretion), in any provision of the Transaction Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent by any Lender if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Section 10.02    Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy or electronic mail) and mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at such other address (including, without limitation, an electronic mail address) as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of notice by facsimile copy or electronic mail, when written confirmation of receipt is obtained.

Section 10.03    No Waiver; Remedies. No failure on the part of the Administrative Agent or the Lenders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.04    Binding Effect; Assignability; Multiple Lenders.

(a)              Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent and to the Borrower, for its acceptance and recording in the Register, an assignment and acceptance agreement (an “Assignment and Acceptance”) reasonably satisfactory in form and substance to the Administrative Agent and the Borrower, (iii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $1,000,000 (or such lesser amount as may be agreed to be the Borrower and the Administrative Agent) and (B) the full amount of the assigning Lender’s Commitment, (iv) the parties to each such assignment shall have agreed to reimburse the Administrative Agent for all reasonable fees, costs and expenses (including the reasonable fees and disbursements of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with such assignment, (v) each Person that becomes a Lender under an Assignment and Acceptance shall agree to be bound by the confidentiality provisions of Section 10.11, (vi) there shall be no increased costs, expenses or taxes incurred by the Administrative Agent or any Lender upon assignment or participation and (vii) prior to the occurrence of an Event of Default, no such assignment shall be to a Competitor. Upon such execution, delivery, acceptance and recording by the Administrative Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the Administrative Agent, unless a later date is specified therein, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)             By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) prior to the occurrence of an Event of Default, such assigning Lender and such assignee confirm that such assignee is not a Competitor; (v) such assignee appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to such administrative agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it shall perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)             The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation the names, addresses and Commitments of each Lender and the principal amounts (and stated interest) of each Loan made by each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)             Each Lender may sell participations to one or more banks or other entities (prior to the occurrence of an Event of Default, other than any Competitor) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and each Loan owned by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Notwithstanding anything herein to the contrary, each participant shall have the rights of a Lender (including any right to receive payment) under Section 2.13, subject to the requirements and limitations therein (it being understood that the documentation required under Sections 2.13(d), (e), (f) and (g) shall be delivered to the participating Lender); provided, however, that no participant shall be entitled to receive payment under such Section in excess of the amount that would have been payable with respect to such participation under such Section by the Borrower to the Lender granting its participation had such participation not been granted, and no Lender granting a participation shall be entitled to receive payment under either such Section in an amount which exceeds the sum of (i) the amount to which such Lender is entitled under such Section with respect to any portion of any Loan owned by such Lender which is not subject to any participation plus (ii) the aggregate amount to which its participants are entitled under such Sections with respect to the amounts of their respective participations. With respect to any participation described in this Section, the participant’s rights as set forth in the agreement between such participant and the applicable Lender to agree to or to restrict such Lender’s ability to agree to any modification, waiver or release of any of the terms of this Agreement or to exercise or refrain from exercising any powers or rights which such Lender may have under or in respect of this Agreement shall be limited to the right to consent to any of the matters set forth in Section 10.04. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitment or Loan or its other obligations under the Agreement) to any person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)             Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information, including Confidential Information, relating to the Borrower furnished to such Lender by or on behalf of the Borrower.

(f)            Subject to Section 10.04(a), each of the parties hereto hereby agrees to execute any amendment to this Agreement that is required in order to facilitate the addition of any new Lender hereunder as contemplated by this Section 10.04.

Section 10.05    Term of This Agreement. This Agreement including, without limitation, the Borrower’s obligation to observe its covenants set forth in Articles V and VI and the Servicer’s obligation to observe its covenants set forth in Articles V and VI, shall remain in full force and effect until the Termination Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Initial Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII, Article IX and Article X and the provisions of Sections 10.6, 10.07 and 10.09 shall be continuing and shall survive any termination of this Agreement.

Section 10.06    GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF THE LENDERS IN THE PLEDGED RECEIVABLES, OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. To the extent permitted by applicable law, all parties to this Agreement hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by any party against any other party.

Section 10.07    Costs and Expenses.

(a)            In addition to the rights of indemnification granted to the Administrative Agent, the Lenders and the Indemnified Parties, the Borrower agrees to pay in accordance with Section 2.06(b) or Section 2.06(c) (a) all reasonable and documented out-of-pocket fees, costs and expenses of the Lenders and the Administrative Agent incurred after the Closing Date in connection with the administration and enforcement of, or any waiver or consent issued or amendment prepared in connection with, this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or in connection herewith or therewith, including, without limitation, the reasonable and documented fees and out of pocket expenses of counsel for the Administrative Agent, the Collateral Agent and the Lenders with respect thereto (provided that the Borrower shall only be obligated to pay for one counsel representing the Administrative Agent and the Lenders collectively) and (b) after the occurrence of an Event of Default, all reasonable and documented fees, costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent or the Lenders in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection with any Transaction Document (regardless of any caps or other limitations contained in Section 2.06 which shall not apply following an Event of Default).

(b)             Any Person making a claim under this Section 10.07 shall submit to the Borrower a notice setting forth in reasonable detail the basis for and the computations of the applicable costs, expenses or similar items.

(c)             Notwithstanding anything to the contrary herein or in any other Transaction Document, the costs and expenses covered under this Section 10.07 are without duplication of other costs and expense provisions set forth in the Transaction Documents and nothing in this Section 10.07 shall supersede any specific expense cap that has been mutually agreed to elsewhere in the Transaction Documents.

(d)             The obligations of the Borrower under this Section 10.07 shall survive the termination of this Agreement and the earlier resignation or removal of any Indemnified Party.

Section 10.08    Recourse Against Certain Parties.

(a)            No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Borrower, the Seller, the Lenders or the Administrative Agent as contained in this Agreement or any other agreement, instrument or document entered into by the Borrower, the Seller, the Lenders or the Administrative Agent pursuant hereto or in connection herewith shall be had against any administrator of any Lender or the Administrative Agent or any incorporator, affiliate, stockholder, officer, agent, employee or director of the Borrower, the Seller, any Lender or the Administrative Agent or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Borrower, the Seller, the Lenders or the Administrative Agent pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 10.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Borrower, the Seller, any Lender or the Administrative Agent or any incorporator, stockholder, affiliate, officer, agent, employee or director of the Borrower, the Seller, any Lender or the Administrative Agent or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Borrower, the Seller, the Lenders or the Administrative Agent contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of every such administrator of the Borrower, the Seller, any Lender or the Administrative Agent and each incorporator, stockholder, affiliate, officer, agent, employee or director of the Borrower, the Seller, any Lender or the Administrative Agent or of any such administrator, or any of them, for breaches by the Borrower, the Seller, any Lender or the Administrative Agent of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b)            The provisions of this Section shall survive the termination of this Agreement.

Section 10.09    Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, together with the other Transaction Documents, contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 10.10   Tax Characterization. Notwithstanding any provision of this Agreement, the parties hereto intend that the Loans advanced hereunder shall constitute indebtedness for U.S. federal income Tax purposes and no party hereto shall take a contrary position on any Tax return or otherwise unless otherwise required by applicable law.

Section 10.11    Confidentiality.

(a)             Each of the Borrower, PEPI (individually and its capacity as the Initial Servicer), the Collateral Agent, the Administrative Agent and the Lenders, each individually (and not jointly or jointly and severally), agree that material, non-public information regarding the other parties hereto, their respective operations, assets, and existing and contemplated business plans, including this Agreement and the other Transaction Documents (“Confidential Information”) shall be treated by such party in a confidential manner, and shall not be disclosed to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of such party and to employees, directors and officers of any member of such party (the Persons in this clause (i), “Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis (provided, for the avoidance of doubt, that each party shall be liable under this Agreement for any breach of this Section 10.11 by any of its Representatives), (ii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iii) as may be required by statute, decision, or judicial or administrative order, rule, regulation or stock exchange rules; provided that (x) prior to any disclosure under this clause (iii), the disclosing party agrees to provide the other parties with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to such other parties pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, regulation or stock exchange rules and (y) any disclosure under this clause (iii) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, regulation or stock exchange rules, (iv) as may be agreed to in advance in writing by such other parties, (v) as requested or required by any Government Entity pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (v) the disclosing party agrees to provide such other parties with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to such other parties pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (v) shall be limited to the portion of the Confidential Information as may be required by such Government Entity pursuant to such subpoena or other legal process, (vi) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by such party or its Representatives), (vii) with respect to the Lenders, in connection with any potential assignment, participation, financing or pledge of any Lender’s interest under this Agreement or any hedge transaction entered into by the Lender or its Affiliates with respect thereto, provided that prior to receipt of Confidential Information any such potential assignee, participant, pledgee, finance provider or hedge counterparty shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 10.11 or pursuant to a confidentiality agreement utilized by such Lender (and such Person may disclose such Confidential Information to Persons employed or engaged by such Person as described in clause (i) above), (viii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Transaction Documents; provided, that, prior to any disclosure to any Person (other than to any party hereto or any of their respective Affiliates, or their respective counsel) under this clause (viii) with respect to litigation involving any Person (other than to any party hereto or any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide such other parties with prior written notice thereof, and (ix) in connection with the exercise of any secured creditor remedy under this Agreement or under any other Transaction Document.

(b)             Each party hereto agrees that any party hereto may publish any press release naming any other party or parties hereto without the prior written consent of such party or parties.

(c)             Anything in this Agreement to the contrary notwithstanding, the Administrative Agent may disclose information concerning the terms and conditions of this Agreement and the other Transaction Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of the Borrower and the Seller provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Administrative Agent.

Section 10.12    CONSENT TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK OR IF NO BASIS FOR JURISDICTION EXISTS IN SUCH COURTS, IN ANY OF THE NEW YORK STATE COURTS SITTING IN NEW YORK, NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES HERETO HEREBY ACCEPT FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO THE EXTENT THEY MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, (I) ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS AND (II) THE RIGHT TO INTERPOSE ANY SET-OFF (UNLESS SUCH SET-OFF COULD NOT, BY REASON OF ANY APPLICABLE FEDERAL OR STATE PROCEDURAL LAWS, BE INTERPOSED, PLEADED OR ALLEGED IN ANY OTHER ACTION).

Section 10.13    No Insolvency Proceedings.

(a)              Each party hereto hereby covenants and agrees that prior to the date which is one year and one day after the payment in full of the Obligations, it shall not institute against or join any other Person in instituting against the Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States or any other jurisdiction.

(b)             The provisions of this Section shall survive the termination of this Agreement.

Section 10.14    Patriot Act Compliance.

(a)             The Administrative Agent hereby notify the Borrower that pursuant to the requirements of the Patriot Act, it and each other Lender, may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, organizational documentation, director and shareholder information, and other information that will allow the Administrative Agent and each Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Administrative Agent and each Lender.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	GCA SPV I LLC,

	By:	/s/ Scott Galit
Name: Scott Galit

Title: Officer

Address for Notices:

150 West 30th Street, 6th Floor

New York, New York 10001

Attention: Mrs. Tsafi Goldman, Chief Legal and Regulatory Officer

Phone: 212-600-9272

Email: TsafiGo@payoneer.com

With a copy to:

Address for Notices:

Paul Hastings LLP

875 15th Street, N.W.

Washington, DC 20005

Attention: Richard Davis

Phone: +1 202.551.1945

Email: RichDavis@PaulHastings.com

THE SERVICER:	PAYONEER EARLY PAYMENTS INC.

	By:	/s/ Scott Galit
Name: Scott Galit

Title: Chief Executive Officer

Address for Notices:

150 West 30th Street, 6th Floor

New York, New York 10001

Attention: Mrs. Tsafi Goldman, Chief Legal and Regulatory Officer

Phone: 212-600-9272

Email: TsafiGo@payoneer.com

THE COLLATERAL AGENT	VIOLA CREDIT ALTERNATIVE MANAGEMENT 2018 L.P., not in its individual capacity but solely as Collateral Agent

By:	/s/ Ido Vigdor
Name: Ido Vigdor
Title: General Partner

By:	/s/ Ruthi (Simha) Furman
Name: Ruthi Simha Furman
Title: General Partner

Address for Notices:

12 Abba Eban Avenue

Ackerstein Towers, Building D, 12th Floor

Herzliya 4672530

Israel

Attention: Ido Vigdor

Email: idov@violacredit.com

With a copy to:

Address for Notices:

500 Eighth Street, NW

Washington, DC 20004

Attention: David Ridenour

Email: david.ridenour@us.dlapiper.com

LENDER:	VIOLA CREDIT ALTERNATIVE LENDING (FNX) SPV, L.P.

By:	/s/ Ido Vigdor
Name: Ido Vigdor
Title: General Partner

By:	/s/ Ruthi (Simha) Furman
Name: Ruthi Simha Furman
Title: General Partner

Address for Notices: 12 Abba Eban Avenue Ackerstein Towers, Building D, 12th Floor Herzliya 4672530 Israel Attention: Ido Vigdor Email: idov@violacredit.com

VIOLA CREDIT VI, L.P.

By:	/s/ Ido Vigdor
Name: Ido Vigdor
Title: General Partner

By:	/s/ Ruthi (Simha) Furman
Name: Ruthi Simha Furman
Title: General Partner

Address for Notices: 12 Abba Eban Avenue Ackerstein Towers, Building D, 12th Floor Herzliya 4672530 Israel Attention: Ido Vigdor Email: idov@violacredit.com

ADMINISTRATIVE AGENT:	VIOLA CREDIT ALTERNATIVE MANAGEMENT 2018 L.P.

By:	/s/ Ido Vigdor
Name: Ido Vigdor
Title: General Partner

By:	/s/ Ruthi (Simha) Furman
Name: Ruthi Simha Furman
Title: General Partner

Address for Notices:

12 Abba Eban Avenue

Ackerstein Towers, Building D, 12th Floor

Herzliya 4672530

Israel

Attention: Ido Vigdor

Email: idov@violacredit.com

With a copy to:

Address for Notices:

500 Eighth Street, NW

Washington, DC 20004

Attention: David Ridenour

Email: david.ridenour@us.dlapiper.com

SCHEDULE I

CONDITION PRECEDENT DOCUMENTS

1.	This Agreement;

2.	The Sale and Contribution Agreement;

3.	To the extent Eligible Receivables are sold to the Borrower on the Closing Date under the Sale and Contribution Agreement, a Bill of Sale and Assignments;

4.	The Collection Account Control Agreement;

5.	The Fee Letter;

6.	The Verification Agent Agreement.

SCHEDULE II

PRIOR NAMES, TRADENAMES, FICTITIOUS NAMES
AND “DOING BUSINESS AS” NAMES, JURISDICTION
OF ORGANIZATION, TYPES OF ORGANIZATION
AND LOCATIONS OF PRINCIPAL PLACES OF BUSINESS.

	Prior Names, Trade Names, Fictitious Names or “Doing Business As” Names	Jurisdiction of Organization	Type of Organization	Location of Principal Place of Business
GCA SPV I LLC	n/a	Delaware	LLC	150 West 30th Street, New York, NY 10001
Payoneer Early Payments Inc.	None	Delaware	Corporation	150 West 30th Street, New York, NY 10001

SCHEDULE III-A

COLLECTION POLICY

[On File with Lenders]

SCHEDULE III-B

Underwriting Policy

[On File with Lenders]

SCHEDULE IV

LIST OF DIRECT COMPETITORS

[On File with Lenders]

SCHEDULE V

LENDERS AND COMMITMENTS (as of the Closing Date)

Lender	Commitment	Lender’s Percentage

Name:

Viola Credit VI, L.P.

12 Abban Eban Avenue

Herzeliya Israel

Ackerstain Towers, Building D, 12th Floor

Attention: Ido Vigdor

Email: idov@violacredit.com

Wire Information:

[redacted]

Viola Credit Alternative Lending (FNX) SPV, L.P.

12 Abban Eban Avenue

Herzeliya Israel

Ackerstain Towers, Building D, 12th Floor

Attention: Ido Vigdor

Email: idov@violacredit.com

Wire Information:

[redacted]

	$12,500,000 $12,500,000	50% 50%
Total:	$25,000,000	100%

EXHIBIT A

FORM OF BORROWING BASE CERTIFICATE
(See attached).

GCA SPV I LLC (Payonner)
Monthly Servicing Report

Remittance Date	9/15/2021
Remittance Period Beginning Date	8/1/2021
Remittance Period Ending Date	8/31/2021
Interest Accrual Period (days)	31

Delinquency Status

		Outstanding Receivables Balance	As % of Outstanding Receivables
1	Current Receivables		#DIV/0!
2	Has not received any payments for more than thirty (30) days		#DIV/0!
3	Collection Percentage reduced below Initial Collection Percentage in connection with a payment forbearance or other adverse credit event		#DIV/0!
4	Has an initial expected payback of one month and after 45 days does not have a Cumulative Repayment Rate of 100%		#DIV/0!
5	Has an initial expected payback of six months and (i) after 90 days, does not have a Cumulative Repayment Rate of 20%, (ii) after 180 days, does not have a Cumulative Repayment Rate of 50%, or (iii) after 240 days, does not have a Cumulative Repayment Rate of 100%		#DIV/0!
6	Has an initial expected payback of three months and (i) after 45 days, does not have a Cumulative Repayment Rate of 20%, (ii) after 90 days, does not have a Cumulative Repayment Rate of 50%, or (iii) after 150 days, does not have a Cumulative Repayment Rate of 100%		#DIV/0!
7	Pledged Receivables for which the Borrower has been made aware of by the marketplace that the Merchant switched payment methods		#DIV/0!
			#DIV/0!
	Outstanding Receivables Balance	$ -	#DIV/0!

Calculation of Overconcentration Amounts

		Limit*	Actual*	Overconcentration Amount
1)	Weighted average MCA Fee Percentage	3.50%		
2)	Average Outstanding Receivables Balance	$50,000		
3)	Weighted average expected term	140 days		
4)	Aggregate Outstanding Balance - Largest Merchant	5.00%		
5)	Aggregate Outstanding Balance - Ten Largest Merchants	33.00%		
6)	Aggregate Outstanding Balance - Outstanding > $250,000	20.00%		
7)	Aggregate Outstanding Balance < 1 year sales data	10.00%		
8)	Aggregate Outstanding Balance - Canada Amazon, France Amazon,Germany Amazon, Italy Amazon, Japan Amazon, or United Kingdom Amazon)	28.00%		
9)	Aggregate Outstanding Balance - China, Hong Kong (SAR), Russian Federation and Ukraine	40.00%		
			Less double counting:	$ -
			Total:	$ -

* Percentages are a percentage of the Outstanding Receivables Balance of Eligible Pledged Receivables.
** Calculation excludes Receivables with an Outstanding Receivables Balance of less than $100.00.

Borrowing Base

	Calculation of Borrowing Base	**Calculation**	**Prior to Borrowing / Application of Funds**	**After Borrowing / Application of Funds**
A	Loans Outstanding		$ -	$ -
B	Outstanding Receivables Balance			0.00
C	Less: Ineligibles Receivables Balance			0.00
D	Eligible Portfolio Outstanding Receivables Balance	B - C	0.00	0.00
E	Less: Overconcentration Amount		-	-
F	Adjusted EPORB	D - E	$ -	$ -
G	Collection Account Balance		$ -	
H	Less: Amounts due under Sections 2.06(b)(i) other than pursuant to subclauses (iv) and (x) thereof		#REF!	
I	Excess Collection Account Balance	G - H	#REF!	$ -
J	Advance Percentage		80.00%	80.00%
K	Borrowing Base	(F*J) + I	#REF!	$ -
L	Borrowing Base Surplus / (Deficiency)	K - A	#REF!	$ -

Loans

Loans	Loan Rates	Interest Accrual Method	Aggregate Commitment	Beginning Outstanding Principal Balance	Days Interest Accrual	Drawn Amount	Interest Payment Amount	Principal Payment Amount	Unused Interest	Utilization Interest	Total Payment Amount	Ending Outstanding Principal Balance
Loan	9.000%	Actual/360	$ 25,000,000.00	$ -		$ -	$ -	$ -	$ 10,763.89	$ -	$ 10,763.89	$ -
Total			**$ 25,000,000.00**	**$ -**		**$ -**	**$ -**	**$ -**	**$ 10,763.89**	**$ -**	**$ 10,763.89**	**$ -**

Series 2019-A Collection Account

Beginning Balance	$	-
Deposits Intra-Period		
Transfers to Payoneer Early Payments Inc. for the purchase of new receivables		
Interest income		
Distribution due under Sections 2.06(b)(i) other than pursuant to subclauses (vi), (viii) and (xiii) thereof		
Distribution to [Payoneer Global Inc.]		
Ending Balance	$	-

Calculation of Available Funds

A)	Collections allocated to the holders of the Loans		
	1) Interest and fees		
	2) Principal		
	3) Recoveries		
	4) Amounts paid by the Seller to repurchase Receivables		
B)	Investment earnings on amounts on deposit in the Collection Account		-
C)	Amounts deposited into the Collection Account as a result of a Repurchase Event or optional repurchase in accordance with the Sale and Contribution Agreement		
	Available Funds	$	-
	Less: Principal withdrawn to purchase receivables		-
	Available Funds allocable on the Payment Date	$	-

EXHIBIT B

FORM OF MONTHLY SERVICING REPORT
(See attached).

GCA SPV I LLC (Payonner)
Monthly Servicing Report

dv01

Remittance Date	9/15/2021
Remittance Period Beginning Date	8/1/2021
Remittance Period Ending Date	8/31/2021
Interest Accrual Period (days)	31

Delinquency Status

		Outstanding Receivables Balance	As % of Outstanding Receivables
1	Current Receivables		#DIV/0!
2	Has not received any payments for more than thirty (30) days		#DIV/0!
3	Collection Percentage reducted below Initial Collection Percentage in connection with a payment forbearance or other adverse credit event		#DIV/0!
4	Has an initial expected payback of one month and after 45 days does not have a Cumulative Repayment Rate of 100%		#DIV/0!
5	Has an initial expected payback of six months and (i) after 90 days, does not have a Cumulative Repayment Rate of 20%, (ii) after 180 days, does not have a Cumulative Repayment Rate of 50%, or (iii) after 240 days, does not have a Cumulative Repayment Rate of 100%		#DIV/0!
6	Has an initial expected payback of three months and (i) after 45 days, does not have a Cumulative Repayment Rate of 20%, (ii) after 90 days, does not have a Cumulative Repayment Rate of 50%, or (iii) after 150 days, does not have a Cumulative Repayment Rate of 100%		#DIV/0!
7	Pledged Receivables for which the Borrower has been made aware of by the marketplace that the Merchant switched payment methods		#DIV/0!
			#DIV/0!
	Outstanding Receivables Balance	$ -	#DIV/0!

Calculation of Overconcentration Amounts

		Limit*	Actual*	Overconcentration Amount
1)	Weighted average MCA Fee Percentage	3.50%		
2)	Average Outstanding Receivables Balance	$50,000		
3)	Weighted average expected term	140 days		
4)	Aggregate Outstanding Balance - Largest Merchant	5.00%		
5)	Aggregate Outstanding Balance - Ten Largest Merchants	33.00%		
6)	Aggregate Outstanding Balance - Outstanding > $250,000	20.00%		
7)	Aggregate Outstanding Balance < 1 year sales data	10.00%		
8)	Aggregate Outstanding Balance - Canada Amazon, France Amazon,Germany Amazon, Italy Amazon, Japan Amazon, or United Kingdom Amazon)	28.00%		
9)	Aggregate Outstanding Balance - China, Hong Kong (SAR), Russian Federation and Ukraine	40.00%		
			Less double counting:	$ -
			Total:	$ -

* Percentages are a percentage of the Outstanding Receivables Balance of Eligible Pledged Receivables.
** Calculation excludes Receivables with an Outstanding Receivables Balance of less than $100.00.

Borrowing Base

	Calculation of Borrowing Base	Calculation	Prior to Borrowing / Application of Funds	After Borrowing / Application of Funds
A	Loans Outstanding		$ -	$ -
B	Outstanding Receivables Balance			0.00
C	Less: Ineligibles Receivables Balance			0.00
D	Eligible Portfolio Outstanding Receivables Balance	B - C	0.00	0.00
E	Less: Overconcentration Amount		-	-
F	Adjusted EPORB	D - E	$ -	$ -
G	Collection Account Balance		$ -	
H	Less: Amounts due under Sections 2.06(b)(I) other than pursuant to subclauses (iv) and (x) thereof		$ 10,763.89	
I	Excess Collection Account Balance	G - H	$ (10,763.89)	$ -
J	Advance Percentage		80.00%	80.00%
K	Borrowing Base	(F*J) + I	$ (10,763.89	$ -
L	Borrowing Base Surplus / (Deficiency)	K - A	$ (10,763.89	$ -

Loans

Loans	Loan Rates	Interest Accrual Method	Aggregate Commitment	Beginning Outstanding Principal Balance	Days Interest Accrual	Drawn Amount	Interest Payment Amount	Principal Payment Amount	Unused Interest	Utilization Interest	Total Payment Amount	Ending Outstanding Principal Balance
Loan	9.000%	Actual/360	$ 25,000,000.00	$ -		$ -	$ -	$ -	$ 10,763.89	$ -	$ 10,763.89	$ -
Total			**$ 25,000,000.00**	**$ -**		**$ -**	**$ -**	**$ -**	**$ 10,763.89**	**$ -**	**$ 10,763.89**	**$ -**

Series 2019-A Collection Account

Beginning Balance	$	-
Deposits Intra-Period		
Transfers to Payoneer Early Payments Inc. for the purchase of new receivables		
Interest income		
Distribution due under Sections 2.06(b)(i) other than pursuant to subclauses (vi), (viii) and (xiii) thereof		
Distribution to [Payoneer Global Inc.]		
Ending Balance	$	-

Calculation of Available Funds

A)	Collections allocated to the holders of the Loans		
	1) Interest and fees		
	2) Principal		
	3) Recoveries		
	4) Amounts paid by the Seller to repurchase Receivables		
B)	Investment earnings on amounts on deposit in the Collection Account		-
C)	Amounts deposited into the Collection Account as a result of a Repurchase Event or optional repurchase in accordance with the Sale and Contribution Agreement		
	Available Funds	$	-
	Less: Principal withdrawn to purchase receivables		-
	Available Funds allocable on the Payment Date	$	-

Early Amortization or Event of Default

Early Amortization Events — No Early Amortization Event has occurred

			Trigger	Actual	Status
a)		occurrence of any of the following Level I Portfolio Performance Covenant Trigger Events:			
	i)	Vintage Excess Spread for any Quarterly Vintage Pool with an Age of more than [four (4)]	0.0%		Pass
	ii)	Maximum Three-Month Average Delinquency Ratio	15.0%		Pass
	iv)	Level I Cumulative Net Default Trigger Event	10.0%		Pass
b)		breach of any of the following Payoneer Financial Covenants:			
	i)	Minimum Tangible Equity of Payoneer	$100,000,000		Fail
	ii)	Payoneer is Solvent			Pass
	iii)	Minimum Payoneer unrestricted cash (that is not subject to (i) any pledge, encumbrance or other lien, (ii) any restrictions on disposition)	$20,000,000		Fail
c)		occurrence and continuance of a Servicer Default?		No	Pass
d)		occurrence and continuance of an Event of Default?		No	Pass
e)		occurrence of any Bankruptcy Event with respect to Borrower, Servicer or PEPI		No	Pass

Events of Default — No Event of Default has occurred

		Trigger	Actual	Status
a)	any Quarterly Vintage Pool (with an Age of three (3) or more) shall have a Cumulative	0.0%	0.0%	Pass

5% Reduction in Aggregate Commitments

		Trigger	Actual	Status
a)	Minimum Utilization Percentage	30.0%	0.0%	Fail

Quarterly Vintage Pool Performance

Quarterly Vintage Pool Performance (based on all Originated Receivables)

Vintage Quarter	Original Repayment Amount	Outstanding Receivables Balance of Charged-Off Receivables	Level I Cumulative Net Default Trigger Event	Level II Cumulative Net Default Trigger Event	Outstanding Receivables Balance
Q2-2021			No	No	

Age of Quarterly Vintage Pool (in months since origination)	Cumulative Net Default Percentage Trigger (Level I)	Cumulative Net Default Percentage Trigger (Level I)	Cumulative Net Default Percentage Trigger (Level II)	Cumulative Net Default Percentage
3	3.50%	3.50%	5.00%	
4	4.50%	4.50%	6.00%	
5	5.00%	5.00%	7.00%	
6	6.00%	6.00%	8.00%	

Outstanding Receivables Balance subject to Cumulative Net Default Trigger Event	$	-
Total Outstanding Receivables Balance	$	-
Aggregate Cumulative Net Default Percentage		0.0%

Utilization Interest

Utilization Interest | **Reference:**

Utilization Percentage		
A	Minimum Utilization Percentage		30%
	Below Minimum?		Yes
B	Commitments		
(i)	Minimum Utilization	A * B	$ -
(ii)	Loans outstanding		
(x)	Minimum Utilization less Loans outst	(i) - (ii)	$ -
(y)	Interest Rate		
(z)	Days/360		
	Utilization Interest	**(x) * (y) * (z)**	**$ -**

Utilization Determination Period	**Remittance Periods**	**Minimum Utilization Percentage**
First	1-12	30%

EXHIBIT C

FORM OF MERCHANT CONTRACTS
(See attached).

PAYONEER CAPITAL ADVANCE TERMS AND CONDITIONS

August 2021

Payoneer Capital Advance Service is governed by these Terms and Conditions. Please read them carefully.

Jump to section:

1.	ABOUT PAYONEER EARLY PAYMENT INC.

2.	SCOPE OF THESE TERMS AND CONDITIONS

3.	DEFINITIONS

4.	PURCHASE AND SALE OF RECEIVABLES

5.	METHODS OF DELIVERY; USE OF THIRD PARTY SITE

6.	REPRESENTATIONS REGARDING RECEIVABLES

7.	COVENANTS, REPRESENTATIONS AND WARRANTIES

8.	CONSENTS; APPROVALS

9.	SALE OF RECEIVABLES; NON-CONSUMER TRANSACTION

10.	NO RIGHT TO REPURCHASE

11.	DEFAULT

12.	REMEDIES

13.	CERTAIN RIGHTS OF PURCHASER

14.	ATTORNEY IN FACT

15.	SET-OFF RIGHTS

16.	TERM

17.	INDEMNIFICATION

18.	MODIFICATIONS & AMENDMENTS; ENTIRE AND FINAL AGREEMENT

19.	NOTICES

20.	BINDING EFFECT; ASSIGNMENT

21.	PURCHASER’S COSTS OF ENFORCEMENT; ATTORNEY’S FEES

22.	LIMITATION OF LIABILITY

23.	ARBITRATION

24.	SELLER DATA

25.	LIABILITY

26.	COMMUNICATIONS

27.	COMPLAINTS

28.	MISCELLANEOUS

SCHEDULE 1: BUSINESS PURPOSE DECLARATION

SCHEDULE 2: ENGLISH RECEIVABLES

SCHEDULE 3: HK RECEIVABLES

1.	ABOUT PAYONEER EARLY PAYMENTS INC.

The Capital Advance Service is provided to You by Payoneer Early Payments Inc. (“PEPI”), a subsidiary of Payoneer Inc. (“Payoneer”).

2.	SCOPE OF THESE TERMS AND CONDITIONS

2.1	The Capital Advance Service is an online service offered to Payoneer Services Customers who have established a Payoneer Account or a number of Payoneer Accounts, in accordance with Payoneer terms and conditions, incorporated hereby by reference ( see a link to online Payoneer Account Terms and Conditions as they may be amended from time to time:
https://pubs.payoneer.com/Legal/PayoneerTermsAndConditionsINC_Feb2021.htm ).

As a Payoneer Services Customer, You, utilize the Payoneer Services to receive payments from third party online sites, such as marketplaces (each a “Third Party Site”) for goods and/or services sold or provided by the Payoneer Services Customers and/or their business affiliates acting on their behalf through Third Party Sites.

The payments owed to you from Third Party Sites and/or other funding sources (together with the Third Party Sites, the “Funding Sources”) create a “revenue stream”. This Agreement will cover (i) all of your rights to payments from any Funding Sources (after you have sold the goods and/or services that give rise to any such right to payment but before the payment is actually made), which are referred to herein as “Receivables” and the funds in your revenue stream after the Receivables have been paid, which are referred to herein as “Collections.” The Collections on the Receivables include, for example, any payments you receive from any and all Funding Sources, whether those payments are made with cash; bank checks; credit, debit, and other types of payment cards; electronic money transfers such as Automated Clearing House or “ACH” debits and PayPal® money transfers; or other forms of payment.

2.2	These Terms and Conditions, together with our Privacy Policy, the Transaction Summary, and any other related terms and conditions We provide to you (collectively the “Agreement”), constitute the legal relationship between you (as “Seller”) and PEPI (as “Purchaser”)

2.3	Under this Agreement we agree to buy from you, and you agree to sell to us the Purchased Receivables in exchange for a purchase price (the “Capital Advance Amount”) as set forth in the Transaction Summary, Receivables to be generated during the term of this Agreement that result in Collections that we have the right to receive and retain on and after the Initial Settlement Date pursuant to the terms hereof in an aggregate amount equal to the Capital Advance Amount (the “Purchased Receivables”). In consideration of such purchase and sale, you agree to pay us the fee set forth in the applicable Transaction Summary (the “Capital Advance Fee”, and the sum of the Capital Advance Fee and the Purchased Receivables, the “Settlement Amount”). The Capital Advance Fee will also be payable from Collections on Receivables, and we will have the right to receive and retain Collections as described herein until the full amount of the Settlement Amount has been delivered to us.

2.4	This Agreement is for a sale of your Receivables to us, does not constitute a loan. An advantage to you of selling Receivables instead of borrowing money is that the collection of the Capital Advance Amount is dependent on the Receivables you generate in the due course of business. The key commitment you make to us in this Agreement is that on and after the Settlement Start Date you will allow us to receive all Collections on the Receivables (including the Purchased Receivables) that are generated in the course of your business until the full amount of the Settlement Amount has been delivered to us).

2.5	We take some risks in this deal; however, you are not allowed to engage in any fraudulent activity or any other activity that prevents us from receiving the Receivables we paid for. For example, you are not allowed to enter into another similar agreement with another merchant capital advance service provider (or other similar service provider), or close your business in bad faith, for example by closing your business and starting up another similar business right away. The details on this are below.

2.6	You agree that the Capital Advance Amount to be provided by us under this Agreement is to be applied wholly or predominantly for: (i) business purposes; or (ii) investment purposes other than investment in residential property. If you are an Australian resident, please also review Schedule 1 (Business Purpose Declaration) applicable to all Australian Sellers.

3.	DEFINITIONS

Various terms in these Terms and Conditions have a defined meaning as follows:

•	“Business Day” means any day other than a Saturday or a Sunday or a public or bank holiday in the United States.

•	“English Receivable" means a Receivable owed from a Funding Source based in England or Wales or which arises under a contract governed by the law of England and Wales.

•	"HK Receivable" means a Receivable owed from a Funding Source based in Hong Kong or which arises under a contract governed by Hong Kong law.

•	“Payoneer Account” means an account, including any Payoneer Prepaid Card and associated account, established by Payoneer to affect the registration for, and enable the ongoing use of, the Payoneer Services.

•	“Payoneer Services” means all of Payoneer’s products and services and any other features, technologies and functionalities offered by Payoneer on its website or through other means.

•	“Payoneer Services Customer” means an individual or legal entity who has established a Payoneer Account with Payoneer and utilizes the Payoneer Services to receive payments from Funding Sources.

•	“Privacy Policy” means the policy of Payoneer Inc. and its subsidiaries and affiliates, including PEPI, governing the processing of personal data which is available on the Payoneer website, as may be amended from time to time.

•	“Settlement Start Date” or “Initial Settlement Date” means the date, set forth in the Transaction Summary, on which Purchaser will commence receipt of Collections on Receivables and other amounts owed hereunder.

•	“Transaction” means an offer and purchase transaction for the sale of certain Receivables by Seller to Purchaser via the Capital Advance Service and documented by a Transaction Summary, pursuant to these Terms and Conditions.

•	“Transaction Date” means the date Seller and Purchaser will enter into the Transaction.

•	“Transaction Summary” means the summary containing the details of the Transaction to be consummated between the Parties pursuant to this Agreement, which shall be presented to Seller online upon approval of the Transaction by email to the email address provided by the Payoneer Service Customer accepting these Terms and Conditions.

•	“We”, “us” “our” and “Purchaser” means PEPI, a subsidiary of Payoneer Inc.

•	“You”, “your” and “Seller” means the natural person or legal entity that owns and/or is entitled to payment of the Receivables being sold to us in this Transaction, including the Payoneer Services Customer into whose Payoneer Account the Receivables are remitted,, as identified by the Transaction Summary, any affiliated Payoneer Services Customer, natural person, legal entity or other affiliated entity acting for in concert with You (as determined solely by us) in connection with any Funding Sources and the Receivables.

4.	PURCHASE AND SALE OF RECEIVABLES

4.1	Sale and Purchase; Delivery.

a.	Sale and Purchase. Subject to the terms and conditions of this Agreement, on the Transaction Date, Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller with full title guarantee, all of Seller’s right, title and interest in and to the Purchased Receivables, purchased for the Capital Advance Amount as set forth in the Transaction Summary. Purchaser and Seller agree that Purchased Receivables are owned by Purchaser upon the creation of such Purchased Receivables, even if Purchaser does not take delivery of such Purchased Receivables until the Initial Settlement Date, or any date thereafter.

b.	Timing of Delivery. Beginning on the Settlement Start Date specified in the Transaction Summary Seller shall deliver to Purchaser (or cause a Funding Source to deliver directly to Purchaser) a percentage as set forth in the Transaction Summary (the “Collection Percentage”) of all Collections received on all Purchased Receivables and all other Receivables held in Seller’s Payoneer Account on such day or remitted on such day by a Funding Source, until the full amount of the Settlement amount has been received and retained by Purchaser.

c.	Estimated Settlement Period. Based upon Seller’s historical trends in generating receivables, the Parties estimate that Seller will generate sufficient Receivables to deliver the full amount of the Settlement Amount within 6 (six) months after the Transaction Date (the “Estimated Settlement Period”). If Seller has not completed delivery of the full Settlement Amount during the Estimated Settlement Period, Seller agrees to commence delivery to Purchaser of all Collections received in its Payoneer Account, starting as of the end of the Estimated Settlement Period and continuing each day thereafter until the full amount of Settlement Amount has been received by Purchaser.

4.2	Treatment of Sale. It is further the intent of the Parties that this purchase and sale transaction shall constitute a sale of accounts or payment intangibles as each such term is used in Article 9 of the Uniform Commercial Code, and that such purchase and sale shall provide us with the full benefits of ownership of the Purchased Receivables. It is agreed and acknowledged by the Parties that this purchase and sale transaction has no predetermined repayment term and that the remedies available to us are those available as a Party to this Agreement for breach of this Agreement and those available as the rightful owner of the Purchased Receivables.

4.3	Payment of Capital Advance Amount. Purchaser shall pay the Capital Advance Amount in consideration of the Purchased Receivables by no later than three (3) Business Days following the Transaction Date indicated in the Transaction Summary by crediting Seller’s Payoneer Account for the Capital Advance Amount.

4.4	Capital Advance Fee. In consideration of Purchaser’s provision of billing, ledgering and administration services to Seller in connection with the Capital Advance, Purchaser shall be entitled to charge the Capital Advance Fee set forth in the Transaction Summary. The Capital Advance Fee will be due on the Initial Settlement Date and Purchaser may take delivery of the Capital Advance Fee together with the Purchased Receivables or in any other way including by charging Seller’s balance on your Payoneer Account.

4.5	Security Interest. In order to secure Seller’s present and future obligations of any kind to Purchaser under this Agreement, Seller hereby grants and pledges to Purchaser a first-priority security interest in (i) the Purchased Receivables, (ii) all now existing and hereafter arising accounts and payment intangibles of the Seller, including but not limited to any and all future Receivables of the Seller, (iii) all of Seller’s chattel paper, cash, deposit accounts, documents, equipment, general intangibles, instruments, and inventory, and investment property (as these terms are defined in Article 9 of the Uniform Commercial Code of any applicable state (“UCC”), both now owned and hereafter acquired, including (without limitation) any funds from time to time contained in the Seller’s Payoneer Account or received by Payoneer from time to time on behalf of Seller from or in respect of any Funding Sources; and (iv) all cash and non-cash proceeds (as defined in the Uniform Commercial Code) of the foregoing (collectively, “Collateral”). The security interest granted by Seller in this section does not alter the Purchaser’s right to take delivery of the Purchased Receivables, and Seller’s obligation to remit all payments due in connection with the Settlement Amount, as set forth in this Agreement. Seller grants this security interest to Purchaser for the sole purpose of ensuring that Seller will not take any action to deprive Purchaser of those rights. Without limiting any other terms of this Agreement, Seller authorizes Purchaser to file one or more UCC-1 financing statements, including financing statements describing the Collateral as “all assets” or “all personal property” or words of like meaning, to memorialize the sale of the Purchased Receivables, and/or to evidence, maintain and perfect the security interest granted in the Collateral in this section. Seller agrees to reimburse Purchaser on demand for all filing fees and expenses incurred by Purchaser in connection with such financing statements.

4.6	Purchase and Sale of English Receivables. If a Purchased Receivable is an English Receivable, these Terms and Conditions shall be subject to the provisions set out in the Schedule 2 (English Receivables). The Terms and Conditions as amended by Schedule 2 shall only apply in respect of the purchase of any English Receivables.

4.7	Purchase and Sale of HK Receivables. If a Purchased Receivable is a HK Receivable, these Terms and Conditions shall be subject to the provisions set out in Schedule 3 (HK Receivables). The Terms and Conditions as amended by Schedule 3 shall only apply in respect of the purchase of any HK Receivables.

5.	METHODS OF DELIVERY; USE OF THIRD PARTY SITE

5.1	Payments from Third Party Site. Until Purchaser has taken delivery of the Settlement Amount in full Seller shall instruct any Third Party Site to direct all payments in respect of any Receivables owed by the Third Party Site, including but not limited to the Purchased Receivables purchased hereunder, to Seller’s Payoneer Account or the bank account designated by Purchaser. Seller acknowledges and agrees that Purchaser shall also have the right to instruct any Third Party Site to direct all payments in respect of any Receivables to Seller’s Payoneer Account or to the bank account designated by Purchaser until Purchaser has received and retained the Settlement Amount in full. Seller agrees to cooperate with Purchaser in signing any authorizations or acknowledgement required by the Third Party Site to effect such instructions.

5.2	Delivery Options. Beginning on the Initial Settlement Date and on each day thereafter, Purchaser shall take delivery of, and Seller hereby authorizes Purchaser to receive, Collections on the Receivables deliverable to Purchaser under this Agreement in one of the following ways: (i) directly from the Third Party Sites; or (ii) by debiting the Seller’s Payoneer Account (without limiting such debit to a Funding Source). Purchaser may decide in its sole discretion which method it will utilize to take delivery of the Purchased Receivables and other amounts owed hereunder. If Purchaser is unable to take delivery of the Purchased Receivables through the delivery method initially selected, it may utilize the other delivery method. In addition, Purchaser may elect in its sole discretion to utilize both delivery methods together in a manner as required to affect the full delivery of the Settlement Amount so that a portion of the Settlement Amount will be delivered via one method and other portions may be delivered by another method.

a.	Delivery Directly from Third Party Site. If Purchaser elects to take delivery of Collections on the Receivables directly from a Third Party Site, then Seller authorizes the Third Party Site to deliver all payments on Receivables directly to Purchaser rather than to Seller until the full amount of the Settlement Amount has been delivered to and retained by Purchaser. This authorization is irrevocable, absolute and unconditional. Seller hereby irrevocably grants any Third Party Site the right to hold the Purchased Receivables (prior to the payment date) on behalf of Purchaser and to deliver Collections on Receivables to Purchaser directly (at, before or after the time Third Party Site credits or remits to Seller the balance of any Receivables not sold by Seller to Purchaser) until the full amount of the Settlement Amount has been received by Purchaser. Seller acknowledges and agrees that a Third Party Site may provide Purchaser with any and all information regarding Seller’s business relationship with such Third Party Site, including without limitation. Seller’s chargeback history, as well as any other information Purchaser deems pertinent in connection with its purchase of the Purchased Receivables or other future receivables from Seller.

b.	Delivery via Withdrawals from Payoneer Account. If Purchaser elects to take delivery of the Purchased Receivables and other amounts owed hereunder by debiting the Seller’s Payoneer Account, then Seller irrevocably authorizes Purchaser, or its designee, to withdraw the Purchased Receivables and such other amounts by initiating a debit entry to Seller’s Payoneer Account. Seller represents that the Payoneer Account is established for business purposes only and not for personal, family, or household purposes. Seller understands that the foregoing authorization is a fundamental condition to induce Purchaser to enter into this Agreement. Seller further acknowledges and agrees that Purchaser may instruct Payoneer to convert funds from Collections received in Seller’s Payoneer Account and held in a currency balance different than the currency of the Settlement Amount, in such amount as required to perform the respective delivery. In this event, Payoneer will apply a currency conversion rate based on market rate based on wholesale currency market rates obtained at the time of the transaction from a range of financial institutions and charge a conversion equal to the conversion fee applied under the Manage Currencies service, as set forth on the Pricing and Fees page on the Payoneer Website.

6.	REPRESENTATIONS REGARDING RECEIVABLES

Seller represents, warrants and agrees that as of the Transaction Date and unless expressly stated otherwise, continuing until Purchaser has obtained the full amount of the Settlement:

6.1	Seller’s principal place of business, its books and records relating to the Receivable are located at the address provided by Seller to Payoneer in connection with Seller’s Payoneer Account.

6.2	All information you provide, and we receive, from or regarding you, your business, the Purchased Receivables and/or in connection with Funding Sources is true, correct, and accurate, including but not limited to your business name, website and address and/or any information relating to any of your business affiliates.

6.3	The individual accepting these Terms and Conditions is authorized by Seller (including the Payoneer Services Customer, and, if applicable, any business affiliate) to agree to these Terms and Conditions and accept the Capital Advance on behalf of Seller. If the Payoneer Services are utilized in connection with Receivables due from a Third Party Site via Seller that is a business affiliate of a Payoneer Services Customer, any activity of such business affiliate as aforesaid is done on behalf of the Payoneer Services Customer and Seller warrants that the Payoneer Services Customer accepting the Capital Advance hereunder is legally authorized by the business affiliate named under the Transaction Summary to agree to these Terms and Conditions on behalf of such business affiliate (including, without limitation, the sale of, and grant of a security interest in, the Receivables owned by such business affiliate) and accept the Capital Advance on their behalf.

6.4	Seller owns the Receivables free and clear of the rights of any purchaser and liens, security interests, and encumbrances and will not assign or grant a security interest in or encumber the Receivables (other than by way of the transfer to Purchaser hereunder).

6.5	As of the Transaction Date, Seller shall make proper entries upon its books, disclosing the absolute sale of the Purchased Receivables to Purchaser.

6.6	Any Third Party Site is obligated to pay Seller any Receivables such Third Party Site owes Seller by crediting Seller’s account with Payoneer or in the manner otherwise herein described.

6.7	The Purchased Receivables will relate to the sale of goods and/or services by Seller, will not be subject to any set off or counterclaim and will not be contingent upon the fulfillment of any condition whatsoever, and Purchaser may verify the Receivable or any portion thereof.

6.8	Seller does not own, control, or exercise dominion over, in any way whatsoever, the business of any Third Party Site.

7.	COVENANTS, REPRESENTATIONS AND WARRANTIES

You further represent, warrant and covenant that, as of the Transaction Date and, unless expressly stated otherwise, continuing until Purchaser has obtained the full amount of the Settlement Amount:

7.1	You are in compliance and in good standing with all applicable federal, state and local laws and regulations, and the rules and regulations of all Third Party Sites through which you sell goods and/or services and neither you nor your business are under any criminal investigation or a subject of an open litigation procedure. You have valid permits, authorizations and licenses to own, operate and lease your properties and to conduct the business in which you are presently engaged;

7.2	As of the Transaction Date, you are not contemplating closing your business;

7.3	You, and the person(s) signing this Agreement on your behalf, have full power and authority to incur and carry out the obligations under this Agreement, all of which have been authorized and executed, and all of which are enforceable against you in accordance with their terms;

7.4	As of the Transaction Date, you have not commenced any case or proceeding seeking protection under any bankruptcy or insolvency law, or had any such case or proceeding commenced against it, nor are you contemplating commencing any such case or proceeding;

7.5	You have not and shall not take any action to discourage the purchase of your services and products or the conduct of business in any Third Party Site or to permit any event to occur which could have an adverse effect on the conduct of business in a Third Party Site or the purchase of Your services and/or products;

7.6	You shall not change your arrangements with any Third Party Site which in any way is adverse to Purchaser;

7.7	Until the amount of the Settlement Amount has been delivered in full to us, all of payments owed to you by your Funding Sources will be deposited exclusively into your Payoneer Account or, if applicable, the bank account designated by Purchaser; if and to the extent that any Receivables are paid to or received by you other than into your Payoneer Account, you shall deliver, or procure the delivery of, such Receivable forthwith upon receipt into your Payoneer Account or other account as directed by the Purchaser in writing, and pending such delivery shall hold, or procure to be held, such sums segregated from any other funds and on trust for us;

7.8	You agree that you have an affirmative and continuing obligation to advise us of any material adverse change in your Receivables flow from your Funding Sources, business operation or business ownership. You must let us know if you experience a material adverse change in your Receivables flow If we detect a material adverse change of your Receivables flow, that was not notified by you we will try to contact you including via your email or phone number as registered in connection with you Payoneer Account. It is your responsibility to promptly respond and provide any information as required by us in connection to any inquiry made as aforesaid;

7.9	Seller shall not attempt to revoke its authorizations to Purchaser or instructions to a Third Party Site set forth in Section 5 of this Agreement or the power of attorney granted to Purchaser under Section 14 below or otherwise or take any measure to interfere with delivery of payment of the Purchased Receivables directly from the Third Party Site or Seller’s Payoneer Account and any such attempt to revoke shall be deemed null and void;

7.10	You shall keep your Payoneer Account in good standing, comply with all terms of service related to your Payoneer Account and the Payoneer Services, and shall not close its Payoneer Account or change the method by which a Third Party Site pays you for receivables owed;

7.11	You are a valid business in good standing under the laws of the jurisdictions in which you are organized and/or operate; you are entering into this Agreement for business purposes and not as a consumer or for personal, family or household purposes; you have not and shall not conduct your businesses under any name(s) other than as disclosed to us hereunder, or change any of your places of business without our prior written consent;

7.12	Each time that we request, you will, upon at least one day’s prior notice from us, execute, acknowledge and deliver to us and/or to any other person, firm or corporation specified by us, a statement certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and stating the dates which all or any portion of the Receivables have been delivered.

8.	CONSENTS; APPROVALS

Seller possesses and is in compliance with all permits, licenses, approvals, consents and other authorizations necessary to own, operate and lease its properties and to conduct the business in which it is presently engaged. Seller is in compliance with any and all applicable federal, state, and local laws and regulations. Seller agrees that it is choosing to engage in a purchase transaction with PEPI in the United States in connection with these Terms and Conditions and that the governing jurisdiction is the United States. Seller will comply with any applicable laws in relevant jurisdictions. By accepting the Terms and Conditions, Seller represents and warrants to Purchaser that engaging in the purchase transaction described herein does not violate any laws or regulations applicable to Seller.

9.	SALE OF RECEIVABLES; NON-CONSUMER TRANSACTION

Seller and Purchaser agree that the Capital Advance Amount paid by Purchaser in exchange for the Purchased Receivable is for the purchase and sale of the Purchased Receivables and is not intended to be, nor shall it be construed as, a loan or an assignment for security from Purchaser to the Seller. Seller hereby acknowledges and agrees that Seller is not a “consumer” with respect to this Agreement and underlying transactions, and neither this Agreement (nor any guarantee thereof) shall be construed as a consumer transaction. The Parties intend that the Transaction contemplated by this Agreement shall be treated as a true sale of the Purchased Receivable by the Seller to Purchaser for all purposes.

10.	NO RECOURSE OR RIGHT TO REPURCHASE

The purchase and sale Transaction contemplated by this Agreement is made without recourse and constitutes a true sale of the Purchased Receivables. Seller shall have no right to repurchase or resell the Purchased Receivables. Seller shall have no obligation to remit funds except from the proceeds of Seller’s Purchased Receivables or as otherwise expressly described herein.

11.	DEFAULT

A “Default” shall include, but not be limited to, any of the following events: (a) breach by Seller of any covenants or obligations contained in this Agreement;

(b) any representation or warranty made by the Seller in this Agreement proves to be incorrect, false or misleading in any material respect; (c) Seller sells, transfers or otherwise encumbers or attempt to sells, transfer or otherwise encumber Receivables, whether or not such Receivables are part of the Purchased Receivables; (d) Seller encumbers or allows any encumbrance to attach to our interest in the Purchased Receivables or other Receivables which we are entitled to receive hereunder; (e) Seller sells all or substantially all of its assets used in the operation of its business to a third party; (f) Seller becomes a party to or the subject of any agreement pursuant to or as a result of which any person or group of persons acquires control, directly or indirectly, of its business; (g) Seller materially changes the operation of its business (e.g., changes in industry, concept, size, etc.); (h) Seller stops accepting a particular method of payment while it remains open for business or a bank account designated by Purchaser; (i) Seller directs any Third Party Site or any custodian of Seller’s Receivables to deliver or direct Seller’s Receivables to an account or location that is not Seller’s Payoneer Account listed under the Transaction Summary; (j) Seller provides its Funding Sources or us with false or misleading information about its business or Receivables (in Seller’s application or otherwise) that is material to our decision to purchase Receivables from Seller; and (k) Seller takes or fails to take an action that hinders our taking delivery of the Receivables and Collections from its Payoneer Account or from any Receivables custodian prior to our receipt and retention of the Settlement Amount or otherwise deliberately takes any action or omits to take any action in order to frustrate the intent and purpose of this Agreement. However, with one exception, we will not consider any of these acts to be an event of default if they occur because you go out of business in the ordinary course. The one exception is the following: If you go out of business or become the subject of a voluntary or involuntary filing for protection under the United States Bankruptcy Code within 30 days of our purchasing Purchased Receivables, you agree that there will be a rebuttable presumption that you entered this Agreement in bad faith, and are in default under this Agreement.

In addition to all rights and remedies available under applicable law and as otherwise set forth in this Agreement, and without waiver of any such rights and remedies, Purchaser may (at its discretion) direct Payoneer to take action on its behalf to enforce its rights to collect from Seller any Receivables due and owing as a result of a Default, and for such purpose may temporarily restrict your ability to access the Receivables held in your Payoneer Account/Balance.

12.	REMEDIES

If you default under this Agreement, you will be liable to us in an amount in cash equal to (a) the undelivered portion of the Purchased Receivables, plus (b) any other amounts due to us under this Agreement. You will be liable to us for all damages resulting from the default, including, but not limited to, our reasonable attorneys’ fees, expenses and costs incurred in any proceeding pursued against you to recover the amounts due to us under this Agreement. If you default under this Agreement, you expressly authorize us, a Third Party Site and/or any other Receivables custodian to do any of the following: (i) freeze or place a reserve on any account into which Receivables are deposited; (ii) transfer funds from any such account for any amounts due under this Agreement; (iii) offset any amounts due under this Agreement against amounts to which you may be entitled under any agreements you have entered into with us or in connection with any other services you may obtain from or through us; and (iv) freeze or terminate any services we or an affiliate of ours may provide you, including, without limitation, payment processing and website-related services. All rights available to us are cumulative and not exclusive of any other remedies available to us in law or equity. For the avoidance of doubt, Purchaser may, at its option, exercise any other remedies available at law (including, without limitation, under the Uniform Commercial Code) No failure on the part of Purchaser to exercise, nor any delay in exercising any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any other right. The remedies provided hereunder are cumulative and not exclusive of any other remedies provided by law or equity.

13.	CERTAIN RIGHTS OF PURCHASER

Within no more than 3 Business days from the date of Purchaser’s request, Seller will make available its books, records and files to Purchaser at any time for such purposes of validating Seller’s compliance with the terms of this Agreement. Purchaser may hold for purchase or as security any receivables, invoices, freight bills, timesheets, property, securities, guarantees or monies of Seller, which may at any time be assigned to, delivered to, or come into the possession of Purchaser, and may apply these or the proceeds thereof to the payment of any amounts which at any time, then or thereafter, are or may be owing to Purchaser by Seller.

14.	ATTORNEY IN FACT

Seller irrevocably appoints Purchaser and its successors and assigns as Seller’s attorney-in-fact and authorizes Purchaser to act as its agent to:

Regardless of whether there has been a Default: (1) prepare, file and sign Seller’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (2) notify and/or instruct the Third Party Site (and/or any other obligor or account debtor, if any, with respect to any Receivable) to pay the Receivable to Purchaser directly, and provide Third Party Site and/or such other obligor or account debtor, if applicable, with such documentation as may be requested or necessary to establish proof of the Purchaser’s interest in the Receivable (including, without limitation, this Agreement and any UCC financing statements relating to the Receivable); (3) execute on Seller’s behalf, and/or file or record with any appropriate office(s) any instruments, documents, or financing statements to perfect Purchaser’s interest in any Receivable; (4) sell, assign, transfer, pledge, compromise, or discharge all or any part of any Receivable; (5) demand, sue, and give releases to the Third Party Site for monies due and compromise, prosecute, or defend any action, claim, case or proceeding related to any Receivable, and (6) do all acts and things necessary or expedient in connection with the foregoing. Nothing in this section shall limit or derogate from any other rights Purchaser may have under these Terms and Conditions, or any applicable law.

15.	SET-OFF RIGHTS

Purchaser shall have the right to set off and apply against all obligations of Seller owed to Purchaser or Payoneer at any time any and all deposits or other sums at any time credited by or owing from Purchaser or Payoneer to Seller, whether in connection with the Purchased Receivable or otherwise.

16.	TERM

There no time period during which the Purchased Receivables must be collected by Purchaser. This Agreement shall continue in full force and effect until all obligations hereunder have been satisfied in full.

17.	INDEMNIFICATION

Except for Purchaser’s gross negligence or willful misconduct, Seller will indemnify and save Purchaser harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys’ fees) that Purchaser may sustain or incur by reason of Seller’s breach of any warranty, representation, covenant or obligation hereunder, or in defending or protecting its interest in the Receivable or the other assets described in this Agreement, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the obligations of Seller hereunder. This indemnity shall survive the repayment of all amounts owing to Purchaser hereunder and the termination of this Agreement.

18.	MODIFICATIONS & AMENDMENTS; ENTIRE AND FINAL AGREEMENT

Purchaser does not have any power or authority or control over Funding Sources’ actions with respect to the processing of Seller’s transactions. Purchaser is an entirely separate and independent entity from any Funding Source and its agents. The Funding Sources are not Purchaser’s agents and are not authorized to waive or alter any term or condition of this Agreement and their representations shall in no way affect Seller’s or Purchaser’s rights and obligations set forth herein. This Agreement contains the entire and final expression of the agreement between the parties, and may not be waived, altered, modified, revoked or rescinded except by a writing signed by one of Purchaser’s executive officers. All prior and/or contemporaneous oral and written representations are merged herein. No attempt at oral modification or rescission of this Agreement or any term thereof will be binding upon the parties.

19.	NOTICES

All notices, requests, demands and other communications hereunder, including disputes or inaccuracies concerning information furnished to credit reporting agencies shall be, unless otherwise provided herein, in writing and shall be delivered by mail, overnight delivery or hand delivery to the respective parties to this Agreement at their respective addresses: in the case of Seller to the address provided by Seller to Payoneer in connection with Seller’s Payoneer Account and in case of Purchaser to the address in this Agreement below or at such other address that either may provide to the other in writing from time to time.

Payoneer Customer Care

150 West 30th Street, Suite 600

New York, NY 10001

20.	BINDING EFFECT; ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of Seller, Purchaser and their respective successors and assigns, except that Seller shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Purchaser which consent may be withheld at Purchaser’s sole discretion. Purchaser may assign (or collaterally assign) its rights and obligations under this Agreement and/or all of its right, title and interest in and to the Purchased Receivables and other amounts owed hereunder, at any time without notice to Seller to any third party. In such event, Seller hereby authorizes Payoneer to continue providing delivery and administration services requested by the assignee in connection with the Capital Advance, including without limitation, by acting as the assignee’s agent in initiating one or more debit entries to Seller’s Payoneer Account as authorized by this Agreement to remit amounts due and owing pursuant to this Agreement.

21.	PURCHASER’S COSTS OF ENFORCEMENT; ATTORNEY’S FEES

Purchaser shall be entitled to receive from Seller and Seller shall pay to Purchaser, all Purchaser’s costs and expenses, including Purchaser’s remittance overhead and attorney’s fees of Purchaser (or Purchaser’s assignee), in enforcing any of the terms of this Agreement, regardless of whether or not a formal legal action has been commenced. If Seller files action against Purchaser and the matter is dismissed or Purchaser prevails in the matter, Seller agrees to pay all of Purchaser’s attorney fees and costs incurred whether in court or arbitration.

22.	LIMITATION OF LIABILITY

In no event will Purchaser be liable for any claims asserted by Seller under any theory of law, including any tort or contract theory for lost profits, lost revenues, lost business opportunities, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby expressly waived to the fullest extent permitted by law by Seller.

23.	ARBITRATION

23.1	Arbitration Provision. We may elect to resolve any and all claims and disputes relating in any way to this Agreement or our dealings with one another (“Claims”), through BINDING INDIVIDUAL ARBITRATION. This Arbitration Provision is made with respect to transactions involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “FAA”), and not by state law. For purposes of this Arbitration Provision, references to “you” or “your” mean, individually and collectively, the Seller and each Guarantor joining into this Agreement. This Section 23 shall survive termination of the relationship between Seller and Purchaser.

23.2	Individual Arbitration. If we elect to resolve a dispute by arbitration, this means that neither you nor we will be able to have the dispute settled by a court or jury trial or to participate in a class action or class arbitration. Other rights that you and we would have if we went to court will not be available or will be more limited in arbitration, including the right to appeal. You and we each understand and agree that by allowing us to elect to resolve any dispute through individual arbitration, each Party to this Agreement IS WAIVING THE RIGHT TO A COURT OR JURY TRIAL and are restricted to bring claims concerning the validity, scope or enforceability of this Arbitration provision. IF WE ELECT TO RESOLVE A DISPUTE BY ARBITRATION, THAT DISPUTE SHALL BE ARBITRATED ON AN INDIVIDUAL BASIS, AND NOT AS A CLASS ACTION, REPRESENTATIVE ACTION, CLASS ARBITRATION OR ANY SIMILAR SUCH PROCEEDING. The arbitrator(s) may not consolidate more than one party’s claims (except Claims by or against you with respect to a single Agreement or series of Agreements involving the same parties) and may not preside over any form of a representative or class proceeding.

23.3	Arbitration Fees and Costs. The arbitrator/s shall determine the party who is the Prevailing Party and the party who is the Non-Prevailing Party. The Non-Prevailing Party shall pay all reasonable costs, fees and expenses related to the Arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the Prevailing Party, the fees of each arbitrator and the administrative fee of the Arbitration proceedings.

23.4	Exceptions. Notwithstanding any other provision of this Agreement, we may seek relief in a small claims court for Claims within the jurisdiction of that court. In addition, you agree that this Arbitration Provision does not stop us from exercising any lawful rights to seek provisional remedies or self-help. You agree that we may seek provisional remedies in court or self-help remedies out of court without waiving the right to Arbitrate. If any portion of this Arbitration Provision is deemed invalid or unenforceable, it shall not invalidate the remaining portions of this Arbitration Provision.

23.5	Arbitration Provision Is Optional. YOU HAVE THE RIGHT TO REJECT THIS ARBITRATION PROVISION, BUT YOU MUST EXERCISE THIS RIGHT PROMPTLY. If you do not wish to be bound by this Section to arbitrate, you must notify us in writing within sixty (60) days after the effective date of this Agreement. You must send your request to: Payoneer Customer Care, 150 West 30th Street, Suite 600, New York, NY 10001 or via CA-collections@payoneer.com. The request must include your full name, address, account number, and the statement “I reject the Arbitration Provision contained in my Capital Advance Services Agreement.” If you exercise your right to reject Arbitration, the other terms of this Agreement shall remain in full force and effect as if you had not rejected arbitration.

24.	SELLER DATA

24.1	Purchaser will ensure that all Seller personal information is held in accordance with the data privacy and security provisions of applicable law and Payoneer’s published Privacy Policy (available at www.payoneer.com/privacy). Seller’s use of the Capital Advance Service is subject to the Privacy Policy which Seller agrees to as part of these Terms and Conditions. Purchaser in its sole discretion may amend the Privacy Policy by an update on the Privacy Policy page of the Payoneer website. Seller may review the Privacy Policy at any time by clicking on the Privacy Policy section on the Payoneer website.

24.2	SELLER ACKNOWLEDGES AND AGREES THAT PURCHASER RESERVES THE RIGHT TO ACCESS AND DISCLOSE PERSONAL DATA RELATING TO SELLER TO COMPLY WITH ALL APPLICABLE LAWS AND LAWFUL REQUESTS FROM GOVERNMENT AND/OR OTHER REGULATORY AUTHORITIES, AND/OR TO PROTECT PURCHASER, ITS CUSTOMERS AND OTHER USERS; AND TO DISCLOSE PERSONAL DATA TO THIRD PARTIES IF PURCHASER HAS REASONABLE REASON TO BELIEVE SELLER’S USE OF THE SERVICE IS IN VIOLATION OF THESE TERMS OR IF PURCHASER IS OTHERWISE OBLIGED OR NEEDS TO DISCLOSE SUCH INFORMATION TO ANY RELEVANT AUTHORITY.

25.	LIABILITY

25.1	Seller agrees to defend, reimburse or compensate Purchaser and hold Purchaser, and its affiliates and service providers harmless from any claim, demand, expenses or costs (including legal fees, fines or penalties) that any such indemnified party incurs or suffers due to or arising out of Seller’s breach of these Terms and Conditions, breach of any applicable law or regulation and/or use of the Capital Advance Service. This Section 25 shall survive termination of the relationship between Seller and Purchaser.

25.2	SELLER’S USE OF THE CAPITAL ADVANCE SERVICE IS AT SELLER’S OWN RISK. THE CAPITAL ADVANCE SERVICE IS PROVIDED ON AN “AS IS” BASIS WITHOUT WARRANTIES OF ANY KIND. PURCHASER HEREBY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

25.3	IN NO EVENT SHALL PURCHASER, ITS AGENTS, REPRESENTATIVES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE TO SELLER OR ANY OTHER PARTY FOR ANY LOSS OR INJURY OR ANY DAMAGES, EITHER DIRECT, INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO LOST PROFITS, REPUTATION OR LOST SAVINGS) RESULTING FROM OR IN ANY WAY CONNECTED TO SELLER’S USE OF THE CAPITAL ADVANCE SERVICE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION OF LIABILITY SHALL APPLY REGARDLESS OF WHETHER THE CLAIM ASSERTED IS BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE. IN NO EVENT SHALL PURCHASER’S LIABILITY TO SELLER AT ANYTIME EXCEED THE AMOUNT OF THE TOTAL AMOUNT PAID BY SELLER TO PURCHASER OVER THE PREVIOUS SIX MONTHS, ON A ROLLING BASIS. IN NO EVENT SHALL PURCHASER, ITS AFFILIATES, AGENTS, REPRESENTATIVES, DIRECTORS, OFFICERS, OR EMPLOYEES BE LIABLE FOR ANY ACT OR OMISSION RESULTING FROM CIRCUMSTANCE BEYOND THEIR REASONABLE CONTROL. SELLER HEREBY WAIVES ANY AND ALL RIGHTS TO BRING ANY CLAIM OR ACTION RELATED TO SELLER’S USE OF THE CAPITAL ADVANCE SERVICE BEYOND ONE (1) YEAR FROM THE FIRST OCCURRENCE OF THE ACT, EVENT, CONDITION OR OMISSION ON WHICH SUCH CLAIM OR ACTION IS BASED.

26.	COMMUNICATIONS

26.1	Seller must ensure that Seller information on record with Purchaser and Payoneer is always accurate and up to date and Purchaser shall not be liable for any loss arising out of Seller’s failure to do so. Purchaser may ask Seller at any time to confirm the accuracy of Seller information or to provide documents or other evidence verifying such information.

26.2	Purchaser may contact Seller by e-mail, via Seller’s “My Account” at the Payoneer website or in other ways described this section, with information or notices regarding Seller’s use of the Capital Advance Service. For this purpose Seller must at all times maintain at least one valid e-mail address. It is Seller’s responsibility to regularly check Seller’s “My Account” page online and to ensure proper functioning of Seller’s e-mail account or other methods of communication that Seller has registered with Purchaser or Payoneer and to promptly retrieve and read messages relating to Seller’s use of the Capital Advance Service. Purchaser shall not be liable for any loss arising out of Seller’s failure to do so. Seller will be liable for any loss that directly results from any failure to submit, or notify Purchaser or Payoneer of a change in, Seller’s contact details in accordance with these terms and conditions.

26.3	To the fullest extent permitted by law, these Terms and Conditions and any other agreements, notices or other communications from Purchaser to Seller regarding the Capital Advance Service being offered (“Communications”) may be provided to Seller electronically, and Seller consents and agrees to receive Communications in an electronic form. Electronic Communications may be posted on the pages within the Payoneer website and/or delivered to Seller’s email address. Seller can print a paper copy of or download any electronic Communication and retain it for Seller’s records. All Communications in electronic format will be considered to be “in writing,” and to have been received no later than five Business Days after posting or dissemination, whether or not Seller has received or retrieved the Communication. Purchaser reserves the right to provide Communications in paper format. Notwithstanding the foregoing, any communication or notice sent by e-mail will be deemed received by Seller on the same day if it is received in Seller’s e-mail inbox or is posted to Seller’s “My Account” before 4:30 pm Eastern time on a Business Day. If it is received after 4:30 pm Eastern time on a Business Day or at any other time, it will be deemed received on the next Business Day. Seller’s consent to receive Communications electronically is valid until Seller revokes Seller’s consent by notifying Purchaser. If Seller revokes Seller’s consent to receive Communications electronically, Purchaser may terminate Seller’s ability to use the Capital Advance Service, and Seller accepts sole liability for any consequence resulting from suspension or termination of the Capital Advance Service, to the extent permitted by law.

26.4	Seller can request a copy of the current Terms and Conditions by contacting Payoneer Customer Care.

26.5	In order to view emails Seller will need a computer with e-mail software that can display e-mails in HTML format. Purchaser may also send Seller attachments in Adobe Systems Inc.’s Portable Document Format (PDF), for which Seller need Adobe’s Acrobat Reader, which can be downloaded for free at www.adobe.com.

26.6	Purchaser may make available different languages for communication, but Purchaser reserves the right to communicate with Seller in English and Seller will always accept communications made to Seller in English. Seller can choose Seller’s preferred language from the list of supported languages on the Payoneer website and for all supported messages and web pages. Purchaser will send Seller e-mail notifications and communications in Seller’s chosen language. Documents or communications in any other languages are for convenience only and shall not constitute an obligation on Purchaser to conduct any further communication in that language.

26.7	Apart from communicating via e-mail, Purchaser may contact Seller via letter, telephone, SMS or mobile phone, where appropriate, and Purchaser may require communication via SMS in order to authenticate payments or other activity. Any communication or notice sent by SMS will be deemed received the same day.

26.8	Seller may contact Purchaser at any time by sending a message to Payoneer Customer Care via the “Support Center” links on the Payoneer website or by calling 1-800-251-2521 (within the US) or 1-646-658-3695 (outside the US).

27.	COMPLAINTS

27.1	Complaints about the Purchaser or the Capital Advance Service may be reported by contacting Payoneer Customer Care. Seller should clearly indicate that Seller wishes to make a complaint. This helps distinguish a complaint from a typical query.

27.2	Payoneer Customer Care can be reached at the following address, email and phone number:

Payoneer Customer Care

150 West 30th Street, Suite 600

New York, NY 10001

Phone: 1-800-251-2521 (within the US) or 1-646-658-3695 (outside the US).

28.	MISCELLANEOUS

28.1	No person who is not a party to the Agreement shall have any rights under these Terms and Conditions.

28.2	Seller’s use of the Capital Advance Service is solely a contractual right of the Seller granted hereunder by the Purchaser and Seller has no ability to assign any rights or obligations under the Terms and Conditions to any third party without the written consent of the Purchaser, which shall be in the Purchaser’s sole discretion.

28.3	Seller had the right and hereby confirms that prior to accepting the terms of this Agreement:

(i)	Seller did in fact consult with its own attorney to review this Agreement prior to accepting its terms and conditions; or

(ii)	Seller affirmatively waived such right to consult with its own attorney to review this Agreement prior to accepting its terms and conditions without prejudicing the Purchaser.

28.4	The Capital Advance Service is operated from the United States and, except as set forth in the Arbitration Provision, these Terms and Conditions shall be governed by and interpreted in accordance with United States law and the laws of the State of New York. Except as set forth in the Arbitration Provision, any dispute under these Terms and Conditions or otherwise in connection with Seller’s use of the Merchant Capital Service shall be brought exclusively in the courts of the State of New York except where prohibited by United States federal or New York state law.

28.5	Except as set forth in the Arbitration Provision, if any part of these Terms and Conditions is found by a court of competent jurisdiction to be invalid, unlawful or unenforceable then such part shall be severed from the remainder of the Terms and Conditions, which shall continue to be valid and enforceable to the fullest extent permitted by law.

SCHEDULES TO FOLLOW BELOW:

SCHEDULE 1: BUSINESS PURPOSE DECLARATION

IMPORTANT

You should only enter the Capital Advance Transaction if you intend to use the Capital Advance Amount wholly or predominantly for:

•	business purposes; or

•	investment purposes other than investment in residential property.

By accepting this Capital Advance Transaction, you may lose your protection under the National Credit Code.

SCHEDULE 2: ENGLISH RECEIVABLES

The following provisions shall apply to the purchase of English Receivables:

1.	The following additional definition shall be included as new section 3(vii) (and the subsequent definitions shall be renumbered accordingly):

"3(vii) "Repurchase Event" has the meaning set out in section 12 (as amended by the Schedule)."

2.	The final sentence of section 5.1 shall be deleted in its entirety and replaced with the following:

"Seller agrees to cooperate with Purchaser in delivering any notice of assignment to the Third Party Site as required by the Purchaser and/or in signing any authorizations or acknowledgement required by the Third Party Site to effect such instructions."

3.	Section 5.2(b) shall be amended to include the following new sentence after the end of the first sentence of that section:

"Until Purchaser takes delivery of the Collections, Seller shall hold these on trust for the benefit of Purchaser."

4.	Section 6.5 shall be deleted in its entirety and replaced with the following:

"6.5 As of each Transaction Date, Seller shall make proper entries upon its books, recording the absolute sale of the Purchased Receivables to Purchaser and shall provide Purchaser or its representatives access to and permission to make copies of these records or relevant extracts thereof upon reasonable notice in accordance with section 13."

5.	The following additional representations, warranties and covenants shall be included as a new section 6.9:

"6.9 The Receivables are freely assignable without restriction or where consent is required for assignment such consent has been obtained prior to purchase by Purchaser."

6.	The following additional representations, warranties and covenants shall be included as new sections 7.7 and 7.8 (with the subsequent covenants renumbered accordingly):

"7.7 Seller possesses and is in compliance with all permits, licenses, approvals, consents and other authorizations necessary to own, operate and lease its properties and to conduct the business in which it is presently engaged and Seller is otherwise in compliance with any and all applicable laws and regulations. By accepting the Terms and Conditions, Seller represents and warrants to Purchaser that engaging in the purchase transaction described herein does not violate any laws or regulations applicable to Seller.”

“7.8 Seller shall comply with any applicable laws in relevant jurisdictions."

7.	Section 8 (Consents; Approvals) shall not apply and shall be deemed deleted in its entirety.

8.	Section 10 (No Recourse Or Right To Repurchase) shall be amended by:

a.	deleting the heading and replacing it with "TRUE SALE"; and

b.	including "Subject to sections 11 and 12, " at the beginning of the first sentence.

9.	Section 11 (Default) shall be deleted in its entirety and replaced with the following:

"11          REPURCHASE EVENT

The occurrence of the following shall be a "Repurchase Event":

9.1	a Purchased Receivable is or becomes the subject of any dispute or the relevant Funding Source raises any defense, counterclaim or set-off;

9.2	the anticipated Collection in respect of a Purchased Receivable is reduced or diluted by Seller, unless Seller makes a partial payment equal to such reduction or dilution to Purchaser;

9.3	the Agreement is repudiated for any reason;

9.4	Seller receives payment in respect of a Purchased Receivable from the relevant Funding Source and Seller fails to remit such payment promptly to Purchaser;

9.5	Seller breaches any of the representations, warranties or covenants sections 7 or 8 and such breach is reasonably likely to have an adverse effect on the collectability of the Purchased Receivables in full; or

9.6	it becomes unlawful for Purchaser to purchase any Receivables."

10.	Section 12 (Remedies) shall be deleted in its entirety and replaced by the following:

"12          RECOURSE

On and at any time after the occurrence of a Repurchase Event which is continuing, Purchaser may in its absolute discretion request that Seller repurchase the relevant Purchased Receivable by payment of the balance of the Settlement Amount outstanding in respect of such Purchased Receivable (the "Repurchase Price").

When Seller has paid the Repurchase Price for any Purchased Receivable, the relevant Receivable will be reassigned back to Seller. For the avoidance of doubt, Purchaser may, at its option, exercise any other remedies available at law. No failure on the part of Purchaser to exercise, nor any delay in exercising any right under this Agreement shall operate as a waiver thereof, not shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any other right. The remedies provided hereunder and without prejudice to any other rights or remedies of Purchaser provided by law or equity"

11.	The second sentence of Section 13 (Certain Rights of Purchaser) shall be deleted in its entirety and replaced with the following:

"Purchaser may hold as security any invoices, freight bills, timesheets, property, securities, guarantees or monies of Seller, which may at any time be assigned to, delivered to, or come into the possession of Purchaser, and may apply these or the proceeds thereof to the payment of any amounts which at any time, then or thereafter, are or may be owing to Purchaser by Seller."

12.	Section 14 (Attorney in Fact) shall be amended to delete "Regardless of whether there has been a Default" from the beginning of that section.

13.	Section 14(3) shall not apply and shall be deleted in its entirety.

14.	Section 28.4 shall be deleted in its entirety and replaced with the following:

"28.4 In respect of the purchase of English Receivables only, these Terms and Conditions and any non-contractual obligations arising out of them shall be governed by the law of England and Wales. Except as set forth in the Arbitration Provision, any dispute under these Terms and Conditions or otherwise in connection with English Receivables shall be brought exclusively in the courts of London. "

15.	Section 28.1 shall be deleted in its entirety and replaced with the following:

"28.1 A person who is not a party to the Agreement shall not have any rights under or in connection with it by virtue of the Contracts (Rights of Third Parties).

SCHEDULE 3: HK RECEIVABLES

The following provisions shall apply to the purchase of HK Receivables:

1.	The following additional definition shall be included as new section 3(vii) (and the subsequent definitions shall be renumbered accordingly):

"3 (ix) "Repurchase Event" has the meaning set out in section 11 (as amended by this Schedule 3)."

2.	Section 4.3 shall be amended by adding the following sentence at the end of that Section:

"For the avoidance of doubt, the Capital Advance Amount is not payable prior to the Transaction Date."

3.	The final sentence of section 5.1 shall be deleted in its entirety and replaced with the following:

"Seller agrees to cooperate with Purchaser in delivering any notice of assignment to the Third Party Site as required by the Purchaser and/or in signing any authorization or acknowledgement required by the Third Party Site to effect such instructions."

4.	Section 5.2(b) shall be amended to include the following new sentence after the end of the first sentence of that section:

"Until Purchaser takes delivery of the Collections, Seller shall hold these on trust for the benefit of Purchaser."

5.	Section 6.5 shall be deleted in its entirety and replaced with the following:

"6.5 As of each Transaction Date, Seller shall make proper entries upon its books, recording the absolute sale of the Purchased Receivables to Purchaser and shall provide Purchaser or its representatives access to and permission to make copies of these records or relevant extracts thereof upon reasonable notice in accordance with section 13."

6.	The following additional representations, warranties and covenants shall be included as a new section 6.9:

"6.9 The Receivables are freely assignable without restriction or where consent and/or other action is required for assignment such consent and/or other action has been obtained and/or taken prior to purchase by Purchaser."

7.	The following additional representations, warranties and covenants shall be included as new sections 7.7 and 7.8 (with the subsequent covenants renumbered accordingly):

“7.7 Seller possesses and is in compliance with all permits, licenses, approvals, consents and other authorizations necessary to own, operate and lease its properties and to conduct the business in which it is presently engaged and Seller is otherwise in compliance with any and all applicable laws and regulations. By accepting the Terms and Conditions, Seller represents and warrants to Purchaser that engaging in the purchase transaction described herein does not violate any laws or regulations applicable to Seller.”

“7.8 Seller shall comply with any applicable laws in relevant jurisdictions."

8.	Section 8 (Consents; Approvals) shall not apply and shall be deemed deleted in its entirety.

9.	Section 10 (No Recourse Or Right To Repurchase) shall be amended by:

a.	deleting the heading and replacing it with "TRUE SALE"; and

b.	(including "Subject to sections 11 and 12, " at the beginning of the first sentence.

c.

10.	Section 11 (Default) shall be deleted in its entirety and replaced with the following:

"11         REPURCHASE EVENT

The occurrence of the following shall be a "Repurchase Event":

11.1	a Purchased Receivable is or becomes the subject of any dispute or the relevant Funding Source raises any defense, counterclaim or set-off;

11.2	the anticipated Collection in respect of a Purchased Receivable is reduced or diluted by Seller, unless Seller makes a partial payment equal to such reduction or dilution to Purchaser;

11.3	the Agreement is repudiated for any reason;

11.4	Seller receives payment in respect of a Purchased Receivable from the relevant Funding Source and Seller fails to remit such payment promptly to Purchaser;

11.5	Seller breaches any of the representations, warranties or covenants in Sections 6 or 7 and such breach is reasonably likely to have an adverse effect on the collectability of the Purchased Receivables in full; or

11.6	it becomes unlawful for Purchaser to purchase any Receivables."

11.	Section 12 (Remedies) shall be deleted in its entirety and replaced by the following:

"12         RECOURSE

On and at any time after the occurrence of a Repurchase Event which is continuing, Purchaser may in its absolute discretion request that Seller repurchase the relevant Purchased Receivable by payment of the balance of the Settlement Amount outstanding in respect of such Purchased Receivable (the "Repurchase Price"). When Seller has paid the Repurchase Price for any Purchased Receivable, the relevant Receivable will be reassigned back to Seller. For the avoidance of doubt, Purchaser may, at its option, exercise any other remedies available at law. No failure on the part of Purchaser to exercise, nor any delay in exercising, any right under this Agreement shall operate as a waiver thereof, not shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any other right. The remedies provided hereunder are cumulative and without prejudice to any other rights or remedies of Purchaser provided by law or equity."

12.	The second sentence of Section 13 (Certain Rights of Purchaser) shall be deleted in its entirety and replaced with the following:

"Purchaser may hold as security any invoices, freight bills, timesheets, property, securities, guarantees or monies of Seller, which may at any time be assigned to, delivered to, or come into the possession of Purchaser, and may apply these or the proceeds thereof to the payment of any amounts which at any time, then or thereafter, are or may be owing to Purchaser by Seller."

13.	Section 14 (Attorney in Fact) shall be amended to delete "Regardless of whether there has been a Default" from the beginning of that section.

14.	Section 14(c) shall be deleted and replaced with the following:

"(c) execute on Seller's behalf, and/or (if applicable) file or record with any appropriate office(s), any notices of assignment or other documents to perfect the assignment of a Purchased Receivable to Purchaser;"

15.	Section 23 (Arbitration) shall be deleted in its entirety and replaced with the following:

"23 Dispute Resolution

23.1            Arbitration: Any dispute, controversy, difference or claim arising out of or relating to this Letter, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non- contractual obligations arising out of it or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be English law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English. It was agreed by the Parties to this Letter that the Arbitrator shall be appointed by HKIAC from a list of arbitrators with a financial services expertise. It was agreed that the duration of the Arbitration shall be not more than 3 months and may be extended upon
PEPI request.

Arbitration Fees and Costs: The losing party in the arbitration shall bear all reasonable costs, fees and expenses of the successful party incurred in relation to the arbitration proceedings, including but not limited to the attorney’s fees, the costs of preservation measures, travel and accommodation expenses, notarial fees and witness expenses.

16.	Section 28.3 shall be deleted in its entirety and replaced with the following:

"28.3 In respect of the purchase of HK Receivables only, these Terms and Conditions and any obligations arising out of them shall be governed by the laws of England and Wales."

17.	Section 28.1 shall be deleted in its entirety and replaced with the following:

“28.1 Unless expressly provided to the contrary in the Agreement, a person who is not a Party shall not have any right under the Contracts (Rights of Third Parties) Act 1999 ("Third Parties Act") to enforce or enjoy the benefit of any term of this Agreement. Any of the Purchaser's agents, representatives, directors, officers, employees, affiliates or service providers may, by virtue of the Third Parties Act, rely on any provision of the Agreement which expressly confers rights on that person. Notwithstanding any term of this Agreement, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time."

EXHIBIT D

FORM OF NOTICE OF BORROWING
(See attached).

FORM OF NOTICE OF BORROWING
[DATE]

Viola Credit Alternative Lending Management 2018 L.P.,
as Administrative Agent

[Viola Credit VI, L.P.],
[Viola Credit Alternative Lending (FNX) SPV, L.P.]

as Lenders

Ladies and Gentlemen:

Reference is made to the Receivables Loan and Security Agreement, dated as of October 28, 2021 (as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among GCA SPV I LLC, a Delaware limited liability company, as Borrower, Payoneer Early Payments Inc., as Initial Servicer, Viola Credit Alternative Lending Management 2018 L.P., as Administrative Agent and as Collateral Agent, and the lenders party thereto from time to time. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Loan Agreement.

The undersigned hereby gives you notice, pursuant to Section 2.01 of the Loan Agreement, that it requests a Loan under the Loan Agreement and in connection therewith sets forth the following information related to such Loan:

(i)	The principal amount of the proposed Loan is $[______________];

(ii)	The proposed date of such Loan is [______________];

(iii)	The Receivables to be pledged in connection with such Loan are identified on Exhibit A;

(iv)	The Transfer Notice is attached hereto as Exhibit B; and

(v)	After giving effect to the proposed Loan, and as set forth in further detail in the Borrowing Base Certificate delivered in connection herewith, (i) the Loans Outstanding will not exceed the lesser of (A) the Maximum Commitment Amount and (B) the Borrowing Base.

The undersigned hereby certifies that as of the date hereof, and as of the date of the requested Loan, all conditions precedent to the making of the Loan as set forth in Section 3.02 of the Loan Agreement have been met.

In accordance with the Loan Agreement, the undersigned hereby irrevocable requests the Administrative Agent to process this request.

Very truly yours,

GCA SPV I LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT A TO THE NOTICE OF BORROWING

RECEIVABLES

[SEE ATTACHED]

EXHIBIT B TO THE NOTICE OF BORROWING

TRANSER NOTICE

[SEE ATTACHED]